As filed with the U.S. Securities and Exchange Commission on July 12, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT

Under
The Securities Act of 1933

Rally Software Development Corp.
(Exact name of registrant as specified in its charter)

Delaware	7372	84-1597294
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3333 Walnut Street
Boulder, CO 80301
(303) 565-2800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Timothy A. Miller
Rally Software Development Corp.
3333 Walnut Street
Boulder, CO 80301
(303) 565-2800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael L. Platt John T. McKenna Francis R. Wheeler Cooley LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80021 (720) 566-4000	Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.0001 par value per share	$70,000,000	$9,548.00

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes the offering price of any additional shares that the underwriters have the option to purchase.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 12, 2013

PROSPECTUS

            Shares

Common Stock

        Rally Software Development Corp. is offering 250,000 shares of common stock and the selling stockholders are offering            shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. Our common stock is listed on The New York Stock Exchange under the symbol "RALY." On July 11, 2013, the last sale price of our common stock as reported on The New York Stock Exchange was $24.49 per share.

        We are an "emerging growth company" under the federal securities laws and are subject to reduced public company reporting requirements. Investing in our common stock involves risks. See "Risk Factors" beginning on page 10 before you consider buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling stockholders	$	$

        The selling stockholders have granted the underwriters an option to purchase up to an additional            shares of common stock at the public offering price less the underwriting discount.

        The underwriters expect to deliver the shares of common stock to purchasers on                        , 2013.

Deutsche Bank Securities	Piper Jaffray

Needham & Company	JMP Securities	William Blair

Prospectus dated                        , 2013

RALLY SOFTWARE

Go Agile. Go Rally.

IDEA MANAGEMENT
AGILE PORTFOLIO MANAGEMENT
TIME & COST MANAGEMENT
AGILE PROJECT MANAGEMENT
REQUIREMENTS MANAGEMENT
QUALITY MANAGEMENT
RALLY PLATFORM
Collaboration
Security
Analytics
Applications
PACKAGED & CUSTOM INTEGRATIONS

        Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with any additional information or information that is different from that contained in this prospectus or any related free writing prospectus. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

        This document has been prepared on the basis that any offer of shares in any relevant European Economic Area member state will be made pursuant to an exemption under European prospectus law from the requirement to publish a prospectus for offers of shares and does not constitute an offer or solicitation to anyone to purchase shares in any jurisdiction in which such offer or solicitation is not authorized nor to any person to whom it is unlawful to make such an offer or solicitation.

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, including independent data, research opinions and viewpoints published by Gartner, Inc., or Gartner, International Data Corporation, or IDC, and The Standish Group International, Incorporated, or the Standish Group, on assumptions that we have made that are based on those and other similar sources and on our knowledge of the markets for our solutions. See the section titled "Market, Industry and Other Data" for further information.

i

PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus but may not contain all of the information that you consider important in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Unless the context requires otherwise, the words "Rally," "we," "company," "us" and "our" refer to Rally Software Development Corp. and its subsidiaries. We have a January 31 fiscal year end. Accordingly, all references in this prospectus to a fiscal year refer to the twelve months ended January 31 of such year, and references to the first, second, third and fourth fiscal quarters refer to the three months ended April 30, July 31, October 31 and January 31, respectively.

RALLY SOFTWARE DEVELOPMENT CORP.

Company Overview

        Rally Software is a leading global provider of cloud-based solutions for managing Agile software development. Our platform transforms the way organizations manage the software development lifecycle by enabling close alignment of software development and strategic business objectives, facilitating collaboration, increasing transparency, and automating manual processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. Our enterprise-class platform is extensible, cost-effective and designed to be easy to use. Agile is a software development methodology characterized by short, iterative and highly-adaptable development cycles. Since its introduction in 2001, organizations have increasingly adopted Agile. The Standish Group estimates that Agile techniques were used for 29% of new software development projects in 2011. As of April 30, 2013, we had 184,145 paid users and more than 1,000 customers, including 35 of the Fortune 100 companies.

        Software continues to rapidly proliferate, enabling product innovation and driving many of today's key technology trends, including cloud computing, mobility and social networking. According to Gartner, the total worldwide revenue for software (application, infrastructure and vertical-specific) was estimated to be approximately $396 billion in 2012. Software has traditionally been developed using manual processes or legacy techniques, such as the "waterfall" method, which are often characterized by rigid and lengthy development cycles and frequently fail to produce software that meets customer needs. Today, these legacy methodologies are being disrupted and replaced by Agile practices that improve time-to-market, reduce development costs and produce higher quality software that better meets customer expectations.

        We are a pioneer in management solutions for Agile software development. We provide a common platform on which organizations can collaborate across globally-distributed software development teams, solicit ideas and feedback from customers, and gain transparency into Agile software development projects. Our solutions automate and optimize activities such as project planning and scheduling, resource allocation, quality management and reporting on progress and cost, enabling users to manage the entire Agile software development lifecycle. Our cloud-based platform of management solutions is designed to address the application lifecycle market, which IDC defines as comprising the software configuration management, IT project and portfolio management, and automated software quality markets. In aggregate, IDC estimates these markets will reach $5.4 billion in 2013. While the application lifecycle market today is largely served by legacy offerings, we believe that as enterprises increase their use of Agile techniques for new software development projects Agile software offerings will continue to see increased market adoption.

        We have achieved significant growth since inception. From fiscal 2011 to fiscal 2012, our subscription and support revenue grew from $19.9 million to $31.1 million, representing a 56% year-over-year growth rate. From fiscal 2012 to fiscal 2013, our subscription and support revenue grew from $31.1 million to $43.8 million, representing a 41% year-over-year growth rate. For the three months ended April 30, 2012 to the three months ended April 30, 2013, our subscription and support revenue grew from $9.5 million to $13.4 million, representing a 40% period-over-period growth rate. We primarily sell our solutions through one-year subscriptions. For fiscal 2013 and the twelve months ended April 30, 2013, our renewal rate among existing customers was 127% and 126%, respectively, taking into account paid seat nonrenewals, upgrades and downgrades.

        From fiscal 2011 to fiscal 2012, our total revenue grew from $29.7 million to $41.3 million, representing a 39% year-over-year growth rate. From fiscal 2012 to fiscal 2013, our total revenue grew from $41.3 million to $56.8 million, representing a 38% year-over-year growth rate. For the three months ended April 30, 2012 to the three months ended April 30, 2013, our total revenue grew from $13.0 million to $16.0 million, representing a 24% period-over-period growth rate. We recorded net losses of $9.9 million, $11.6 million and $10.8 million in fiscal 2011, 2012 and 2013, respectively, and a net loss of $5.8 million for the three months ended April 30, 2013.

Industry Background and Market Challenges

        The strategic importance of software to organizations continues to grow and companies are increasingly looking to software as the core technology differentiating and enabling their businesses and products. Software is driving many of today's key technology trends, including cloud computing, mobility and social networking. Software embedded in products is also transforming numerous sectors, including the communications, healthcare and manufacturing industries. Organizations are challenged to develop their business applications and software-driven products faster, better and in a more cost-effective way. To successfully innovate, compete and grow, organizations require expertise and solutions to adapt to rapidly-changing customer needs and competitive dynamics.

        Many enterprises utilize manual processes and unsophisticated tools, such as paper-based techniques and spreadsheets, to manage workflow throughout the software development lifecycle. These techniques are generally more appropriate for smaller development projects managed by a single team and cannot scale to meet the needs of enterprises and multi-team projects. In the 1970s, the waterfall method gained prominence as the preferred way to manage large software development projects. This approach, which can take many months or years to complete, relies on rigid sequential execution of the various phases of the software development lifecycle, including analysis, design, coding, integration and final testing. Enterprises employing the waterfall method often structure internal departments around each development stage and use different legacy software tools for each phase and department, leading to siloed and disparate information, limited transparency and collaboration between teams, and heightened risk of misalignment between software development and business initiatives.

        Agile was introduced by a small group of software visionaries in 2001 through an open letter. It represented a new methodology for software creation and delivery designed to reduce costs and significantly improve time-to-market, quality and customer satisfaction. Agile projects build software incrementally, in small batches, using short iterations of one to four weeks that help keep development aligned with changing business needs. Agile is increasingly replacing waterfall processes across many industries because of the significantly improved results it can deliver. According to the Standish Group, software applications developed using Agile techniques have three times the success rate of applications developed using the traditional waterfall method. The Standish Group defines a successful project as one delivered on time, on budget, and with the required features and functions.

        Organizations that develop business applications and software-related products face a number of challenges that are often directly attributable to legacy software development techniques and the management tools that enable these approaches, such as:

  •
  shortening time-to-market and rising customer expectations;

  •
  limited transparency into large development projects;

  •
  insufficient collaboration among developers, business leaders and customers; and

  •
  inflexible, costly and difficult-to-use offerings.

Our Solutions

        Our cloud-based platform is designed to facilitate adoption of Agile practices by enabling organizations to manage the shorter, faster cycles that characterize Agile software development processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. We believe our solutions benefit customers in the following ways:

  •
  Accelerate the pace of innovation and improve software quality.  Organizations use our platform to optimize their software development activities and manage the greater frequency of software features and functions that are produced by using Agile techniques. Our platform also helps organizations identify errors earlier in the software development lifecycle and enables their prompt remediation, leading to higher-quality code and fewer process delays.

  •
  Provide greater transparency.  Our solutions provide real-time visibility into a project's progress and costs, work streams, resource allocation, capacity and other aspects of the software development process. Our platform collects data from disparate sources and integrates it into a single repository, enabling a holistic view of the Agile software development lifecycle. We also offer analytics and reporting capabilities that transform this data into actionable intelligence, enabling users to make better business decisions.

  •
  Enhance collaboration and facilitate rapid feedback.  Our solutions enable development teams, business leaders and customers to collaborate and rapidly share ideas and content through an intuitive user interface. This allows development teams to obtain feedback earlier and more often so they can adapt to changing business and customer requirements. Users of our solutions can achieve increased productivity, closer alignment between software development and business initiatives, reduction in unused code and greater customer satisfaction.

  •
  Easy and cost-effective to try, use and adopt.  Customers can easily access our cloud-based solutions with an Internet browser and begin using our platform in minutes. The cloud-based version of our platform is cost effective to adopt compared to on-premise offerings as it avoids large up-front software expenditures and does not require significant infrastructure or IT support.

  •
  Configurable and extensible.  Our platform enables customers to easily configure our solutions to meet their unique and evolving needs. Our configuration functionality provides customers the ability to change the appearance and operation of the user interface and dashboards to meet the specific requirements of users, development teams, projects, departments and business leaders.

Our Competitive Strengths

        The following competitive strengths are keys to our success:

  •
  Broad enterprise-class solutions portfolio.  Our platform is designed to support organizations with thousands of distributed users and to easily scale to handle large and complex Agile software development projects. Our broad portfolio of enterprise-class solutions helps development organizations manage the entire software development lifecycle, from idea through quality testing. We believe this provides us with a significant advantage over competitors that focus on small and medium businesses or have discrete, point offerings.

  •
  Leader in Agile with deep domain expertise.  Since our inception, we have focused on the management of Agile software development and we possess deep capabilities and expertise on the subject. For example, we believe we were the first vendor to offer a cloud-based Agile project management solution and an Agile portfolio management solution.

  •
  Large, diverse base of enterprise customers.  As of April 30, 2013, we had more than 1,000 customers in a wide variety of industries including 35 of the Fortune 100 companies. We believe many of our enterprise customers view us as a key strategic solutions provider and we achieve high customer satisfaction. We believe this has allowed us to expand our footprint within enterprises and support the ongoing adoption of Agile software development.

  •
  Cloud-based platform and subscription business model.  Our cloud-based solutions are principally offered on a subscription basis over the Internet. Our multi-tenant architecture enables us to run a single instance of our software code, add subscribers with minimal incremental expense, and deploy new functionality and upgrades quickly and efficiently.

  •
  Large direct sales organization with global reach.  Our global sales organization is focused on adding new customers and expanding relationships with existing customers. We believe our team is the world's largest sales organization selling cloud-based solutions for the management of Agile software development.

  •
  Corporate culture committed to collaboration and performance.  We regard our culture as a key differentiator and performance driver. We believe our highly-collaborative culture gives us a competitive advantage in recruiting and retaining talent, driving innovation, enhancing productivity and improving customer satisfaction.

Our Growth Strategy

        Our objective is to be the world's leading provider of Agile management solutions. The key elements to our growth strategy include:

  •
  Increase sales to existing customers.  We employ a land-and-expand go-to-market strategy. As of April 30, 2013, we had over 1,000 customers in a wide variety of industries and we believe a significant opportunity exists to sell them additional subscriptions and solutions.

  •
  Acquire new customers.  We believe the market for Agile management solutions is large, growing and underpenetrated. We plan to increase our global sales force and expand our partner ecosystem to drive new customer acquisition.

  •
  Continue to innovate.  We utilize Agile software development practices to rapidly innovate and bring new solutions to market. We will continue to invest in research and development to further extend and enhance the functionality of our Agile management solutions.

  •
  Expand our international presence.  For the three months ended April 30, 2013, approximately 14% of our revenue was derived from international customers. We believe there is a significant opportunity to increase our revenue abroad, particularly in Europe and emerging markets in Asia and South America, and we plan to open new sales offices in these regions.

  •
  Increase market awareness and drive adoption of Agile practices and our solutions.  We offer a free version of our platform, which allows customers to evaluate the benefits of our solutions. We also provide Agile resources, such as analyst reports, host our annual RallyON user conference and sponsor other regional and industry events. We believe these initiatives promote awareness of Agile practices, increase our potential customer base and encourage adoption of our solutions.

  •
  Pursue selective strategic acquisitions.  We intend to opportunistically pursue acquisitions of complementary businesses, technologies and capabilities.

Business Outlook

        On July 12, 2013, we announced the following update to our business outlook for the second quarter of fiscal 2014, which ends on July 31, 2013, and the full fiscal year 2014, which ends on January 31, 2014.

Second Quarter of Fiscal 2014

        For the second quarter of fiscal 2014, we expect:

  •
  Total revenue to be in the range of $18.6 million to $19.1 million, representing 36% to 40% growth over the second quarter of fiscal 2013;

  •
  Subscription and support revenue to be in the range of $14.0 million to $14.2 million, representing 34% to 36% growth over the second quarter of fiscal 2013;

  •
  Perpetual license revenue to be in the range of $2.1 million to $2.3 million, representing 49% to 63% growth over the second quarter of fiscal 2013;

  •
  Professional services revenue to be in the range of $2.5 million to $2.6 million, representing 42% to 47% growth over the second quarter of fiscal 2013;

  •
  GAAP net loss per basic and diluted share of approximately $(0.19) to $(0.17), based on 24.0 million weighted average shares of common stock outstanding; and

  •
  Cash flow from operating activities to be negative reflecting continued investment in our business.

Fiscal Year 2014

        For the full fiscal year 2014, we expect:

  •
  Total revenue to be in the range of $72.0 to $74.0 million, representing 27% to 30% growth over fiscal year 2013;

  •
  Subscription and support revenue to be in the range of $58.0 to $58.8 million, representing 32% to 34% growth over fiscal year 2013; and

  •
  GAAP net loss per basic and diluted share of approximately $(1.19) to $(1.16), based on 19.8 million weighted average shares of common stock outstanding.

        Our business outlook represents our current estimates and expectations and the foregoing are forward-looking statements and are based upon our actual performance in the first quarter of fiscal 2014 and the first two months of the second quarter of fiscal 2014, and are not a representation that such estimates or expectations will be achieved. Subsequent events may cause these estimates and expectations to change. Please see the section titled "Risk Factors" immediately following this prospectus summary for factors that could adversely impact our estimates and expectations with respect to the second quarter of fiscal 2014 and the full fiscal year 2014.

Risks Associated with Our Business

        Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled "Risk Factors" immediately following this prospectus summary. Some of these risks are:

  •
  We have a history of losses, expect to incur future losses as we grow our company and may be unable to achieve or sustain profitability;

  •
  Our success depends on the continued adoption of Agile software development;

  •
  Demand for Agile management solutions may not grow as we anticipate;

  •
  Our growth is largely dependent on our ability to retain and secure additional subscriptions from existing customers, and nonrenewals and downgrades could harm our future operating results;

  •
  If we are unable to continue to attract new customers, our growth could be slower than we expect;

  •
  We recognize revenue from customer subscriptions over the term of a subscription agreement; therefore, a significant downturn in our business may not be immediately reflected in our operating results;

  •
  We may not be able to compete successfully against current and future competitors;

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  Our quarterly results may fluctuate and, if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially; and

  •
  Our existing directors, executive officers and principal stockholders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

If we are unable to adequately address these and other risks we face, our business, financial condition, operating results and prospects may be adversely affected.

        In addition, we are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012, and therefore we may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. We may take advantage of these exemptions for up to five years after our initial public offering or until we are no longer an "emerging growth company."

Corporate Information

        We were incorporated in Delaware in July 2001 under the name F4 Technologies, Inc. and changed our name to Rally Software Development Corp. in April 2004. Our principal executive offices are located at 3333 Walnut Street, Boulder, CO 80301, and our telephone number is (303) 565-2800. Our website address is www.rallydev.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

        Rally, the Rally logo and other trademarks or service marks of Rally appearing in this prospectus are the property of Rally. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

THE OFFERING

Common stock offered
By us	250,000 shares
By the selling stockholders	shares
Total	shares
Common stock to be outstanding after this offering	shares
Option to purchase additional shares offered by the selling stockholders	shares
Use of proceeds

The principal purposes of this offering are to facilitate an orderly distribution of shares by the selling stockholders, increase our public float, and increase our financial flexibility. We plan to use the net proceeds to us from this offering for working capital and other general corporate purposes. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. See the section titled "Use of Proceeds."

Risk factors

You should read the section titled "Risk Factors" and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NYSE symbol	"RALY"

        The number of shares of common stock to be outstanding after this offering is based on 23,933,586 shares of our common stock outstanding as of April 30, 2013, and excludes:

  •
  1,621,755 shares of common stock issuable upon exercise of stock options outstanding as of April 30, 2013, at a weighted-average exercise price of $5.42 per share, and 119,998 shares of common stock issuable pursuant to outstanding restricted stock units;

  •
  137,646 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock outstanding as of April 30, 2013, at a weighted-average exercise price of $3.20 per share;

  •
  146,170 additional shares of common stock reserved as of April 30, 2013 for future issuance under our Amended and Restated 2002 Stock Option Plan;

  •
  2,346,695 additional shares of common stock reserved for future issuance under our 2013 Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan; and

  •
  469,339 shares of common stock reserved for future issuance under our 2013 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following consolidated financial data should be read together with our consolidated financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus. We have derived the following consolidated statements of operations data for the fiscal years ended January 31, 2011, 2012 and 2013 and consolidated balance sheet data as of January 31, 2012 and 2013 from our audited consolidated financial statements contained elsewhere in this prospectus. The consolidated statements of operations data for the three months ended April 30, 2012 and 2013 and consolidated balance sheet data as of April 30, 2013 have been derived from our unaudited consolidated financial statements contained elsewhere in this prospectus. We have prepared the unaudited financial information on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, we consider necessary for a fair statement of the financial information set forth in those statements. Our historical results are not necessarily indicative of our future results and our results for the three months ended April 30, 2013 are not necessarily indicative of the results to be expected for the full fiscal year.

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2011	2012	2013	2012	2013
				(unaudited)
	(dollars in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue:
Subscription and support	$19,902	$31,124	$43,794	$9,530	$13,373
Perpetual license	4,260	3,546	5,815	1,611	629

Total product revenue	24,162	34,670	49,609	11,141	14,002
Professional services	5,548	6,655	7,237	1,837	2,047

Total revenue	29,710	41,325	56,846	12,978	16,049

Cost of revenue:
Product(1)	3,033	4,096	5,242	1,153	1,684
Professional services(1)	4,846	5,679	7,005	1,586	1,873

Total cost of revenue	7,879	9,775	12,247	2,739	3,557

Gross profit	21,831	31,550	44,599	10,239	12,492

Operating expenses:
Sales and marketing(1)	18,526	23,552	29,445	7,005	8,835
Research and development(1)	7,979	11,074	15,121	3,041	5,079
General and administrative(1)	5,074	8,170	10,810	2,302	3,854
Sublease termination income(2)	—	—	(839)	(839)	—

Total operating expenses	31,579	42,796	54,537	11,509	17,768

Loss from operations	(9,748)	(11,246)	(9,938)	(1,270)	(5,276)
Interest and other income (expense), net	(191)	(346)	(714)	(451)	(468)

Loss before provision for income taxes	(9,939)	(11,592)	(10,652)	(1,721)	(5,744)
Provision for income taxes	—	—	(128)	—	(46)

Net loss	(9,939)	(11,592)	(10,780)	(1,721)	(5,790)
Preferred stock accretion	(81)	(22)	—	—	—
Preferred stock deemed dividend(3)	—	(762)	—	—	—

Net loss attributable to common stockholders	$(10,020)	$(12,376)	$(10,780)	$(1,721)	$(5,790)

Net loss per common share, basic and diluted(4)	$(6.94)	$(6.62)	$(5.13)	$(0.86)	$(0.98)

Weighted-average common shares outstanding, basic and diluted(4)	1,443,551	1,868,771	2,100,790	1,990,655	5,904,484

Key Metrics (unaudited):
Total paid seats(5)	79,375	116,714	168,562	128,787	184,145
Renewal rate(6)	132%	129%	127%	123%	126%

(1)
Includes stock-based compensation as follows:

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2011	2012	2013	2012	2013
				(unaudited)
	(in thousands)
Cost of product revenue	$6	$10	$16	$3	$66
Cost of professional services revenue	9	17	27	4	19
Sales and marketing	57	124	198	37	105
Research and development	56	93	193	27	224
General and administrative	65	324	523	118	170

	$193	$568	$957	$189	$584

(2)
In April 2012, the sublease for our corporate headquarters was terminated as a result of the sale of the building by the building's owner. The transaction was deemed a termination of the original lease and we derecognized the remaining deferred rent expense. See Note 14 of our consolidated financial statements for additional information.

(3)
In August 2011, we repurchased 151,122 shares of our preferred stock. The difference between the carrying value of the shares of preferred stock and their estimated fair value was deemed to be a dividend. See Note 8 of our consolidated financial statements for additional information.

(4)
See Note 12 of our consolidated financial statements for a discussion of historical net loss attributable to common stockholders and weighted-average common shares outstanding for historical and diluted net loss per share calculations.

(5)
Represents the number of total paid seats at period end. We define a paid seat as a seat with a subscription or support contract as of the measurement date. In the case of a contract that allows a customer to provision an unlimited number of seats, total paid seats includes an estimate of the total number of seats to be provisioned during the term of the contract. Total paid seats as of January 31, 2013 includes 10,081 seats in seat upgrades and as of April 30, 2013 includes 12,901 seats in seat upgrades, in each case, pursuant to such contracts. For more information, see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics."

(6)
Represents our renewal rate for the trailing twelve-month period ended as of the specified period end. We calculate our renewal rate by comparing the number of paid seats of all of our existing customers at the beginning of a twelve-month period to the number of paid seats for those same customers at the end of such period, taking into account nonrenewals, upgrades and downgrades. We exclude seats sold to new customers. For more information, see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics."

	As of January 31,		As of April 30,
	2012	2013	2013
			(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$19,452	$17,609	$103,647
Working capital, excluding current deferred revenue	28,052	30,393	111,410
Total assets	35,472	41,855	128,883
Deferred revenue, current and long-term	25,109	38,190	39,984
Preferred stock warrant liability	925	1,604	—
Convertible preferred stock	68,410	68,410	—
Total stockholders' equity (deficit)	(63,671)	(73,022)	80,749

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information included in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects could be harmed. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Our Industry

We have a history of losses, expect to incur future losses as we grow our company and may be unable to achieve or sustain profitability.

        We have been in existence since 2001 and have experienced net losses in each year since our inception. We experienced net losses of $9.9 million, $11.6 and 10.8 million in fiscal 2011, 2012 and 2013, respectively, and a net loss of $5.8 million for the three months ended April 30, 2013. As of April 30, 2013, we had an accumulated deficit of $81.3 million. We are at an early stage in the development of our business and much of our growth has occurred in recent periods. Our historical rates of revenue growth may not be sustainable. We expect to make significant expenditures to support and grow our business, including investing in our data center infrastructure, expanding our sales force and increasing our international presence. In addition, as a public company we will incur significant legal, accounting and other expenses that we did not incur as a private company. Furthermore, we may encounter unforeseen expenses, complications and other difficulties. We expect to incur losses for the foreseeable future and may not be able to achieve or sustain profitability. Our limited operating history may make it difficult for you to evaluate our current business and our future prospects.

Our success depends on the continued adoption of Agile software development.

        We do not know whether Agile adoption will continue to grow and displace traditional methods of software development. In particular, many organizations have invested substantial personnel and financial resources to integrate legacy software development techniques, such as waterfall techniques, into their businesses over time, and may be reluctant or unwilling to migrate to Agile practices because of the organizational changes often required to successfully implement this methodology. Further, some organizations may not realize the expected benefits from adoption of Agile practices and, as a result, may discontinue adoption of those practices. Agile adoption may also be limited if other software development techniques emerge. If Agile software development techniques are not adopted as broadly and quickly as we expect, our growth may slow or stall and our operating results would be harmed.

Demand for Agile management solutions may not grow as we anticipate.

        Our solutions have not yet gained broad market acceptance. Even if adoption of Agile software development techniques continues to grow, the market for solutions that enable companies to manage software development processes may not increase at the pace we expect or at all. Organizations may choose to manage Agile software development manually or utilize other offerings that render our solutions uncompetitive or obsolete.

Our growth is largely dependent on our ability to retain and secure additional subscriptions from existing customers, and nonrenewals and downgrades could harm our future operating results.

        We primarily sell our solutions through one-year subscriptions. We typically negotiate the total number of seats a customer is entitled to provision as part of their subscription, but these seats may not be fully utilized over the term of the agreement. Upon expiration, customers can renew their existing subscriptions, upgrade their subscriptions, downgrade their subscriptions or not renew. Our ability to grow revenue and achieve profitability depends in part on customer renewals and upgrades exceeding downgrades and nonrenewals. Our land-and-expand go-to-market strategy requires that a significant portion of our customers who initially purchase our solutions will subsequently upgrade their subscriptions. However, we may not be able to increase our penetration within our existing customers as anticipated and we may not otherwise retain subscriptions from existing customers. Customers may choose to not renew or upgrade their subscriptions, or may downgrade, because of several factors, including dissatisfaction with our prices or features relative to competitive offerings, reductions in our customers' spending levels, unused seats previously purchased, limited adoption by a customer of our solutions or Agile practices, departure of Agile users from the customer's organization or other causes. If our customers do not upgrade or renew their subscriptions, or they downgrade their subscriptions, our revenue may grow more slowly than expected or may decline, and our profitability and gross profit may be harmed.

If we are unable to continue to attract new customers, our growth could be slower than we expect.

        We believe that our future growth depends in part upon increasing our customer base. Our ability to achieve significant growth in revenue in the future will depend, in part, upon continually attracting new customers and obtaining subscription renewals to our solutions from those customers. If we fail to attract new customers our revenue may grow more slowly than expected and our business may be harmed.

We recognize revenue from customer subscriptions over the term of a subscription agreement; therefore, a significant downturn in our business may not be immediately reflected in our operating results.

        We recognize revenue from subscription agreements ratably over the terms of these agreements, which are typically one year. As a result, a significant portion of the revenue we report in each quarter is generated from customer agreements entered into during previous periods, which is reflected as deferred revenue on our balance sheet. Consequently, a decline in new or renewed subscriptions, or a downgrade of renewed subscriptions to fewer seats or less-expensive editions, in any one quarter may not be fully reflected in our revenue in that quarter, and may negatively affect our revenue in future quarters. If contracts having significant value expire and are not renewed or replaced at the beginning of a quarter or are downgraded, our revenue may decline significantly in that quarter and subsequent quarters.

Because we generally recognize revenue from our customers over the terms of their agreements but incur most costs associated with generating such agreements upfront, rapid growth in our customer base may reduce our profitability in the short term.

        Expenses, such as sales commissions, are generally incurred upfront; however most of our revenue is recognized over the life of the applicable agreements. Therefore, increased sales will result in our recognition of more costs than revenue during the early periods covered by such agreements, even in cases where the agreements are expected to be profitable for us over their full terms. As a result, our short-term operating results may suffer.

Our gross profit attributable to professional services may fluctuate between quarters.

        We generally recognize revenue from professional services on a time-and-materials basis as services are delivered. Costs associated with maintaining a professional services department are fixed while professional services revenue is dependent on the amount of work actually billed to customers in a period, the combination of which may result in variability in our gross profit. Our gross profit can also be impacted depending on the type of services provided. In addition, the timing of the recognition of professional services revenue is dependent on several factors outside our control. If a customer deploys our solutions and utilizes our services more slowly than we expect, we may not be able to recognize the related revenue as quickly as we anticipated, but may have already incurred substantial costs related to such services, creating further variability in our gross profit.

We may not be able to compete successfully against current and future competitors.

        We face intense competition in the market for our solutions and we expect competition to further intensify in the future. We primarily face competition from potential customers electing to use in-house offerings, privately-held Agile management vendors and software development tool providers, and providers of open source offerings. We also compete with large, diversified software and technology vendors and, as the market further adopts Agile practices, we expect increased competition from these vendors. Our competitors vary in size and in the breadth and scope of the products and services offered. Our primary competitors include private companies such as Atlassian, CollabNet and VersionOne and public companies such as Hewlett-Packard, IBM and Microsoft, some of which can bundle competing products and services with other software offerings, or offer them at a lower price as part of a larger sale. Further, other companies not currently offering Agile management tools may enter our market. Many of our current and potential competitors have substantially greater resources and brand recognition, established marketing relationships, access to larger customer bases, pre-existing customer relationships and major distribution agreements with consultants, system integrators and resellers. We also face competition from other companies that provide Agile consulting services and enterprises that develop in-house Agile training resources. To the extent competition intensifies, demand for our professional services may decline.

        In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We may also lose customers that merge with or are acquired by companies using a competitor's offering, an internally-developed tool or a different software development methodology. If we cannot compete successfully against our current and future competitors, our business may be harmed.

Our growth and long-term success depends in part on our ability to expand our international sales.

        A core component of our growth strategy is international expansion. For fiscal 2013 and for the three months ended April 30, 2013, approximately 13% and 14%, respectively, of our revenue was derived from international customers. We currently maintain international offices and have sales, marketing, support or research and development personnel in the United Kingdom, Australia, Finland and the Netherlands. We also have sales personnel in Canada and Germany. We intend to further build out our international operations. Our international expansion efforts may not be successful. In addition, conducting international operations in new markets subjects us to new risks that we have not generally faced in the United States. These risks include:

  •
  uncertain political and economic climates, especially in Europe;

  •
  lack of familiarity and burdens of complying with foreign laws, accounting and legal standards, regulatory requirements, tariffs, and other barriers;

  •
  unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;

  •
  lack of experience in connection with the localization of our solutions, including translation into foreign languages and adaptation for local practices and regulatory requirements;

  •
  difficulties in managing systems integrators and technology collaborators;

  •
  difficulties in adapting to differing technology standards;

  •
  longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

  •
  difficulties in managing and staffing international operations and differing legal and cultural expectations for employee relationships;

  •
  fluctuations in exchange rates that may increase the volatility of our foreign-based expenses;

  •
  potentially adverse tax consequences, including the complexities of foreign value-added tax, goods and services tax and other transactional taxes, and restrictions on the repatriation of earnings;

  •
  reduced or varied protection for intellectual property rights in some countries; and

  •
  difficulties in managing and adapting to differing cultures and customs.

        Further, our international expansion efforts may be hindered by lower levels of Agile or cloud adoption and increased price sensitivity for our solutions or other cloud-based offerings in international markets. As a result of these and other factors, international expansion may be more difficult, take longer and not generate the results we anticipate, which could negatively impact our growth and business.

Prices for our solutions may face downward pressure, harming our operating results.

        There are many factors that may lead to downward pressure on our prices, including competitors introducing lower-cost offerings, additional competitors entering the market, the use by potential or existing customers of alternative open source or other no or low cost offerings and larger competitors bundling competing offerings with additional products and services. In addition, we offer volume price discounts based on the number of seats purchased. As a result of these factors, we may be forced to reduce the prices we charge for our solutions, unable to renew existing customer agreements or enter into new customer agreements at the same prices and upon the same terms as we have historically been able to. If we experience downward pressure on pricing, our revenue, gross profit and other operating results could be harmed.

Sales cycles to our customers can be lengthy and variable, which may cause changes in our operating results.

        Our sales cycle can vary substantially from customer to customer. A number of factors influence the length and variability of our sales cycles, including, for example:

  •
  the need to educate potential customers about the uses and benefits of Agile methods and our solutions;

  •
  the discretionary nature of potential customers' purchasing and budget cycles and decisions;

  •
  the competitive nature of potential customers' evaluation and purchasing processes;

  •
  the functionality demands of potential customers;

  •
  the announcement or planned introduction of new products by us or our competitors; and

  •
  the purchasing approval processes of potential customers.

        Our sales cycles can make it difficult to predict the quarter in which revenue from a new customer may first be recognized. We may incur significant sales and marketing expenses and invest significant time and effort in anticipation of a sale that may never occur or only occur in a smaller amount or at a later date than anticipated. Delays inherent to our sales cycles could cause significant variability in our revenue and operating results for any particular period.

The seasonality of our business can create significant variance in our quarterly bookings, perpetual license revenue and cash flow from operations.

        Our customers tend to follow budgeting cycles, buying solutions at the beginning and end of a calendar year. We tend to experience some seasonality associated with bookings, perpetual license revenue and cash flow from operations in the first and fourth quarters of each fiscal year. As a result of these seasonal variations, our bookings, perpetual license revenue and cash flow from operations can fluctuate significantly between quarters. Our cash flow from operations has historically been higher in the first quarter of each fiscal year than in other quarters. If our quarterly operating results or outlook fall below the expectations of research analysts or investors, the price of our common stock could decline substantially.

If we fail to manage our growth effectively, we may be unable to execute our business plan and maintain high levels of service.

        We increased our number of full-time employees from 232 as of January 31, 2011, to 285 as of January 31, 2012, to 360 as of January 31, 2013 and to 378 as of April 30, 2013, and our revenue grew from $29.7 million in fiscal 2011, to $41.3 million in fiscal 2012, to $56.8 million in fiscal 2013, and from $13.0 million in the three months ended April 30, 2012 to $16.0 million in the three months ended April 30, 2013. Our growth has placed, and is expected to continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to add and expend additional resources in an effort to further expand our overall business, customer base, headcount and operations both domestically and internationally, but can give no assurance that our business or revenue will continue to grow at historical rates or at all. Creating a global organization and managing a geographically-dispersed workforce will require substantial management effort, the allocation of valuable management resources and significant additional investment in our infrastructure. If we are unable to successfully manage our anticipated growth, our financial results may suffer.

Failure to maintain and expand our direct sales team may negatively impact our revenue growth.

        We primarily sell our solutions through our direct sales force. Growing sales to both new and existing customers is in part dependent on our ability to expand our sales force. Identifying, recruiting and training additional sales personnel requires significant time, expenses and attention. If we are unable to hire, develop and retain sales personnel or if our new direct sales personnel are unable to achieve expected sales productivity levels in a reasonable period of time or at all, we may not be able to increase our revenue and grow our business.

If we are unable to increase market awareness of our company and our solutions, our revenue may not continue to grow, or may decline.

        Market awareness of our capabilities and solutions is essential to our ability to generate new leads for expanding our business and our continued growth. If we fail to sufficiently invest in our marketing programs or they are unsuccessful in creating market awareness of our company and solutions, our business may be harmed.

Adverse economic conditions or reduced IT or enterprise software spending may adversely impact our business.

        Our business depends on the overall demand for IT and enterprise software spend and on the economic health of our current and prospective customers. In general, worldwide economic conditions remain unstable, and these conditions make it difficult for us, and our existing customers and prospective customers, to forecast and plan future business activities accurately, and could cause our customers or prospective customers to reevaluate their decision to purchase our solutions. Weak global economic conditions, or a reduction in IT or enterprise software spending even if economic conditions improve, could harm our business in a number of ways, including longer sales cycles and lower prices for our solutions.

Security breaches may harm our business.

        Any security breaches, unauthorized access, unauthorized usage, virus or similar breach or disruption could result in loss of confidential information, damage to our reputation, early termination of our contracts, litigation, regulatory investigations or other liabilities. If our security measures or those of our third-party data centers are breached as a result of third-party action, employee error, malfeasance or otherwise and, as a result, someone obtains unauthorized access to customer data, our reputation will be damaged, our business may suffer and we could incur significant liability.

Our business is substantially dependent upon the continued adoption of cloud-based software solutions.

        We derive, and expect to continue to derive, substantially all of our revenue from the sale of subscriptions for our cloud-based platform. We do not know whether the trend of adoption of enterprise cloud-based software solutions we have experienced in the past will continue in the future. Many organizations have invested substantial personnel and financial resources to integrate on-premise software tools into their businesses, and some have been reluctant or unwilling to migrate to cloud-based software solutions. Furthermore, some organizations, particularly enterprises upon which we are dependent, have been reluctant or unwilling to use cloud-based solutions because they have concerns regarding the risks associated with the security of their data and the reliability of the technology delivery model associated with these solutions. In addition, if we or other cloud-based providers experience security incidents, loss of customer data, disruptions in delivery or other problems, the market for cloud-based software solutions as a whole, including for our solutions, may be negatively impacted. If the adoption of cloud-based software solutions does not continue at the rate we anticipate, the market for these solutions may stop developing or may develop more slowly than we expect, either of which would harm our operating results.

If we fail to adequately manage our data-center infrastructure capacity, our existing customers may experience service outages and our new customers may experience delays in the deployment of our platform.

        We have experienced significant growth in the number of users and amount of data that our hosting infrastructure supports. We seek to maintain excess capacity to facilitate the rapid provision of new customer deployments and the expansion of existing customer deployments. However, the provisioning of new data-center infrastructure requires lead time. If we do not accurately predict our infrastructure capacity requirements with sufficient lead time, our customers could experience service impairment that may subject us to financial penalties and liabilities and cause us to lose customers. If our data-center infrastructure capacity fails to keep pace with increased subscriptions, customers may experience delays or reductions in the quality of our service as we seek to obtain additional capacity, which could harm our reputation and harm our business.

Any disruption of service at the two data centers that house our equipment and deliver our solutions could harm our business.

        Our users expect to be able to access our solutions 24 hours a day, seven days a week, without interruption. We have computing and communications hardware operations located in co-location data centers owned and operated by a third party in Denver, Colorado and in the Seattle, Washington area. We do not control the operation of these data centers and we are therefore vulnerable to any security breaches, power outages or other issues the data centers experience. We have experienced and expect that we will in the future experience interruptions, delays and outages in service and availability from time to time. For example, we experienced an unscheduled partial data center outage for greater than 30 minutes that affected all of our customers three times in fiscal 2013 and once in February 2013 at our Denver, Colorado data center.

        The owner of our data centers has no obligation to renew its agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, we may be required to move to new data centers, and we may incur significant costs and possible service interruption in connection with doing so.

        Our data centers are vulnerable to damage or interruption from human error, malicious acts, earthquakes, hurricanes, tornados, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. One of our data centers is located in an area known for seismic activity, increasing our susceptibility to the risk that an earthquake could significantly harm the operations of this facility. The occurrence of a natural disaster or an act of terrorism, vandalism or other misconduct, a decision to close the data centers without adequate notice or other unanticipated problems could result in lengthy interruptions in availability of our solutions.

        Any changes in third-party service levels at our data centers or any errors, defects, disruptions or other performance problems with our solutions could harm our reputation and may damage our customers' businesses. Interruptions in availability of our solutions might reduce our revenue, cause us to issue credits to customers, subject us to potential liability, and cause customers to terminate their subscriptions or decide not to renew their subscriptions with us.

Our success depends on our ability to adapt to technological change and continue to innovate.

        The market for Agile management solutions is characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Our ability to attract new customers and increase revenue from existing customers will depend in large part on our ability to introduce new solutions and enhance and improve existing solutions. To achieve market acceptance for our solutions, we must effectively anticipate and offer solutions that meet changing customer demands in a timely manner. Customers may require features and capabilities that our current solutions do not have. We may experience difficulties that could delay or prevent our development, introduction or implementation of new solutions and enhancements.

        If we are unable to successfully develop or acquire new Agile management capabilities and functionality, enhance our existing solutions to anticipate and meet customer preferences, sell our solutions into new markets or adapt to changing industry standards in software development methodologies, our revenue and results of operations would be adversely affected.

If we fail to integrate our solutions with software applications and competitive or adjacent offerings that are developed by others, our solutions may become less marketable, less competitive or obsolete, and our operating results would be harmed.

        Our solutions integrate with a variety of software applications, and also with competing and adjacent third-party offerings, and we need to continuously modify and enhance our platform to adapt to changes in cloud-enabled hardware, software, networking, browser and database technologies. Any failure of our solutions to interoperate effectively with software applications and other Agile management offerings could reduce the demand for our solutions or result in customer dissatisfaction and harm to our business. If we are unable to respond to changes in the applications and tools with which our solutions interoperate in a cost-effective manner, our solutions may become less marketable, less competitive or obsolete. Competitors may also impede our attempts to create interoperability between our solutions and competitive offerings, which may decrease demand for our solutions.

We could incur substantial costs as a result of any claim of infringement of another party's intellectual property rights.

        In recent years, there has been significant litigation involving patents and other intellectual property rights in the software industry. Companies providing software are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and to the extent we gain greater market visibility, we face a higher risk of being the subject of intellectual property infringement claims. We do not have a significant patent portfolio, which could prevent us from deterring patent infringement claims through our own patent portfolio, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. The risk of patent litigation has been amplified by the increase in the number of a type of patent holder, which we refer to as a non-practicing entity, whose sole business is to assert such claims and against whom our own intellectual property portfolio may provide little deterrent value. We could incur substantial costs in prosecuting or defending any intellectual property litigation. If we sue to enforce our rights or are sued by a third party that claims that our solutions infringe its rights, the litigation could be expensive and could divert our management resources.

        In addition, in most instances, we have agreed to indemnify our customers against claims that our solutions infringe the intellectual property rights of third parties. From time to time we have in the past received, and may in the future receive, requests for indemnification from our customers based on such claims. Our business could be adversely affected by any significant disputes between us and our customers as to the applicability or scope of our indemnification obligations to them. Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

  •
  cease selling or using solutions that incorporate the intellectual property that we allegedly infringe;

  •
  make substantial payments for legal fees, settlement payments or other costs or damages;

  •
  obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or

  •
  redesign the allegedly infringing solutions to avoid infringement, which could be costly, time-consuming or impossible.

        If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our customers for such claims, such payments or actions could harm our business.

We could incur substantial costs in protecting our intellectual property from infringement, and any failure to protect our intellectual property could impair our business.

        We seek to protect the source code for our proprietary software and other proprietary technology and information under a combination of copyright, trade secrets and patent law, and we seek to protect our brand through trademark law. Our policy is to enter into confidentiality agreements, or agreements with confidentiality provisions, with our employees, consultants, vendors and customers and to control access to our software, documentation and other proprietary information. Despite these precautions, it may be possible for unauthorized parties to copy our software or other proprietary technology or information, or to develop similar software independently.

        Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our solutions or to obtain and use information that we regard as proprietary. Policing unauthorized use of our solutions, especially the on-premise, installed version of our solutions, is difficult, and we are unable to determine the extent to which piracy of our software exists or will occur in the future. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of resources, the narrowing or invalidation of portions of our intellectual property and have a material adverse effect on our business, operating results and financial condition. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights or alleging that we infringe the counterclaimant's own intellectual property. These steps may be inadequate to protect our intellectual property. Third parties may challenge the validity or ownership of our intellectual property, and these challenges could cause us to lose our rights, in whole or in part, to such intellectual property or narrow its scope such that it no longer provides meaningful protection. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our products and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our solutions may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States. To the extent we expand our international activities, our exposure to unauthorized copying, transfer and use of our solutions and proprietary technology or information may increase.

        There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. If we fail to meaningfully protect our intellectual property, our business, brand, operating results and financial condition could be materially harmed.

We rely on third-party software that is required for the development and deployment of our solutions, which may be difficult to obtain or which could cause errors or failures of our solutions.

        We rely on software licensed from or hosted by third parties to offer our solutions. In addition, we may need to obtain licenses from third parties to use intellectual property associated with the development of our solutions, which might not be available to us on acceptable terms, or at all. Any loss of the right to use any software required for the development, maintenance and delivery of our solutions could result in delays in the provision of our solutions until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated, which could harm our business. Any errors or defects in third-party software could result in errors or a failure of our solutions which could harm our business.

If our solutions contain serious errors or defects we may lose revenue and market acceptance and may incur costs to defend or settle product liability claims.

        Complex software applications such as ours often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Our current and future solutions may contain serious defects, which could result in lost revenue or a delay in market acceptance.

        Since our customers use our solutions for critical business purposes, defects or other performance problems could negatively impact our customers. They could seek significant compensation from us for the losses they suffer. Although our customer agreements typically contain provisions designed to limit our exposure to such claims, existing or future laws or unfavorable judicial decisions could negate these limitations. Even if not successful, a product liability claim brought against us would likely be a distraction to management, time-consuming and costly to resolve, and could seriously damage our reputation in the marketplace, making it harder for us to sell our solutions and professional services.

Our quarterly operating results may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of research analysts or investors, which could cause our stock price to decline and you may lose part or all of your investment.

        Our quarterly operating results may fluctuate as a result of a variety of factors, many of which are outside of our control. If our quarterly operating results or outlook fall below the expectations of research analysts or investors, the price of our common stock could decline substantially. Fluctuations in our quarterly operating results or outlook may be due to a number of factors, including, but not limited to, those listed below:

  •
  the extent to which our existing customers purchase additional subscriptions to our solutions or perpetual licenses to our solutions and the timing and terms of those purchases;

  •
  the extent to which our existing customers renew their subscriptions for our solutions or maintenance for our solutions and the timing and terms of those renewals;

  •
  the extent to which new customers are attracted to our solutions to satisfy their Agile management needs;

  •
  the rate of adoption and market acceptance of Agile management solutions;

  •
  the mix of our revenue, particularly between perpetual licenses and subscriptions for which the timing of revenue recognition is substantially different;

  •
  the extent to which we enter into multi-year contracts, in which the fees are typically paid upfront;

  •
  the addition or loss of large customers, including through acquisitions or consolidations;

  •
  the number and size of new customers and the number and size of renewals in a particular period;

  •
  changes in our pricing policies or those of our competitors;

  •
  changes in the gross profit we realize on our solutions and professional services due to our differing revenue recognition policies applicable to perpetual licenses and subscription and support revenue and other variables;

  •
  the amount and timing of operating expenses, including those related to the maintenance and expansion of our business, operations and infrastructure;

  •
  the timing and success of new solutions introduced by us or new offerings offered by our competitors;

  •
  the length of our sales cycles;

  •
  other changes in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic collaborators;

  •
  the timing of expenses related to the development of new products and technologies, including enhancements to our solutions;

  •
  the timing of commissions earned by our sales personnel;

  •
  our ability to manage our existing business and future growth, including increases in the number of customers on our platform;

  •
  the seasonality of our business;

  •
  the timing and expenses related to any international expansion efforts we may undertake and the success of such efforts;

  •
  various factors related to disruptions in our cloud-based infrastructure, defects in our solutions, privacy and data security and exchange rate fluctuations, each of which is described elsewhere in these risk factors; and

  •
  general economic, industry and market conditions.

        We believe that our quarterly revenue and operating results may vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of one quarter as an indication of future performance.

Perpetual license revenue is unpredictable and a material increase or decrease in perpetual license revenue from period-to-period can produce substantial variation in the total revenue we recognize in a given period.

        We generally recognize perpetual license revenue upon delivery of our solutions to the customer. The timing of sales of perpetual licenses is difficult to predict and, as a result, the timing of recognition of associated revenue is unpredictable. A material increase or decrease in the sale of perpetual licenses from period to period could produce substantial variation in the revenue we recognize. Accordingly, comparing our perpetual license revenue on a period-to-period basis may not be a meaningful indicator of a trend or future results.

Fluctuations in the exchange rate of foreign currencies could result in currency transactions losses.

        We currently do not invoice customers in foreign currency but may decide to do so in the future. We incur a portion of our operating expenses in Euros, British pounds sterling, Australian dollars and Canadian dollars, and in the future as we expand into other foreign countries, we expect to incur operating expenses in other foreign currencies. Any fluctuation in the exchange rate of these foreign currencies may negatively impact our business, financial condition and operating results. We have not previously engaged in foreign currency hedging. If we decide to hedge our foreign currency exposure, we may not be able to hedge effectively due to lack of experience, unreasonable costs or illiquid markets.

Changes in laws or regulations related to the Internet may diminish the demand for our solutions and could have a negative impact on our business.

        We deliver our cloud-based solutions through the Internet. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting data privacy and the use of the Internet. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the Internet or on commerce conducted via the Internet. These laws or charges could limit the viability of Internet-based solutions such as ours and reduce the demand for our solutions.

We are subject to governmental export and import controls that could impair our ability to compete in international markets due to licensing requirements and subject us to liability if we are not in compliance with applicable laws.

        Our solutions are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department's Office of Foreign Assets Controls. Exports of our solutions must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including: the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers. Obtaining the necessary authorizations, including any required license, for a particular sale may be time-consuming, is not guaranteed and may result in the delay or loss of sales opportunities. In addition, changes in our solutions or changes in applicable export or import regulations may create delays in the introduction and sale of our solutions in international markets, prevent our customers with international operations from deploying our solutions or, in some cases, prevent the export or import of our solutions to certain countries, governments or persons altogether. Any change in export or import regulations, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could also result in decreased use of our solutions, or in our decreased ability to export or sell our solutions to existing or potential customers with international operations. Any decreased use of our solutions or limitation on our ability to export or sell our solutions would likely adversely affect our business.

        Furthermore, we incorporate encryption technology into certain of our solutions. Various countries regulate the import of certain encryption technology, including through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our solutions or could limit our customers' ability to implement our solutions in those countries. Encrypted solutions and the underlying technology may also be subject to export control restrictions. Governmental regulation of encryption technology and regulation of imports or exports of encryption products, or our failure to obtain required import or export approval for our solutions, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our solutions, including with respect to new releases of our solutions, may create delays in the introduction of our solutions in international markets, prevent our customers with international operations from deploying our solutions throughout their globally-distributed systems or, in some cases, prevent the export of our solutions to some countries altogether.

        Moreover, U.S. export control laws and economic sanctions programs prohibit the shipment of certain products and services to countries, governments and persons that are subject to U.S. economic embargoes and trade sanctions. Even though we take precautions to prevent our solutions from being shipped or provided to U.S. sanctions targets, our solutions and services could be shipped to those targets or provided by third parties despite such precautions. Any such shipment could have negative consequences, including government investigations, penalties and reputational harm.

Our use of open source software could negatively affect our ability to sell our solutions and subject us to possible litigation.

        A portion of our technologies incorporate open source software, and we expect to continue to incorporate open source software in the future. Few of the licenses applicable to open source software have been interpreted by courts, and their application to the open source software integrated into our proprietary software may be uncertain. Moreover, we cannot provide assurance that we have not incorporated additional open source software in our software in a manner that is inconsistent with the terms of the license or our current policies and procedures. If we fail to comply with these licenses, we may be subject to certain requirements, including requirements that we offer our solutions that incorporate the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of applicable open source licenses. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our solutions that contained the open source software and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our solutions. In addition, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their products. As a result, we could be subject to suits by parties claiming infringement due to the reliance by our solutions on certain open source software. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our solutions.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and comply with Securities and Exchange Commission regulations and investors' views of us.

        Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. As a newly public company, we are continuing to develop and refine the process of documenting, reviewing and improving our internal controls and procedures for compliance with Section 404(a) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which will require annual management assessment of the effectiveness of our internal control over financial reporting. We may need additional finance and accounting personnel with certain skill sets to assist us with our reporting requirements as a public company and to support our anticipated growth. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an "emerging growth company" as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future. We will remain an "emerging growth company" for up to five years following our initial public offering, although, we would cease to be an "emerging growth company" upon the earliest of (i) the first fiscal year following the fifth anniversary of our initial public offering, (ii) the first fiscal year after our annual gross revenue is $1 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed to be a "large accelerated filer" as defined in the Exchange Act.

        Implementing changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors' perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our solutions to new and existing customers.

We are an "emerging growth company," and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to (i) not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and (iii) exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and to obtain stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. We will incur additional expenses when we eventually are required to comply with the requirements applicable to a public company that is not an emerging growth company. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less-active trading market for our common stock and our stock price may be more volatile.

        Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourself of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will incur significant costs and devote substantial management time as a result of operating as a newly public company.

        As a newly public company, we expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act and other legislation and rules implemented by the Securities and Exchange Commission and The New York Stock Exchange impose various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel have and will continue to devote a substantial amount of time to these compliance requirements. These burdens may increase as new legislation is passed and implemented, including any new requirements that the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 may impose on public companies. Moreover, despite recent reform made possible by the JOBS Act, compliance with these rules and regulations, along with compliance with accounting principles and regulatory interpretations of such principles, have increased and will continue to increase our legal, accounting and financial compliance costs and have made and will continue to make some activities more time-consuming and costly. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors or committees, or as executive officers.

We may acquire other companies, which may divert our management's attention, result in additional dilution to our stockholders and consume resources that are necessary to sustain our business, and we may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

        We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products and other assets in the future. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may often be subject to conditions or approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close.

        An acquisition may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, the company's software is not easily adapted to work with ours or we have difficulty retaining the customers of the acquired business due to changes in management or otherwise. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our business. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown risks or liabilities. For one or more of those transactions, we may:

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  issue additional equity securities that would dilute our stockholders;

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  use cash that we may otherwise need in the future to operate our business;

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  incur debt on terms unfavorable to us or that we are unable to repay;

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  incur large charges or substantial liabilities;

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  encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and

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  become subject to adverse tax consequences, substantial depreciation or deferred compensation charges.

        Any of these outcomes could harm our business and operating results.

The loss of key personnel or an inability to attract and retain highly skilled personnel may impair our ability to grow our business.

        We are highly dependent upon the continued service and performance of our senior management team and other key personnel. These key employees may terminate employment with us at any time with no advance notice. The replacement of these employees likely would involve significant time and costs, and the loss of these employees may significantly delay or prevent the achievement of our business objectives.

        We face intense competition for qualified individuals from numerous technology and software companies. If we fail to attract and retain suitably qualified individuals, including software engineers and sales personnel, our ability to implement our business plan and develop and maintain our solutions could be adversely affected. As a result, our ability to compete would decrease, our operating results would suffer and our revenue would decrease.

Unanticipated changes in our effective tax rate or challenges by tax authorities could harm our future results.

        We are subject to income taxes in the United States and various foreign jurisdictions. Our effective tax rate could be adversely affected by changes in the mix of our pre-tax earnings and losses in countries with differing statutory tax rates, certain non-deductible expenses as a result of acquisitions, the valuation of deferred tax assets and liabilities, changes in federal, state or international tax laws and accounting principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents. Increases in our effective tax rate would reduce our profitability or in some cases increase our losses.

        In addition, we may be subject to income tax audits by many tax jurisdictions throughout the world, many of which have not established clear guidance on the tax treatment of cloud-based companies. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution of one or more uncertain tax positions in any period could have a material impact on the results of operations for that period.

Taxing authorities could reallocate our taxable income among our subsidiaries, which could increase our consolidated tax liability.

        We conduct integrated operations world-wide through subsidiaries in various tax jurisdictions pursuant to transfer pricing arrangements between our subsidiaries and between our subsidiaries and us. If two or more affiliated companies are located in different countries, the tax laws or regulations of each country generally require that transfer prices be the same as those between unrelated companies dealing at arms' length and that contemporaneous documentation is maintained to support the transfer prices. While we believe that we operate in compliance with applicable transfer pricing laws and intend to continue to do so, our transfer pricing procedures are not binding on applicable tax authorities. If tax authorities in any of these countries were to successfully challenge our transfer prices as not reflecting arms' length transactions, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices, which could result in a higher tax liability to us. Such reallocations may subject us to interest and penalties that would increase our consolidated tax liability and could adversely affect our financial condition, results of operations and cash flows.

If we fail to develop and maintain relationships with third parties, our business may be harmed.

        Our business depends in part on the development and maintenance of technology integration, joint sales and reseller relationships. Maintaining relationships with third parties requires significant time and resources, as does integrating third-party content and technology. Further, third parties may not perform as expected under any relationships that we may enter into, and we may have disagreements or disputes with third parties that could negatively affect our brand and reputation. If we are unsuccessful in establishing or maintaining relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our operating results could suffer.

We use cloud-based services for critical business processes such as financial reporting and human resources, and our inability to access these systems or their inability to function as intended or as we expect them to function could harm our business.

        We use cloud-based services for critical business processes, such as human-capital management and payroll processing, processing, approval and payment of employee expense reports, and as our primary financial reporting and enterprise resource application system. If our vendors experience service impairments or outages, some of which may be related to third parties with which they partner, it may inhibit our ability to adhere to certain commitments we have made, both internally and externally, related to the delivery of financial information, including our reporting obligations as a public company, and, therefore, harm our business.

Risks Related to This Offering and Ownership of Our Common Stock

The market price of our common stock may be volatile, which could result in substantial losses for investors purchasing shares in this offering and could subject us to litigation.

        The trading price of our common stock has been, and is likely to continue to be, volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

Since shares of our common stock were sold in our initial public offering in April 2013 at a price of $14.00 per share, our stock price has ranged from $16.80 to $25.66 through July 11, 2013. In addition, the trading prices of the securities of technology companies in general have been highly volatile, and the volatility in market price and trading volume of securities is often unrelated or disproportionate to the financial performance of the companies issuing the securities. In addition to the factors discussed elsewhere in this "Risk Factors" section and elsewhere in this prospectus, factors affecting the market price of our common stock include:

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  actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

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  price and volume fluctuations in the overall stock market from time to time;

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  significant volatility in the market price and trading volume of comparable companies;

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  changes in the market perception of Agile software development generally or in the effectiveness of our solutions in particular;

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  announcements of technological innovations, new products, strategic alliances or significant agreements by us or by our competitors;

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  litigation involving us;

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  investors' general perception of us;

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  changes in general economic, industry and market conditions and trends; and

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  recruitment or departure of key personnel.

        In addition, if the market for technology stocks or the stock market in general experiences uneven investor confidence, the market price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. The market price of our common stock might also decline in reaction to events that affect other companies within, or outside, our industry even if these events do not directly affect us. Some companies that have experienced volatility in the trading price of their stock have been the subject of securities class action litigation. If we are the subject of such litigation, it could result in substantial costs and divert management's attention and resources from our business.

We may need financing in the future, and any additional financing may result in restrictions on our operations or substantial dilution to our stockholders.

        We may need to raise funds in the future, for example, to develop new technologies, expand our business, respond to competitive pressures, acquire complementary businesses or respond to unanticipated situations. We may try to raise additional funds through public or private financings, strategic relationships or other arrangements. Our ability to obtain debt or equity funding will depend on a number of factors, including market conditions, our operating performance and investor interest. Additional funding may not be available to us on acceptable terms or at all. If adequate funds are not available, we may be required to reduce expenditures, including curtailing our growth strategies, reducing our product-development efforts or foregoing acquisitions. If we succeed in raising additional funds through the issuance of equity or convertible securities, it could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences, and privileges senior to those of the holders of our common stock. The terms of these securities, as well as any borrowings under our current loan and security agreement, could impose restrictions on our operations.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, if they publish negative evaluations of our stock, or if we fail to meet the expectations of analysts, the price of our stock and trading volume could decline.

        The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us, our business, our market or our competitors. If one or more of the analysts covering our business downgrade their evaluation of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock or fail to regularly publish reports on us, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline. Furthermore, if our operating results fail to meet analysts' expectations our stock price would likely decline.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders following this offering could cause our stock price to fall.

        Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur could depress the market price of our common stock and could make it more difficult for you to sell your common stock at a time and price that you deem appropriate. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

        As a result of the lock-up agreements described in "Shares Eligible for Future Sale" and "Underwriting," shares will be available for sale in the public market at various times as follows, subject to the provisions of Rules 144 and 701 under the Securities Act of 1933, as amended, or the Securities Act:

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  shares sold in this offering and in our initial public offering will be immediately available for sale in the public market;

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  shares will become eligible for sale in the public market beginning on October 9, 2013 (the date on which the lock-up agreements related to our initial public offering expire);

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  shares will become eligible for sale in the public market beginning on the 91st day following the date of this prospectus upon expiration of lock-up agreements entered into in connection with this offering; and

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  shares will become eligible for sale in the public market from and after                        , all of which will be freely tradable under Rule 144.

Certain holders of shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up arrangements described in "Shares Eligible for Future Sale" and "Underwriting." Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

        Additionally, Deutsche Bank Securities Inc. and Piper Jaffray & Co., on behalf of the underwriters, may with our consent, at any time with or without notice, release all or any portion of the shares subject to the lock-up agreements for this offering or related to our initial public offering, which would result in more shares being available for sale in the public market at earlier dates. Sales of common stock by existing stockholders in the public market, the availability of these shares for sale, our issuance of securities or the perception that any of these events might occur could materially and adversely affect the market price of our common stock. In addition, the sale of these securities could impair our ability to raise capital through the sale of additional stock.

Purchasers in this offering will incur immediate and substantial dilution in the book value of their investment as a result of this offering.

        If you purchase common stock in this offering, you will incur immediate and substantial dilution of $        per share, representing the difference between the assumed public offering price of $24.49 per share, which was the last sale price of our common stock as reported on The New York Stock Exchange on July 11, 2013, and our as adjusted net tangible book value per share after giving effect to this offering. Moreover, we issued warrants and options in the past that allow their holders to acquire common stock at prices significantly below the assumed public offering price of $        per share. As of April 30, 2013, there were 137,646 shares subject to outstanding warrants with a weighted-average exercise price of $3.20 per share and 1,621,755 shares subject to outstanding options with a weighted-average exercise price of $5.42 per share. To the extent that these outstanding warrants or options are ultimately exercised, you will experience further dilution.

Our directors, executive officers and principal stockholders beneficially own a significant percentage of our stock and are able to exert substantial control over matters subject to stockholder approval.

        As of April 30, 2013, our directors, executive officers, principal stockholders and their respective affiliates beneficially owned or controlled, directly or indirectly and including shares issuable upon the exercise of outstanding options and warrants exercisable within 60 days of April 30, 2013, in the aggregate approximately 62.7% of our outstanding common stock and, upon completion of this offering, that same group will hold in the aggregate approximately        % of our outstanding common stock. As a result, these stockholders, if they act together, could have significant influence over the outcome of matters submitted to our stockholders for approval, including the election or removal of directors, any amendments to our certificate of incorporation or bylaws and any merger, consolidation or sale of all or substantially all of our assets, and over the management and affairs of our company. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company or discouraging others from making tender offers for our shares, and might affect the market price of our common stock.

Because we do not expect to pay any dividends on our common stock for the foreseeable future, investors in this offering may never receive a return on their investment.

        We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, our ability to pay cash dividends is currently limited by the terms of our existing loan and security agreement, which prohibits our payment of dividends on our capital stock without prior consent, and any future credit facility may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment.

Our management will have broad discretion over the use of the proceeds we receive from this offering and might not apply the proceeds in ways that increase the value of your investment.

        Our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds to us from this offering for working capital and other general corporate purposes, including financing our growth, which may, for example, include an increase in the pace of our international expansion or the expansion of our current business through acquisitions of or investments in complementary companies, products or technologies. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Anti-takeover provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of Delaware law, might discourage, delay or prevent a change in control of our company or changes in our Board of Directors or management and, therefore, depress the trading price of our common stock.

        Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that may depress the market price of our common stock by acting to discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove members of our Board of Directors or our management. Our corporate governance documents include provisions:

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  establishing a classified board of directors with staggered three-year terms so that not all members of our Board of Directors are elected at one time;

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  providing that directors may be removed by stockholders only for cause;

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  limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

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  requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our Board of Directors;

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  authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock; and

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  limiting the liability of, and providing indemnification to, our directors and officers.

        As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock from engaging in certain business combinations with us. Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

        The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the sections titled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Shares Eligible for Future Sale," contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "project," "will," "would" or the negative or plural of these words or similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

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  our financial performance, including our revenue, costs, expenditures, growth rates, operating expenses and ability to generate positive cash flow to attain and sustain profitability;

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  our business outlook discussed in the section titled "Prospectus Summary—Business Outlook;"

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  the growth of demand for Agile software development;

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  expanding our relationships with our existing customers;

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  our ability to attract and retain customers;

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  our ability to adapt to changing market conditions and competition;

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  our ability to successfully enter new markets and manage our international expansion;

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  our ability to effectively manage our growth;

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  economic and financial conditions;

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  anticipated technology trends, such as the use of cloud-based software solutions;

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  the reliability of our third-party data centers;

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  our ability to adapt to technological change and continue to innovate;

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  our ability to integrate our solutions with other software applications;

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  our ability to maintain, protect and enhance our brand and intellectual property;

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  costs associated with defending intellectual property infringement and other claims;

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  our ability to attract and retain qualified employees and key personnel;

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  maintaining and expanding our relationships with third parties; and

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  other factors discussed in this prospectus in the sections titled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

        These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled "Risk Factors." Moreover, we operate in a very competitive and rapidly-changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

        You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

 MARKET, INDUSTRY AND OTHER DATA

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, including independent data, research opinions and viewpoints published by Gartner, Inc., or Gartner, International Data Corporation, or IDC, and The Standish Group International, Incorporated, or the Standish Group, on assumptions that we have made that are based on those and other similar sources and on our knowledge of the markets for our solutions. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled "Risk Factors" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

        The Gartner Report described herein represents data, research opinions or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. and are not representations of fact. The Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Report are subject to change without notice.

        The sources of the industry and market data contained in this prospectus are provided below:

  (1)
  Gartner, Market Share: All Software Markets, Worldwide, 2012, Colleen Graham, et al, March 2013.

  (2)
  IDC, Worldwide Software Configuration, Code, and Process Management 2013-2017 Forecast and 2012 Vendor Shares: Lesser 2012 Growth Masks Dynamism, Melinda-Carol Ballou, June 2013.

  (3)
  IDC, Worldwide Automated Software Quality 2013-2017 Forecast and 2012 Vendor Shares: Lower But Ongoing Growth Driven by Mobile, Cloud and Complex Deployments, Melinda-Carol Ballou, June 2013.

  (4)
  IDC, Worldwide IT Project and Portfolio Management 2013-2016 Forecast and 2011 Vendor Shares: Driving Business Dynamism for Mobile, Cloud and Social via Portfolio Management," Melinda-Carol Ballou, January 2013.

  (5)
  IDC, Market Analysis Perspective: Application Life-Cycle and Project Portfolio Management: Driving Quality, Change, & Portfolio Strategies to Address Complexity, Melinda Ballou, December 2012.

  (6)
  The Standish Group, The CHAOS Manifesto: The Laws of CHAOS and the CHAOS 100 Best PM Practices, 2011.

        The content of the foregoing sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of our common stock in this offering will be approximately $         million, based on an assumed public offering price of $        per share, which was the last sale price of our common stock as reported on The New York Stock Exchange on                   , 2013, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of common stock by the selling stockholders.

        The principal purposes of this offering are to facilitate an orderly distribution of shares by selling stockholders, increase our public float, and increase our financial flexibility. We have not yet determined with any degree of certainty the manner in which we will allocate the net proceeds of this offering. We intend to use the net proceeds from this offering to us for working capital and other general corporate purposes, including investing in our data center infrastructure, expanding our sales force and increasing our international presence. In addition, we believe that opportunities may exist from time to time to expand our current business through acquisitions of or investments in complementary companies, products or technologies. For example, we recently acquired Flowdock Oy, a company based in Helsinki, Finland. We have no current agreements, commitments or understandings for any specific material acquisitions at this time, we may use a portion of the net proceeds for these purposes.

        We will have broad discretion over the uses of the net proceeds from this offering. Pending the use of the proceeds from this offering as described above, we plan to invest the net proceeds in short-term, investment-grade interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper or obligations issued or guaranteed by the U.S. government.

MARKET PRICE OF COMMON STOCK

        Our common stock has been listed on The New York Stock Exchange under the symbol "RALY" since April 12, 2013. Prior to that date, there was no public trading market for our common stock. Our initial public offering was priced at $14.00 per share on April 11, 2013. The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on The New York Stock Exchange:

	Low	High
Fiscal Year ending January 31, 2014
First Quarter (beginning April 12, 2013)	$16.80	$18.50
Second Quarter (through July 11, 2013)	$17.25	$25.66

        On July 11, 2013, the last sale price of our common stock as reported on The New York Stock Exchange was $24.49 per share.

        As of April 30, 2013, we had 225 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare dividends will be subject to the discretion of our Board of Directors and will be dependent on a number of factors, including our operating results, capital requirements and overall financial condition and any other factors deemed relevant by our Board of Directors. In addition, the terms of our loan and security agreement with Square 1 Bank limit our ability to pay dividends.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of April 30, 2013, as follows:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect the sale by us of                 shares of common stock in this offering based on an assumed public offering price of $          per share, which was the last sale price of our common stock on The New York Stock Exchange on                   , 2013, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        The information below is illustrative only and our cash, cash equivalents and capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read the information in this table together with our consolidated financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.

	As of April 30, 2013
	Actual	As Adjusted
	(unaudited) (in thousands, except share and per share data)
Cash and cash equivalents	$103,647	$

Stockholders' equity:
Preferred stock, par value $0.0001 per share; 10,000,000 shares authorized, no shares issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, as adjusted	—		—
Common stock, par value $0.0001 per share; 200,000,000 shares authorized, 23,933,586 shares issued and outstanding, actual; 200,000,000 shares authorized, shares issued and outstanding, as adjusted	3
Accumulated other comprehensive (loss) income	(6)
Additional paid-in capital	162,071
Accumulated deficit	(81,319)

Total stockholders' equity	80,749

Total capitalization	$80,749	$

        The number of shares of common stock to be outstanding after this offering is based on 23,933,586 shares of our common stock outstanding as of April 30, 2013, and excludes:

  •
  1,621,755 shares of common stock issuable upon exercise of stock options outstanding as of April 30, 2013, at a weighted-average exercise price of $5.42 per share, and 119,998 shares of common stock issuable pursuant to outstanding restricted stock units;

  •
  137,646 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock outstanding as of April 30, 2013, at a weighted-average exercise price of $3.20 per share;

  •
  146,170 additional shares of common stock reserved as of April 30, 2013 for future issuance under our Amended and Restated 2002 Stock Option Plan;

  •
  2,346,695 additional shares of common stock reserved for future issuance under our 2013 Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan; and

  •
  469,339 shares of common stock reserved for future issuance under our 2013 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan.

 DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after the closing of this offering.

        The net tangible book value of our common stock as of April 30, 2013 was $78.4 million, or $3.28 per share, based on 23,933,586 shares of common stock outstanding. Net tangible book value per share represents our total tangible assets (total assets less goodwill) less our total liabilities, divided by the number of shares of outstanding common stock.

        After giving effect to the receipt of the net proceeds from our sale of                shares of common stock in this offering at an assumed public offering price of $           per share which was the last sale price of our common stock on The New York Stock Exchange on                        , 2013 after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of April 30, 2013 would have been $             million, or $            per share. This represents an immediate increase in as adjusted net tangible book value of $            per share to our existing stockholders and an immediate dilution of $            per share to investors purchasing common stock in this offering.

        The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share		$
Net tangible book value per share as of April 30, 2013	$3.28
Increase in net tangible book value per share attributed to new investors purchasing shares from us in this offering

As adjusted net tangible book value per share after giving effect to this offering

Dilution in as adjusted net tangible book value per share to new investors in this offering		$

        The total number of shares of our common stock reflected in the discussion and table above is based on 23,933,586 shares of our common stock outstanding, as of April 30, 2013, and excludes:

  •
  1,621,755 shares of common stock issuable upon exercise of stock options outstanding as of April 30, 2013, at a weighted-average exercise price of $5.42 per share and 119,998 shares of common stock issuable pursuant to outstanding restricted stock units;

  •
  137,646 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock outstanding as of April 30, 2013, at a weighted-average exercise price of $3.20 per share;

  •
  146,170 additional shares of common stock reserved as of April 30, 2013 for future issuance under our Amended and Restated 2002 Stock Option Plan;

  •
  2,346,695 additional shares of common stock reserved for future issuance under our 2013 Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan; and

  •
  469,339 shares of common stock reserved for future issuance under our 2013 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan.

        To the extent that any outstanding stock options or warrants are exercised, new options are issued under our stock-based compensation plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read together with our consolidated financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus. The selected consolidated financial data in this section are not intended to replace our consolidated financial statements and the related notes. Our historical results are not necessarily indicative of our future results.

        The selected consolidated statements of operations data for the fiscal years ended January 31, 2011, 2012 and 2013 and the consolidated balance sheet data as of January 31, 2012 and 2013 are derived from our audited consolidated financial statements contained elsewhere in this prospectus. The consolidated balance sheet data as of January 31, 2010 and 2011 and the selected consolidated statements of operations data for the fiscal year ended January 31, 2010 is derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated statements of operations data for the fiscal years ended January 31, 2009 and the consolidated balance sheet data as of January 31, 2009 are derived from our unaudited consolidated financial statements that are not included in this prospectus. The selected consolidated statements of operations data for the three months ended April 30, 2012 and 2013 and the consolidated balance sheet data as of April 30, 2013 are derived from our unaudited consolidated financial statements contained elsewhere in this prospectus. We have prepared the unaudited financial information on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, we consider necessary for a fair statement of the financial information set forth in those statements.

	Fiscal Year Ended January 31,					Three Months Ended April 30,
	2009	2010	2011	2012	2013	2012	2013
	(unaudited)					(unaudited)
	(dollars in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue:
Subscription and support	$7,811	$12,897	$19,902	$31,124	$43,794	$9,530	$13,373
Perpetual license	111	1,334	4,260	3,546	5,815	1,611	629

Total product revenue	7,922	14,231	24,162	34,670	49,609	11,141	14,002
Professional services	3,152	4,142	5,548	6,655	7,237	1,837	2,047

Total revenue	11,074	18,373	29,710	41,325	56,846	12,978	16,049

Cost of revenue:
Product(1)	1,295	1,990	3,033	4,096	5,242	1,153	1,684
Professional services(1)	2,506	3,373	4,846	5,679	7,005	1,586	1,873

Total cost of revenue	3,801	5,363	7,879	9,775	12,247	2,739	3,557

Gross profit	7,273	13,010	21,831	31,550	44,599	10,239	12,492

Operating expenses:
Sales and marketing(1)	11,061	13,407	18,526	23,552	29,445	7,005	8,835
Research and development(1)	4,466	5,230	7,979	11,074	15,121	3,041	5,079
General and administrative(1)	4,012	3,875	5,074	8,170	10,810	2,302	3,854
Sublease termination income(2)	—	—	—	—	(839)	(839)	—

Total operating expenses	19,539	22,512	31,579	42,796	54,537	11,509	17,768

Loss from operations	(12,266)	(9,502)	(9,748)	(11,246)	(9,938)	(1,270)	(5,276)
Interest and other income (expense), net	(213)	(244)	(191)	(346)	(714)	(451)	(468)

Loss before provision for income taxes	(12,479)	(9,746)	(9,939)	(11,592)	(10,652)	(1,721)	(5,744)
Provision for income taxes	—	—	—	—	(128)	—	(46)

Net loss	(12,479)	(9,746)	(9,939)	(11,592)	(10,780)	(1,721)	(5,790)
Preferred stock accretion	—	(67)	(81)	(22)	—	—	—
Preferred stock deemed dividend(3)	—	—	—	(762)	—	—	—

Net loss attributable to common stockholders	$(12,479)	$(9,813)	$(10,020)	$(12,376)	$(10,780)	$(1,721)	$(5,790)

Net loss per common share, basic and diluted(4)	$(12.94)	$(7.95)	$(6.94)	$(6.62)	$(5.13)	$(0.86)	$(0.98)

Weighted-average common shares outstanding, basic and diluted(4)	964,600	1,234,385	1,443,551	1,868,771	2,100,790	1,990,655	5,904,484
Key Metrics (unaudited):
Total paid seats(5)	28,841	49,883	79,375	116,714	168,562	128,787	184,145
Renewal rate(6)	151%	129%	132%	129%	127%	123%	126%

(1)
Includes stock-based compensation as follows:

	Fiscal Year Ended January 31,					Three Months Ended April 30,
	2009	2010	2011	2012	2013	2012	2013
	(unaudited)					(unaudited)
	(in thousands)
Cost of product revenue	$2	$5	$6	$10	$16	$3	$66
Cost of professional services revenue	6	6	9	17	27	4	19
Sales and marketing	11	46	57	124	198	37	105
Research and development	21	48	56	93	193	27	224
General and administrative	22	66	65	324	523	118	170

	$62	$171	$193	$568	$957	$189	$584

(2)
In April 2012, the sublease for our corporate headquarters was terminated as a result of the sale of the building by the building's owner. The transaction was deemed a termination of the original lease and we derecognized the remaining deferred rent expense. See Note 14 of our consolidated financial statements for additional information.

(3)
In August 2011, we repurchased 151,122 shares of our preferred stock. The difference between the carrying value of the shares of preferred stock and their estimated fair value was deemed to be a dividend. See Note 8 of our consolidated financial statements for additional information.

(4)
See Note 12 of our consolidated financial statements for a discussion and reconciliation of historical and pro forma net loss attributable to common stockholders and weighted-average common shares outstanding for historical and pro forma basic and diluted net loss per share calculations.

(5)
Represents the number of total paid seats at period end. We define a paid seat as a seat with a subscription or support contract as of the measurement date. In the case of a contract that allows a customer to provision an unlimited number of seats, total paid seats includes an estimate of the total number of seats to be provisioned during the term of the contract. Total paid seats as of January 31, 2013 includes 10,081 seats in seat upgrades and as of April 30, 2013 includes 12,901 seats in seat upgrades, in each case, pursuant to such contracts. For more information, see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics."

(6)
Represents our renewal rate for the trailing twelve-month period ended as of the specified period end. We calculate our renewal rate by comparing the number of paid seats of all of our existing customers at the beginning of a twelve-month period to the number of paid seats for those same customers at the end of such period, taking into account nonrenewals, upgrades and downgrades. We exclude seats sold to new customers. For more information, see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics."

	As of January 31,
						As of April 30, 2013
	2009	2010	2011	2012	2013
	(unaudited)					(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,017	$15,906	$4,566	$19,452	$17,609	$103,647
Working capital, excluding current deferred revenue	6,865	18,331	13,360	28,052	30,393	111,410
Total assets	9,641	24,043	20,458	35,472	41,855	128,883
Deferred revenue, current and long-term	7,685	12,423	18,338	25,109	38,190	39,984
Notes payable and capital lease obligations, current and long-term	264	2,973	132	31	—	—
Preferred stock warrant liability	396	436	591	925	1,604	—
Convertible preferred stock	33,062	49,051	49,131	68,410	68,410	—
Total stockholders' equity (deficit)	(33,121)	(42,662)	(52,133)	(63,671)	(73,022)	80,749

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion contains information with respect to our plans and strategy as well as forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus. The last day of our fiscal year is January 31. Our fiscal quarters end on April 30, July 31, October 31 and January 31. Throughout this management's discussion and analysis of financial condition and results of operations we may from time to time refer to fiscal years and the reference relates to the fiscal year end; for example, fiscal 2013 would represent the fiscal year that ended on January 31, 2013.

Overview

        Rally Software is a leading global provider of cloud-based solutions for managing Agile software development. Our platform transforms the way organizations manage the software development lifecycle by enabling close alignment of software development and strategic business objectives, facilitating collaboration, increasing transparency, and automating manual processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. Our enterprise-class platform is extensible, cost-effective and designed to be easy to use. Agile is a software development methodology characterized by short, iterative and highly-adaptable development cycles. Since its introduction in 2001, organizations have increasingly adopted Agile. The Standish Group estimates that Agile techniques were used for 29% of new software development projects in 2011.

        We were founded in 2001 and until 2004 our activities were primarily focused on research and development. In late 2004, we released our first commercial, cloud-based solution. Initially, we focused on the U.S. market, targeted small- and medium-sized businesses and sold our solutions primarily to software companies. Over time we have successfully grown our business by diversifying our customer base across numerous industry verticals and geographies and shifting our sales focus to enterprises. Concurrent with this change in customer composition, we began providing deployment flexibility with an on-premise option and four editions of our solutions, a free Community Edition, an eXpress Edition, an Enterprise Edition and an Unlimited Edition. Since 2010, we have made significant investments in our sales force and broadened our solutions and international presence in response to the growing market opportunity for Agile management solutions. In December 2011, we introduced our Rally Portfolio Manager solution, which helped us to attract greater interest and drive adoption of our Unlimited Edition. As of April 30, 2013, we had over 1,000 customers with users around the world.

        Our operating results in a given period can fluctuate based on the mix of subscription and support, perpetual license and professional services revenue. In fiscal 2013 and in the three months ended April 30, 2013, subscription and support revenue accounted for 77% and 83% of total revenue, respectively. Our subscription contracts are typically sold on a per-seat basis with a one-year term, paid upfront and provide us with revenue visibility over a number of quarters. We typically negotiate the total number of seats a customer is entitled to provision as part of their subscription, but these seats may not be fully utilized over the term of the agreement. However, we have recently, and may in the future, enter into multi-year contracts in which the fees are paid upfront and the customer is entitled to an unlimited number of seats. These contracts may lead to significant fluctuations in cash flow from operations and will positively impact cash flow from operations in the period in which the cash is received. To a lesser extent, we sell perpetual licenses, which are also paid upfront and include support agreements, which are one year in duration and entitle the customer to support and upgrades. In fiscal 2013 and in the three months ended April 30, 2013, perpetual license revenue accounted for 10% and

4% of total revenue, respectively. We also offer professional services, which include training on Agile software development methodologies and the use of our solutions. In fiscal 2013 and in the three months ended April 30, 2013, professional services accounted for 13% of total revenue.

        We employ a land-and-expand go-to-market strategy, which is designed to encourage adoption of our solutions by helping establish Agile practices within an initial team, project or business unit. After demonstrating the value of our solutions to those first adopters, we work to expand the use of our solutions and sell additional subscriptions across the organization by targeting other development teams, departments and business units. We believe that our enterprise-level customers are underpenetrated and represent a significant growth opportunity for us to increase our seat count. Our growth has also been driven by selling to new enterprise customers, as Agile software development practices continue to be adopted. While part of our growth strategy is to promote adoption of Agile practices through the use of our free Community Edition, to date the conversion of customers of our free edition to one of our paid editions has not had a material impact on our revenue. We also continue to invest in our sales and marketing efforts worldwide. During fiscal 2013 and in the three months ended April 30, 2013, revenue from international customers accounted for 13% and 14%, respectively, of total revenue. During fiscal 2013, no customer accounted for more than 4% of our total revenue. We sell our solutions primarily through a direct sales force, both domestically and internationally.

        As we grow our business, we continue to face many challenges and risks. Specifically, our growth is dependent on the continued adoption of Agile software development techniques and investment in our business, including expanding our data center infrastructure capacity and sales and engineering teams, as well as continuing to grow our international presence. We might encounter difficulties growing our international presence if we are unable to localize our solutions and successfully compete with regional companies. Over time, as competition increases we expect to face pricing pressure. In addition, we offer volume price discounts based on the number of seats purchased. We may also experience seat downgrades that could negatively impact our total seat count. Seat downgrades occur for several reasons, including dissatisfaction with our prices or features relative to competitive offerings, reductions in our customers' spending levels, unused seats, limited adoption by a customer of our solutions or Agile practices, or departure of Agile users. Our strategic initiatives will require expenditure of capital and the attention of management and we may be unsuccessful as we execute on our growth plan.

        We have achieved significant growth since inception. From fiscal 2012 to fiscal 2013, our subscription and support revenue grew from $31.1 million to $43.8 million, representing a 41% year-over-year growth rate. From the three months ended April 30, 2012 to the three months ended April 30, 2013, our subscription and support revenue grew from $9.5 million to $13.4 million, representing a 40% period-over-period growth rate. From fiscal 2012 to fiscal 2013, our total revenue grew from $41.3 million to $56.8 million, representing a 38% year-over-year growth rate. From the three months ended April 30, 2012 to the three months ended April 30, 2013, our total revenue grew from $13.0 million to $16.0 million, representing a 24% period-over-period growth rate. Our historical rates of revenue growth may not be sustainable. We expect to continue to make significant expenditures to support and grow our business, including investing in our data center infrastructure, expanding our sales force and increasing our international presence. In addition, as a public company we will incur significant legal, accounting and other expenses that we did not incur as a private company. Furthermore, we may encounter unforeseen expenses, complications and other difficulties. We expect to incur losses for the foreseeable future and we may not be able to achieve or sustain profitability.

        On April 17, 2013, we issued and sold 6,900,000 shares of common stock in our initial public offering. The net offering proceeds to us, after deducting underwriting discounts and commissions totaling approximately $6.8 million and offering expenses totaling approximately $2.9 million, were approximately $87.0 million.

Key Metrics

        We regularly review the following key metrics to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions.

        Total paid seats.    We believe total paid seats are a key indicator of our market penetration, growth and future revenue. We define a paid seat as a seat with a subscription or support contract as of the measurement date. Our total paid seats were 79,375, 116,714 and 168,562 as of January 31, 2011, 2012 and 2013, respectively and 184,145 as of April 30, 2013. In the case of a contract that allows a customer to provision an unlimited number of seats, total paid seats includes an estimate of the total number of seats to be provisioned during the term of the contract. Total paid seats as of April 30, 2013 includes 12,901 seats in aggregate seat upgrades pursuant to such contracts with four different enterprise customers entered into between July 2012 and April 2013.

        Renewal rate.    We believe our renewal rate is an important metric to measure the long-term value of customer agreements and our ability to upsell or expand in our existing customer base. We calculate our renewal rate by comparing the number of paid seats of all of our existing customers at the beginning of a twelve-month period to the number of paid seats for those same customers at the end of such period, taking into account nonrenewals, upgrades and downgrades. We exclude seats sold to new customers. For fiscal 2011, 2012 and 2013, the renewal rate was 132%, 129% and 127%, respectively. For the twelve months ended April 30, 2013, the renewal rate was 126%.

Components of Operating Results

Revenue

        Subscription and support revenue.    We derive our subscription revenue from fees paid to us by our customers for access to our cloud-based solutions. We recognize the revenue associated with subscription agreements ratably on a straight-line basis over the term of the agreement, provided all criteria required for revenue recognition have been met.

        Our support revenue consists of maintenance associated with our perpetual licenses and hosting fees paid to us by our customers. Typically, when purchasing a perpetual license, a customer also purchases maintenance for which we charge a fee, priced as a percentage of the perpetual license fee. Maintenance agreements include the right to support and unspecified product upgrades. We recognize the revenue associated with maintenance ratably, on a straight-line basis, over the term of the contract. In limited instances, at the customer's option, we may host the software purchased by a customer under a perpetual license on systems at our third-party data centers. For hosting, we charge a fee, priced as a percentage of the perpetual license fee, and we recognize the revenue associated with hosting ratably on a straight-line basis over the associated hosting period.

        Perpetual license revenue.    Perpetual license revenue reflects the revenue recognized from sales of perpetual licenses to new customers and additional licenses to existing customers. We generally recognize the license fee portion of the arrangement upfront, provided all revenue recognition criteria are satisfied.

        Professional services revenue.    Professional services revenue consists primarily of fees related to the instruction of customers in Agile software development methodologies and training on our solutions as well as reimbursable expenses. We generally recognize the revenue associated with these professional services on a time-and-materials basis as we deliver the services or provide the training to our customers.

Cost of Revenue

        Cost of product revenue.    Cost of product revenue consists primarily of personnel and related costs of our support and operations teams, including salaries, benefits, bonuses, payroll taxes, stock-based compensation and allocated overhead, as well as software license fees, hosting costs, Internet connectivity and depreciation expenses directly related to delivering our solutions. As we add data center capacity and support personnel in advance of anticipated growth, our cost of product revenue will increase and if such anticipated revenue growth does not occur, our product gross profit will be adversely affected. In February 2013, we purchased Flowdock Oy, a company based in Helsinki, Finland, for approximately $4.4 million. Our purchase accounting allocation is not yet complete; however, we expect a meaningful portion of the purchase consideration will be allocated to intangible assets that will be capitalized and amortized over time to cost of product revenue, thereby increasing our cost of product revenue. Our cost of product revenue is generally expensed as the costs are incurred.

        Cost of professional services revenue.    Cost of professional services revenue consists primarily of personnel and related costs, including salaries, benefits, bonuses, payroll taxes, stock-based compensation, the costs of contracted third-party vendors, reimbursable expenses and allocated overhead. As most of our personnel are employed on a full-time basis, our cost of professional services is largely fixed in the short-term, while our professional services revenue may fluctuate, leading to fluctuations in professional services gross profit. Our cost of professional services revenue is generally expensed as costs are incurred.

Operating Expenses

        Our operating expenses are classified into three categories: sales and marketing, research and development and general and administrative. For each category, the largest expense component is personnel and related costs, which includes salaries, employee benefit costs, bonuses, commissions, stock-based compensation and payroll taxes. Operating expenses also include allocated overhead costs for facilities and depreciation of equipment, which are allocated to each department based on relative department headcount. Operating expenses are generally recognized as incurred.

        Sales and marketing.    Sales and marketing expenses primarily consist of personnel and related costs for our sales and marketing staff, including salaries, benefits, commissions, bonuses, payroll taxes, stock-based compensation and costs of promotional events, corporate communications, online marketing, product marketing and other brand-building activities, in addition to allocated overhead. We expense sales commissions when the initial customer contract is signed and upon any renewal as our obligation to pay a sales commission arises at these times. We expect that sales and marketing expenses will continue to increase in absolute dollars, partially as a result of our international expansion, and will continue to be the largest expense component of our operating expenses. However, we expect sales and marketing expenses to be relatively constant as a percentage of revenue in the near term.

        Research and development.    Research and development expenses primarily consist of personnel and related costs of our research and development staff, including salaries, benefits, bonuses, payroll taxes, stock-based compensation and costs of certain third-party contractors, as well as allocated overhead. Research and development costs related to the development of our software products are generally expensed as incurred as development costs that have qualified for capitalization are not significant. We have devoted our product development efforts primarily to enhancing the functionality and expanding the capabilities of our solutions. We expect that our research and development expenses will continue to increase in absolute dollars as we increase our research and development headcount to further strengthen and enhance our solutions. For example, in February 2013 we increased our research and development headcount by eight employees with the purchase of Flowdock Oy, a company based in Helsinki, Finland.

        General and administrative.    General and administrative expenses primarily consist of personnel and related costs for our executive, administrative, finance, information technology, legal, accounting and human resource staffs, including salaries, benefits, bonuses, payroll taxes and stock-based compensation, professional fees, other corporate expenses and allocated overhead. We have recently incurred, and expect to continue to incur, additional expenses as we grow our operations and transition to operating as a public company, including higher legal, corporate insurance, accounting and auditing expenses, and the additional costs of enhancing and maintaining our internal control environment through the adoption of new corporate policies. We also expect that general and administrative expenses will continue to increase in absolute dollars as we expand our operations, including internationally.

Other Income (Expense)

        Other income (expense) consists primarily of interest income on our cash balances, changes in the estimated fair value of our preferred stock warrants, which are recorded as interest expense because the warrants were issued in conjunction with debt facilities, and foreign exchange gains (losses) that relate to expenses and transactions denominated in currencies other than our functional currency. Our functional currency is the U.S. dollar. On April 17, 2013, our preferred stock warrants converted to common stock warrants upon the closing of our initial public offering and, as such, we will no longer be required to present the warrants at fair value.

Provision for Income Taxes

        Because we have generated net losses in all periods to date and recorded a full valuation allowance against our deferred tax assets, we have historically not recorded a provision for federal or state income taxes. Foreign income taxes prior to the three months ended April 30, 2013 have not been material. The tax provision for the three months ended April 30, 2013 is exclusively related to foreign income taxes and is a result of the cost-plus transfer pricing agreements we have in place with our foreign subsidiaries. Realization of any of our deferred tax assets depends upon future earnings, the timing and amount of which are uncertain. Utilization of our net operating losses may be subject to annual limitations due to the ownership change rules under the Internal Revenue Code of 1986, as amended, and similar state provisions. We completed an analysis covering the period through April 30, 2013 to determine whether an ownership change had occurred since our inception. The analysis indicated that although an ownership change had occurred in 2003, the net operating losses and research and development credits remained available to offset future taxable income, if any. However, in the event we have subsequent changes in ownership, including as a result of this offering, the availability of net operating losses and research and development credit carryovers could be limited.

Results of Operations

        The following tables set forth our results of operations for the periods presented and as a percentage of our total revenue for those periods. The period-to-period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods.

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2011	2012	2013	2012	2013
				(unaudited)
	(in thousands)
Consolidated Statements of Operations Data:
Revenue:
Subscription and support	$19,902	$31,124	$43,794	$9,530	$13,373
Perpetual license	4,260	3,546	5,815	1,611	629

Total product revenue	24,162	34,670	49,609	11,141	14,002
Professional services	5,548	6,655	7,237	1,837	2,047

Total revenue	29,710	41,325	56,846	12,978	16,049

Cost of revenue:
Product	3,033	4,096	5,242	1,153	1,684
Professional services	4,846	5,679	7,005	1,586	1,873

Total cost of revenue	7,879	9,775	12,247	2,739	3,557

Gross profit	21,831	31,550	44,599	10,239	12,492

Operating expenses:
Sales and marketing	18,526	23,552	29,445	7,005	8,835
Research and development	7,979	11,074	15,121	3,041	5,079
General and administrative	5,074	8,170	10,810	2,302	3,854
Sublease termination income	—	—	(839)	(839)	—

Total operating expenses	31,579	42,796	54,537	11,509	17,768

Loss from operations	(9,748)	(11,246)	(9,938)	(1,270)	(5,276)
Other (expense) income:
Interest and other income	72	53	56	2	13
Interest expense	(251)	(349)	(683)	(438)	(462)
Loss on foreign currency transactions and other gain (loss)	(12)	(50)	(87)	(15)	(19)

Loss before provision for income taxes	(9,939)	(11,592)	(10,652)	(1,721)	(5,744)
Provision for income taxes	—	—	(128)	—	(46)

Net loss	$(9,939)	$(11,592)	$(10,780)	$(1,721)	$(5,790)

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2011	2012	2013	2012	2013
				(unaudited)
	(as a percentage of total revenue)
Consolidated Statements of Operations Data:
Revenue:
Subscription and support	67%	75%	77%	74%	83%
Perpetual license	14	9	10	12	4

Total product revenue	81	84	87	86	87
Professional services	19	16	13	14	13

Total revenue	100	100	100	100	100

Cost of revenue:
Product	10	10	9	9	10
Professional services	16	14	12	12	12

Total cost of revenue	26	24	22	21	22

Gross profit	74	76	78	79	78

Operating expenses:
Sales and marketing	63	57	52	54	55
Research and development	27	26	27	23	32
General and administrative	17	20	19	18	24
Sublease termination income	—	—	(1)	(6)	—

Total operating expenses	107	103	96	89	111

Loss from operations	(33)	(27)	(18)	(10)	(33)
Other (expense) income:
Interest and other income	—	—	—	—	—
Interest expense	(1)	(1)	(1)	(3)	(3)
Loss on foreign currency transactions and other gain (loss)	—	—	—	—	—

Loss before provision for income taxes	(34)	(28)	(19)	(13)	(36)
Provision for income taxes	—	—	—	—	—

Net loss	(34)%	(28)%	(19)%	(13)%	(36)%

Comparison of the Three Months Ended April 30, 2012 and 2013

Revenue

	Three Months Ended April 30,
	2012	2013	% Change
	(dollars in thousands)
Revenue:
Subscription and support	$9,530	$13,373	40%
Perpetual license	1,611	629	(61)%

Total product revenue	11,141	14,002	26%
Professional services	1,837	2,047	11%

Total revenue	$12,978	$16,049	24%

Percentage of revenue:
Subscription and support	74%	83%
Perpetual license	12	4

Total product revenue	86	87
Professional services	14	13

Total	100%	100%

        Subscription and support revenue increased $3.8 million from the three months ended April 30, 2012 to the three months ended April 30, 2013. Of the total increase in subscription and support revenue, approximately $1.5 million, or 38.1%, represented revenue from new customers acquired after April 30, 2012, and approximately $2.3 million, or 61.9%, represented revenue from existing customers at or prior to April 30, 2012. The increase in revenue from existing customers was due primarily to sales of additional seats, which we believe is attributable to increased adoption of Agile practices by our customers.

        Perpetual license revenue decreased $1.0 million from the three months ended April 30, 2012 to the three months ended April 30, 2013. The overall decrease in perpetual license revenue was primarily the result of three large transactions totaling approximately $0.9 million that were recognized as revenue in the three months ended April 30, 2012 and were not offset or replaced by the sale of additional perpetual license seats to new or existing customers in the three months ended April 30, 2013.

        Professional services revenue increased $0.2 million from the three months ended April 30, 2012 to the three months ended April 30, 2013. The increase was driven by higher demand for our services to help companies implement Agile software development methodologies.

Cost of Revenue and Gross Profit Percentage

	Three Months Ended April 30,
	2012	2013	% Change
	(dollars in thousands)
Cost of revenue:
Product	$1,153	$1,684	46%
Professional services	1,586	1,873	18%

Total cost of revenue	$2,739	$3,557

Gross profit:
Product	89%	88%
Professional services	14%	9%
Total gross profit	79%	78%

        Cost of product revenue increased $0.5 million from the three months ended April 30, 2012 to the three months ended April 30, 2013. The increase was primarily comprised of a $0.2 million increase in personnel and related expenses, a $0.1 million increase in depreciation expense as a result of computer equipment purchases and amortization of intangible assets acquired in business combinations and a $0.1 million increase in additional software licenses.

        Cost of professional services revenue increased $0.3 million from the three months ended April 30, 2012 to the three months ended April 30, 2013. The increase was primarily due to an increase of $0.1 million in personnel and related expenses and an increase of $0.1 million in third-party consulting services.

Operating Expenses

Sales and Marketing

	Three Months Ended April 30,
	2012	2013	% Change
	(dollars in thousands)
Sales and marketing	$7,005	$8,835	26%
Percentage of total revenue	54%	55%

        Sales and marketing expenses increased $1.8 million from the three months ended April 30, 2012 to the three months ended April 30, 2013. The increase was primarily due to an increase of $1.4 million in personnel and related expenses. Our sales and marketing headcount increased from 113 as of April 30, 2012 to 145 as of April 30, 2013. Rent expense increased $0.1 million as a result of an increase in allocated rent expense and an increase associated with opening new foreign sales offices. Travel and entertainment expenses increased $0.2 million as a result of our larger sales and marketing teams and an increase in travel related to our international expansion and an increased number of marketing events.

Research and Development

	Three Months Ended April 30,
	2012	2013	% Change
	(dollars in thousands)
Research and development	$3,041	$5,079	67%
Percentage of total revenue	23%	32%

        Research and development expenses increased $2.0 million from the three months ended April 30, 2012 to the three months ended April 30, 2013. The increase was primarily due to an increase of $1.5 million in personnel and related expenses to enhance existing solutions and add new functionality to our solutions, an increase of $0.2 million for third-party consulting services and a $0.1 million increase in allocated rent expense. Our research and development headcount increased from 94 as of April 30, 2012 to 123 as of April 30, 2013.

General and Administrative

	Three Months Ended April 30,
	2012	2013	% Change
	(dollars in thousands)
General and administrative	$2,302	$3,854	67%
Percentage of total revenue	18%	24%

        General and administrative expenses increased $1.6 million from the three months ended April 30, 2012 to the three months ended April 30, 2013. The increase was partially due to an increase of $0.6 million in personnel and related expenses. Our general and administrative headcount increased from 45 as of April 30, 2012 to 52 as of April 30, 2013. Professional fees also increased $0.4 million for accounting, audit, legal and tax services incurred as a result of our growth, changes we made in connection with the transition to operating as a public company and expenses we incurred in connection with our acquisition of Flowdock Oy, a company based in Helsinki, Finland. Recruiting expenses also increased $0.2 million as we continued to increase our overall headcount.

Other (Expense) Income

	Three Months Ended April 30,
	2012	2013
	(in thousands)
Other (expense) income
Interest and other income	$2	$13
Interest expense	(438)	(462)
Loss on foreign currency transactions and other gain (loss)	(15)	(19)

Total	$(451)	$(468)

        Other (expense) income was relatively unchanged from the three months ended April 30, 2012 to the three months ended April 30, 2013.

Comparison of Fiscal Years Ended January 31, 2011, 2012 and 2013

Revenue

	Fiscal Year Ended January 31,
				% Change from 2011 to 2012	% Change from 2012 to 2013
	2011	2012	2013
	(dollars in thousands)
Revenue:
Subscription and support	$19,902	$31,124	$43,794	56%	41%
Perpetual license	4,260	3,546	5,815	(17)%	64%

Total product revenue	24,162	34,670	49,609	43%	43%
Professional services	5,548	6,655	7,237	20%	9%

Total revenue	$29,710	$41,325	$56,846	39%	38%

Percentage of revenue:
Subscription and support	67%	75%	77%
Perpetual license	14	9	10

Total product revenue	81	84	87
Professional services	19	16	13

Total	100%	100%	100%

        Subscription and support revenue increased $12.7 million from fiscal 2012 to fiscal 2013. Of the total increase in subscription and support revenue, approximately $2.9 million, or 23%, represented revenue from new customers acquired after January 31, 2012, and approximately $9.8 million, or 77%, represented revenue from existing customers at or prior to January 31, 2012. The increase in revenue from existing customers was due primarily to sales of additional seats, which we believe is attributable to increased adoption of Agile practices by our customers.

        Subscription and support revenue increased $11.2 million from fiscal 2011 to fiscal 2012. Of the total increase in subscription and support revenue, approximately $2.5 million, or 22%, represented revenue from new customers acquired after January 31, 2011, and approximately $8.7 million, or 78%, represented revenue from existing customers at or prior to January 31, 2011. The increase in revenue from existing customers was due primarily to sales of additional seats, which we believe is attributable to increased adoption of Agile practices by our customers.

        Perpetual license revenue increased $2.3 million from fiscal 2012 to fiscal 2013. The overall increase in perpetual license revenue was the result of increased perpetual license purchases by certain large enterprise customers. Although perpetual license revenue increased in terms of absolute dollars, it remained relatively flat as a percentage of total revenue.

        Perpetual license revenue decreased $0.7 million from fiscal 2011 to fiscal 2012. In fiscal 2012, we decreased our sales organization's focus on selling perpetual licenses and also increased our prices for perpetual licenses, which contributed to the decrease in overall perpetual license sales.

        Professional services revenue increased $0.6 million from fiscal 2012 to fiscal 2013. The increase was driven by higher demand for our services to help companies implement Agile software development methodologies.

        Professional services revenue increased $1.1 million from fiscal 2011 to fiscal 2012. In fiscal 2012, we continued to increase our professional services and capabilities related to Agile software development methodologies. In addition, we increased our product related training with the goal of enhancing our customers' knowledge and use of our solutions.

Cost of Revenue and Gross Profit Percentage

	Fiscal Year Ended January 31,
				% Change from 2011 to 2012	% Change from 2012 to 2013
	2011	2012	2013
	(dollars in thousands)
Cost of revenue:
Product	$3,033	$4,096	$5,242	35%	28%
Professional services	4,846	5,679	7,005	17%	23%

Total cost of revenue	$7,879	$9,775	$12,247

Gross profit:
Product	87%	88%	89%
Professional services	13%	15%	3%
Total gross profit	74%	76%	78%

        Cost of product revenue increased $1.1 million from fiscal 2012 to fiscal 2013. The increase was primarily comprised of a $0.5 million increase in personnel and related expenses, a $0.1 million increase in allocated rent expense, a $0.1 million increase in depreciation expense as a result of computer equipment purchases and a $0.1 million increase in additional software licenses.

        Cost of product revenue increased $1.1 million from fiscal 2011 to fiscal 2012. The increase was primarily comprised of a $0.5 million increase in personnel and related expenses and a $0.4 million increase in licenses and permits related to additional software licenses as a result of the increase in the number of paid seats.

        Cost of professional services revenue increased $1.3 million from fiscal 2012 to fiscal 2013 primarily due to an increase of $0.8 million in personnel and related expenses and an increase of $0.4 million in third-party consulting services.

        Cost of professional services revenue increased $0.8 million from fiscal 2011 to fiscal 2012 primarily due to an increase of $0.6 million in personnel and related expenses.

Operating Expenses

Sales and Marketing

	Fiscal Year Ended January 31,
				% Change from 2011 to 2012	% Change from 2012 to 2013
	2011	2012	2013
	(dollars in thousands)
Sales and marketing	$18,526	$23,552	$29,445	27%	25%
Percentage of total revenue	62%	57%	52%

        Sales and marketing expenses increased $5.9 million from fiscal 2012 to fiscal 2013. The increase was primarily due to an increase of $4.8 million in personnel and related expenses. We also incurred $0.2 million of increased marketing expenses, mainly in the form of sponsorships and marketing events. Travel and entertainment expenses increased $0.4 million as a result of our larger sales and marketing teams and an increase in travel related to our international expansion and an increased number of marketing events.

        Sales and marketing expenses increased $5.0 million from fiscal 2011 to fiscal 2012. The increase was primarily due to an increase of $4.0 million in personnel and related expenses. We also incurred $0.6 million of increased marketing expenses paid to outside third parties to supplement our internal marketing team. Travel and entertainment expenses increased $0.4 million as a result of our larger sales and marketing teams and an increase in travel related to our international expansion and an increased number of marketing events.

Research and Development

	Fiscal Year Ended January 31,
				% Change from 2011 to 2012	% Change from 2012 to 2013
	2011	2012	2013
	(dollars in thousands)
Research and development	$7,979	$11,074	$15,121	39%	37%
Percentage of total revenue	27%	27%	27%

        Research and development expenses increased $4.0 million from fiscal 2012 to fiscal 2013. The increase was primarily due to an increase of $3.1 million in personnel and related expenses to enhance existing solutions and add new functionality to our solutions and a $0.4 million increase in allocated rent expense.

        Research and development expenses increased $3.1 million from fiscal 2011 to fiscal 2012. The increase was primarily due to an increase of $2.8 million in personnel and related expenses to enhance existing solutions and add new functionality to our solutions.

General and Administrative

	Fiscal Year Ended January 31,
				% Change from 2011 to 2012	% Change from 2012 to 2013
	2011	2012	2013
	(dollars in thousands)
General and administrative	$5,074	$8,170	$10,810	61%	32%
Percentage of total revenue	17%	20%	19%

        General and administrative expenses increased $2.6 million from fiscal 2012 to fiscal 2013. The increase was primarily due to an increase of $1.5 million in personnel and related expenses. Professional fees also increased $1.0 million for accounting, audit, legal and tax services incurred as a result of our growth, changes we made in anticipation of becoming a public company and expenses we incurred in anticipation of our acquisition of Flowdock Oy, a company based in Helsinki, Finland.

        General and administrative expenses increased $3.1 million from fiscal 2011 to fiscal 2012. The increase was primarily due to an increase of $1.8 million in personnel and related expenses. Professional fees also increased $0.8 million for accounting, audit, legal and tax services incurred as a result of our growth, the change in our year-end and changes we made in anticipation of becoming a public company.

Other (Expense) Income

	Fiscal Year Ended January 31,
	2011	2012	2013
	(dollars in thousands)
Other (expense) income
Interest and other income	$72	$53	$56
Interest expense	(251)	(349)	(683)
Loss on foreign currency transactions and other gain (loss)	(12)	(50)	(87)

Total	$(191)	$(346)	$(714)

        Other (expense) income increased $0.4 million from fiscal 2012 to fiscal 2013. The increase was due to an increase in interest expense related to our preferred stock warrants.

        Other (expense) income increased $0.2 million from fiscal 2011 to fiscal 2012. This increase was due to an increase in interest expense related to our preferred stock warrants.

Quarterly Results of Operations

        The following tables set forth selected unaudited quarterly statements of operations data for the last nine fiscal quarters, as well as the percentage of total revenue that each line item represents. The information for each of these quarters has been prepared on the same basis as the audited annual financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of operating results for future periods.

	Quarter Ended
	April 30, 2011	July 31, 2011	October 31, 2011	January 31, 2012	April 30, 2012	July 31, 2012	October 31, 2012	January 31, 2013	April 30, 2013
	(unaudited) (in thousands)
Revenue:
Subscription and support	$6,462	$7,382	$8,371	$8,910	$9,530	$10,457	$11,419	$12,387	$13,373
Perpetual license	1,440	720	604	782	1,611	1,407	1,252	1,546	629

Total product revenue	7,902	8,102	8,975	9,692	11,141	11,864	12,671	13,933	14,002
Professional services	1,806	1,870	1,415	1,563	1,837	1,763	2,078	1,559	2,047

Total revenue	9,708	9,972	10,390	11,255	12,978	13,627	14,749	15,492	16,049

Cost of revenue:
Product	923	1,066	1,062	1,045	1,153	1,226	1,437	1,426	1,684
Professional services	1,402	1,464	1,426	1,387	1,586	1,830	1,880	1,709	1,873

Total cost of revenue	2,325	2,530	2,488	2,432	2,739	3,056	3,317	3,135	3,557

Gross profit	7,383	7,442	7,902	8,823	10,239	10,571	11,432	12,357	12,492

Operating expenses:
Sales and marketing	5,656	5,475	5,930	6,491	7,005	6,537	7,226	8,676	8,835
Research and development	2,508	2,828	2,836	2,901	3,041	3,505	4,153	4,423	5,079
General and administrative	1,571	1,655	2,699(1)	2,245	2,302	2,567	2,739	3,203	3,854
Sublease termination income(2)	—	—	—	—	(839)	—	—	—	—

Total operating expenses	9,735	9,958	11,465	11,637	11,509	12,609	14,118	16,302	17,768

Loss from operations	(2,352)	(2,516)	(3,563)	(2,814)	(1,270)	(2,038)	(2,686)	(3,945)	(5,276)
Other (expense) income:
Interest expense	(236)	(73)	(22)	(19)	(438)	(237)	(46)	39	(462)
Other (expense) income and (losses) gains	(30)	39	(5)	(1)	(13)	15	(19)	(14)	(6)

Loss before provision for income taxes	(2,618)	(2,550)	(3,590)	(2,834)	(1,721)	(2,260)	(2,751)	(3,920)	(5,744)
Provision for income taxes	—	—	—	—	—	—	—	(128)	(46)

Net loss	$(2,618)	$(2,550)	$(3,590)	$(2,834)	$(1,721)	$(2,260)	$(2,751)	$(4,048)	$(5,790)

	Quarter Ended
	April 30, 2011	July 31, 2011	October 31, 2011	January 31, 2012	April 30, 2012	July 31, 2012	October 31, 2012	January 31, 2013	April 30, 2013
	(as a percentage of total revenue)
Revenue:
Subscription and support	67%	74%	81%	79%	73%	77%	77%	80%	83%
Perpetual license	15	7	6	7	13	10	9	10	4

Total product revenue	82	81	87	86	86	87	86	90	87
Professional services	18	19	13	14	14	13	14	10	13

Total revenue	100	100	100	100	100	100	100	100	100

Cost of revenue:
Product	10	11	10	9	9	9	9	9	10
Professional services	14	14	14	13	12	13	13	11	12

Total cost of revenue	24	25	24	22	21	22	22	20	22

Gross profit	76	75	76	78	79	78	78	80	78

Operating expenses:
Sales and marketing	58	55	57	57	54	48	49	56	55
Research and development	26	28	28	26	23	26	28	29	32
General and administrative	16	17	26 (1)	20	18	19	19	20	24
Sublease termination income(2)	—	—	—	—	(6)	—	—	—	—

Total operating expenses	100	100	110	103	89	93	96	105	111

Loss from operations	(24)	(25)	(34)	(25)	(10)	(15)	(18)	(25)	(33)
Other (expense) income:
Interest expense	(3)	(1)	—	—	(3)	(2)	(1)	—	(3)
Other (expense) income and (losses) gains	—	—	—	—	—	—	—	—	—

Loss before provision for income taxes	(27)	(26)	(34)	(25)	(13)	(17)	(19)	(25)	(36)
Provision for income taxes	—	—	—	—	—	—	—	(1)	—

Net loss	(27)%	(26)%	(35)%	(25)%	(13)%	(17)%	(19)%	(26)%	(36)%

(1)
The increase related primarily to the timing of certain audit and consulting fees incurred as a result of the change in our fiscal year-end as well as compensation expense of $0.4 million relating to the repurchase in August 2011 of shares of preferred stock from our executive officers. See the section titled "Certain Relationships and Related Party Transactions—Stock Repurchases" for additional information.

(2)
In April 2012, the sublease for our corporate headquarters was terminated as a result of the sale of the building by the building's owner. The transaction was deemed a termination of the original lease and we derecognized the remaining deferred rent expense. See Note 14 of our consolidated financial statements for additional information.

Seasonality and Quarterly Trends

        Our customers tend to follow budgeting cycles, buying solutions at the beginning and end of a calendar year. We tend to experience some seasonality associated with bookings, perpetual license revenue and cash flow from operations in the first and fourth quarters of each fiscal year. Our cash flow from operations has historically been higher in the first quarter of each fiscal year than in other quarters. We generally do not experience seasonality associated with subscription and support revenue due to the fact we recognize subscription and support revenue over the term of the contract or support period.

Liquidity and Capital Resources

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2011	2012	2013	2012	2013
				(unaudited)
	(in thousands)
Net cash provided by (used in) operating activities	$(5,743)	$(1,704)	$1,821	$1,306	$1,357
Net cash used in investing activities	(3,060)	(1,925)	(2,813)	(247)	(4,999)
Net cash provided by (used in) financing activities	(2,537)	18,515	(851)	10	89,680

Net increase (decrease) in cash and cash equivalents	$(11,340)	$14,886	$(1,843)	$1,069	86,038

	As of January 31,			As of April 30,
	2011	2012	2013	2012	2013
				(unaudited)
	(in thousands)
Cash and cash equivalents	$4,566	$19,452	$17,609	$20,521	$103,647

        To date, we have financed our operations primarily through sales of our capital stock, including through our initial public offering, and to a lesser extent, borrowing on our credit facilities.

        At April 30, 2013, our cash and cash equivalents of $103.6 million were held for working capital purposes. We believe that our cash and cash equivalents and the amount available pursuant to our credit facility will be sufficient to meet our anticipated cash needs for at least the next twelve months. Our future capital requirements will depend on many factors, including our growth rate, the timing and extent of spending to support research and development efforts, the expansion of sales and marketing activities, particularly internationally, and the introduction of new and enhanced solutions and professional service offerings. In the event that additional financing is required from outside sources, we may be unable to raise the funds on acceptable terms, if at all. If we are unable to raise additional capital when desired, our business, operating results and financial condition could be adversely affected.

Loan and Security Agreement

        We have a loan and security agreement with Square 1 Bank with a maximum borrowing availability of $12.0 million, of which $3.0 million is available for our corporate credit card line and letters of credit. On January 31, 2013, we extended the maturity on our loan and security agreement from February 2013 to February 2014. At April 30, 2013, the amount available under the loan and security agreement, considering the borrowing base calculation, was $8.2 million. At April 30, 2013, we had a letter of credit outstanding for $2.5 million that reduced the amount available pursuant to the revolving line of credit to $5.7 million. The letter of credit represents the security deposit associated with the ten-year operating lease commitment we executed in the first quarter of fiscal 2013. Subsequent to April 30, 2013, we executed an amended and restated office lease which requires us to deposit $4.2 million in cash in an escrow account which will represent the security deposit. Once the cash security deposit is deposited into the escrow account the $2.5 million letter of credit will be released.

        Other than the outstanding letter of credit that has the loan and security agreement as collateral, no amounts were outstanding on the loan and security agreement as of April 30, 2013. Advances under the loan and security agreement bear interest at the prime rate then in effect plus 3.00%, with a floor of 5.25%.

        The loan is secured by substantially all of our assets and includes a restriction on our ability to pledge our intellectual property. The loan and security agreement includes financial covenants and other customary affirmative and negative covenants. The primary financial covenant is an adjusted quick ratio.

The adjusted quick ratio is defined as the cash at the bank plus accounts receivable less than 90 days old from invoice date as compared to current liabilities excluding deferred revenue. We must maintain an adjusted quick ratio of at least 1.10 to 1.00. Other restrictive covenants under the loan and security agreement include covenants with respect to creating liens on our assets, incurring additional debt, paying dividends or making other distributions, making investments, consummating certain mergers or acquisitions, making payments on subordinate debt, entering into certain transactions with affiliates, transferring funds to other financial institutions and effecting sales or other dispositions of our assets or business without the prior consent of Square 1 Bank. We were in compliance with our covenants as of April 30, 2013. The loan and security agreement also contains usual and customary events of default (subject to certain threshold amounts and grace periods) on the occurrence of events such as nonpayment of amounts due under the loan and security agreement, violation of the restrictive covenants referred to above, violation of other contractual provisions, a material adverse change in our business, attachment of our assets, our insolvency or certain other events.

Components of Liquidity and Capital Resources

Operating Activities

        In the three months ended April 30, 2013, cash provided by operating activities was $1.4 million, which reflects our net loss of $5.8 million, adjusted by non-cash charges of $1.7 million consisting primarily of $0.6 million for stock-based compensation, $0.5 million for the change in valuation of preferred stock warrants, and $0.6 million for depreciation and amortization. Sources of cash inflows were from fluctuations in our working capital of $5.5 million. The favorable fluctuations in our working capital were primarily attributable to an increase in deferred revenue as a result of an increase in sales and a decrease in accounts receivable as a result of first quarter fiscal year 2014 cash collections being greater than our first quarter fiscal year 2014 billings. The favorable fluctuations were partially offset by an increase in prepaid expenses and other current assets primarily related to payment timing and an increase in headcount and infrastructure capacity that required us to purchase additional seats and licenses for subscription software and an increase in prepaid insurance in connection with the insurance premium associated with our directors and officers liability insurance procured in connection with our initial public offering. Our days sales outstanding were 58 days at April 30, 2013 as compared to 68 days at April 30, 2012. Our days sales outstanding were 62 days at January 31, 2013.

        In the three months ended April 30, 2012, cash provided by operating activities was $1.3 million, which reflects our net loss of $1.7 million, adjusted by non-cash charges of $0.2 million consisting primarily of $0.2 million for stock-based compensation, $0.4 million for the change in valuation of preferred stock warrants, and $0.4 million for depreciation and amortization, partially offset by $0.8 million in non-cash income related to the early termination of the sublease for our corporate headquarters as a result of the sale of the building by the building's owner. Sources of cash inflows were from fluctuations in our working capital of $2.8 million. The favorable fluctuations in our working capital were primarily attributable to an increase in deferred revenue as a result of an increase in sales and an increase in deferred rent expense primarily due to an $0.8 million lease incentive payment we received in connection with entering into our new ten-year lease for our corporate headquarters. The favorable fluctuations were partially offset by an increase in headcount that required us to purchase additional seats and licenses for subscription software and prepaid employee insurance.

        For fiscal 2013, cash provided by operating activities was $1.8 million, which reflects our net loss of $10.8 million, adjusted by non-cash charges of $2.7 million consisting primarily of $0.9 million for stock-based compensation, $0.7 million for the change in valuation of preferred stock warrants, and $1.9 million for depreciation and amortization, partially offset by $0.8 million in non-cash income related to the early termination of our sublease. Sources of cash inflows were from fluctuations in our working capital of $9.9 million. The fluctuations in our working capital were primarily attributable to an increase in deferred revenue as a result of an increase in sales, which was partially offset by an increase in accounts receivable. The fluctuations were also partially attributable to an increase in accounts payable and accrued liabilities primarily related to employee related compensation accruals, and an increase in deferred rent expense primarily due to an $0.8 million lease incentive payment we received in connection with entering into our new ten-year lease for our corporate headquarters, which were partially offset by an increase in prepaid expenses and other current assets primarily related to payment timing and an increase in headcount that required us to purchase additional seats and licenses for subscription software. Our days sales outstanding were 62 days at January 31, 2013 compared to 66 days at January 31, 2012.

        For fiscal 2012, cash used in operating activities was $1.7 million, which reflects our net loss of $11.6 million, adjusted by non-cash charges of $2.9 million consisting primarily of $0.6 million for stock-based compensation, $1.9 million for depreciation and amortization, $0.1 million for a non-cash charitable contribution and $0.3 million for the change in valuation of preferred stock warrants. Sources of cash inflows were from fluctuations in our working capital of $7.0 million. The fluctuations in our working capital were primarily attributable to an increase in accounts receivable with a correspondingly larger increase in deferred revenue as a result of new sales. Our days sales outstanding were 66 days at January 31, 2012 compared to 68 days at January 31, 2011.

        For fiscal 2011, cash used in operating activities was $5.7 million, which reflects our net loss of $9.9 million, adjusted by non-cash charges of $1.5 million consisting primarily of $0.2 million for stock-based compensation, $1.1 million for depreciation and amortization, and $0.2 million for the change in valuation of preferred stock warrants. Sources of cash inflows were from fluctuations in our working capital of $2.7 million. The fluctuations in our working capital were primarily attributable to an increase in accounts receivable with a correspondingly larger increase in deferred revenue as a result of new sales. Our days sales outstanding were 68 days at January 31, 2011 compared to 75 days at January 31, 2010.

        A significant portion of our subscription renewals are invoiced in December and January of each year, which under our typical customer payment terms generally creates positive cash flow from operations in the first quarter of each fiscal year, which is, in turn, historically offset in subsequent quarters, resulting in cash used in operations for the full fiscal year. Although historically cash flow from operations has been negative in the second quarter through the fourth quarter of a fiscal year, we generated $0.1 and $1.9 million in cash flow from operations in the second quarter and third quarter of fiscal 2013, respectively. Our cash used in operations in the fourth quarter of fiscal 2013 was $1.4 million. Our cash used in operations improved by $4.0 million from fiscal 2011 to fiscal 2012 and also improved by $3.5 million from fiscal 2012 to fiscal 2013. Our cash flow from operations was positively impacted in both the third and fourth quarters of fiscal 2013 as a result of prepaid multi-year agreements with several of our customers as evidenced by the increase in long-term deferred revenue of $4.3 million from fiscal 2012 to fiscal 2013. Our headcount increased from 232 at the end of fiscal 2011 to 285 at the end of fiscal 2012 to 360 at the end of fiscal 2013 to 378 as of April 30, 2013. We expect to continue to make investments in headcount, and our ability to consistently generate positive cash flow from operations for a full fiscal year will depend on revenue and the resulting cash receipts increasing at a rate that is faster than our on-going investment in personnel, facilities and our systems.

Investing Activities

        Our investing activities consist primarily of capital expenditures to purchase computer equipment and software, furniture and fixtures, as well as leasehold improvements and business combinations. In the future, we expect to continue to invest in capital expenditures to support our expanding operations and seek complimentary, accretive acquisitions.

        In the three months ended April 30, 2013, cash used in investing activities of $5.0 million was attributable to capital expenditures for computer hardware primarily to support our increase in headcount during the period and for data center hardware to support our growth during the period and the acquisition of Flowdock Oy, a company based in Helsinki, Finland.

        In the three months ended April 30, 2012, cash used in investing activities of $0.2 million was attributable to capital expenditures for computer hardware primarily to support our increase in headcount during the period and for data center hardware to support our growth during the period.

        During fiscal 2013, cash used in investing activities of $2.8 million was attributable to capital expenditures for computer hardware primarily to support our increase in headcount during the period and data center hardware to support our growth during the period and the acquisition of Agile Advantage, Inc.

        During fiscal 2012, cash used in investing activities of $1.9 million was attributable to capital expenditures for hardware and software for our data centers to support our growth as well as computer hardware and leasehold improvements attributable to our increase in headcount and our move into our new corporate office. We received a payment from our sub-landlord to reimburse us for leasehold improvements expenditures that we incurred, which is classified within cash flow from operations.

        During fiscal 2011, cash used in investing activities of $3.1 million was attributable to $2.8 million in capital expenditures related to hardware and software for our data centers to support our growth as well as computer hardware and leasehold improvements attributable to our increase in headcount, our move into our new corporate office and $0.3 million in purchase consideration related to the acquisition of Enkari, Ltd.

Financing Activities

        Our financing activities consist primarily of proceeds from the sale of common stock in our initial public offering, offset by payments for deferred offering costs associated with our initial public offering, preferred stock private placements, proceeds from debt financing offset by debt repayments, and proceeds from the exercises of common stock options offset by a disbursement associated with a preferred stock repurchase and capital lease payments.

        During the three months ended April 30, 2013, cash provided by financing activities of $89.7 million was attributable to $89.8 million of proceeds from our initial public offering, net of underwriting discounts and commissions but before offering expenses, and $0.3 million in proceeds from common stock option exercises partially offset by $0.4 million in legal, accounting and other fees associated with completing our initial public offering. Approximately $1.2 million in deferred offering costs is in accounts payable at April 30, 2013, all of which we expect to pay in the second quarter of fiscal year 2014.

        During the three months ended April 30, 2012, we had no significant financing activities.

        During fiscal 2013, cash used in financing activities of $0.9 million was attributable to $0.4 million in proceeds from common stock option exercises offset by $1.3 million in deferred offering costs related to our pending initial public offering.

        During fiscal 2012, cash provided by financing activities of $18.5 million was attributable to proceeds from the closing of our Series E preferred stock financing of $19.9 million, net of offering costs, and $0.1 million from the exercise of common stock options partially offset by a payment representing a preferred stock repurchase of $1.4 million and $0.1 million in payments on our capital lease obligations.

        During fiscal 2011, cash used in financing activities of $2.5 million was attributable to $0.3 million in proceeds from common stock option exercises offset by $2.7 million in note payable payments and $0.1 million in payments on our capital lease obligations.

Contractual Payment Obligations

        The following summarizes our contractual commitments and obligations as of January 31, 2013:

	Payment Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(in thousands)
Operating lease obligations	$14,461	$1,924	$3,411	$3,131	$5,995

        The following summarizes our contractual commitments and obligations as of April 30, 2013:

	Payment Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(in thousands)
Operating lease obligations	$14,524	$2,013	$3,789	$3,071	$5,651

        On June 10, 2013, we entered into an amended and restated office lease that includes the construction of a new 89,000 square foot office building adjacent to our existing corporate headquarters in Boulder, Colorado. The rent commencement date and occupancy date for the new building is anticipated to be November 1, 2014. The lease term is 10 years from the rent commencement date. In addition, the lease for our current facility, which was originally scheduled to terminate on March 31, 2022, has been extended such that the termination dates for both buildings is contemporaneous and anticipated to be on or around October 31, 2024. The additional future minimum lease payments for both the new building as well as the current building extension are approximately $27.6 million.

Off-Balance Sheet Arrangements

        During fiscal 2011, 2012 and 2013 and the three months ended April 30, 2013, we did not have any relationships with unconsolidated financial partnerships, such as structured finance or special-purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies

        We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management's judgments and estimates.

        The following critical accounting policies reflect significant judgments and estimates used in the preparation of our consolidated financial statements:

  •
  revenue recognition and deferred revenue;

  •
  stock-based compensation;

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  capitalized software costs; and

  •
  income taxes.

Revenue Recognition and Deferred Revenue

        Revenue Recognition.    We generate revenue primarily from three sources: (1) subscription and support; (2) perpetual licenses; and (3) professional services.

        Revenue is recognized when all of the following conditions have been met:

  •
  there is persuasive evidence of an arrangement;

  •
  the service has been provided or the product has been delivered;

  •
  the price is fixed or determinable; and

  •
  collection of the fees is sufficiently assured.

        Signed agreements, which may include purchase orders, are used as evidence of an arrangement. In cases where both a signed contract and a purchase order exist, we consider the signed contract to be persuasive evidence of the arrangement. Product delivery occurs when we provide the customer with access to the software via an electronic notification or license key. We assess whether a fee is fixed or determinable at the outset of the arrangement, primarily based on the payment terms associated with the transaction. We assess collectability of the fee based on a number of factors such as collection history and creditworthiness of the customer. If we determine that collectability is not sufficiently assured, revenue is deferred until collectability becomes sufficiently assured, generally upon receipt of cash.

        Subscription and support revenue is recognized ratably over the contract term beginning on the commencement date of each contract.

        When multiple deliverables included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on their relative selling prices. Multiple deliverable arrangement accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. This guidance provides that vendor-specific objective evidence, or VSOE, of selling price, based on the price at which the item is regularly sold by the vendor on a stand-alone basis, should be used if it exists. We use VSOE to determine the stand-alone selling prices of subscription, hosting, maintenance and professional services because substantially all separate sales of these deliverables fall within a reasonable range of prices. All unique product offerings are grouped based upon size of customer as a result of our tiered volume pricing. VSOE for professional services is determined regardless of customer size as customer size does not significantly impact the prices charged. We have concluded that all products and services for each single unit of accounting have VSOE, other than perpetual licenses discussed below.

        We monitor compliance with VSOE by using a bell curve approach. Sales of subscription, hosting, maintenance and professional services are analyzed to determine whether 80% of the transactions are within plus or minus 15% of the median of the transactions for an appropriate group of customers.

        When VSOE exists for all undelivered elements of the contract, perpetual license fee revenue is generally recognized upon delivery of the software product to the customer, provided the other conditions above are met. We have established VSOE for all undelivered elements of our perpetual license arrangements. Maintenance revenue consists of fees for providing unspecified software updates on a when and if available basis and technical support for software products. Hosting revenue relates to fees for hosting the software the customer has purchased at our data centers. Hosting and maintenance revenue is recognized ratably over the term of the agreement.

        Professional services revenue is accounted for separately from subscription and perpetual license revenue when they have VSOE and, for subscriptions, stand-alone value to the customer. Professional services are generally provided on a time-and-materials basis. The services that are provided on a time-and-materials basis are recognized as services are provided. However, professional services that do not have stand-alone value to the customer are recognized ratably over the remaining subscription period.

        Deferred Revenue.    Our deferred revenue comprises unrecognized subscription and support, perpetual licenses, and prepaid professional services revenue. With the exception of perpetual licenses, these arrangements are initially recorded as deferred revenue upon the commencement of the subscription and maintenance period, and revenue is recognized in the consolidated statements of operations ratably over the term of the arrangement. Perpetual licenses are generally recognized upon delivery of the software product to the customer. Prepaid professional services arrangements are recorded initially as deferred revenue and are recognized when the services are performed.

Stock-Based Compensation

        We account for stock-based compensation in accordance with the authoritative guidance on stock compensation. Under the fair value recognition provisions of this guidance, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expenses, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award.

        Determining the fair value of stock-based awards at the grant date requires judgment. We use the Black-Scholes option-pricing model to determine the fair value of stock options. The determination of the grant date fair value of options using an option-pricing model is affected by our estimated common stock fair value as well as assumptions regarding a number of other complex and subjective variables. These variables include the fair value of our common stock, the expected term of the options, our expected stock price volatility, risk-free interest rates, and expected dividends, which are estimated as follows:

  •
  Fair value of our common stock.  Because our stock was not publicly traded prior to our initial public offering, we estimated the fair value of common stock, as discussed in "—Common Stock Valuations" below. Following our initial public offering in April 2013, our common stock was valued by reference to its publicly-traded price.

  •
  Expected term.  The expected term represents the period that our stock-based awards are expected to be outstanding. As we do not have sufficient historical experience for determining the expected term of the stock option awards granted, we have based our expected term on the simplified method, which represents the average period from vesting to the expiration of the award.

  •
  Expected volatility.  The expected stock price volatility for our common stock was estimated by taking the average historic price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. We did not rely on implied volatilities of traded options in our industry peers' common stock because the volume of activity was relatively low. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available.

  •
  Risk-free rate.  The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.

  •
  Dividend yield.  We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

        If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation for future awards may differ materially compared with the awards granted previously.

        The following table presents the weighted-average assumptions used to estimate the fair value of options granted during the periods presented:

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2011	2012	2013	2012	2013
				(unaudited)
Expected term (in years)	5.45 - 6.08	5.69 - 6.08	5.91 - 6.08	5.91 - 6.08 years	5.98 - 6.08 years
Expected volatility	68.5% - 75.0%	58.3% - 59.2%	57.9% - 59.9%	57.9%	56.8%
Risk-free rate	1.55% - 2.84%	1.08% - 2.70%	0.79% - 1.40%	1.35% - 1.40%	1.01% - 1.15%
Dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%

        The following weighted average assumptions were used to calculate our stock-based compensation for each stock purchase right granted under our 2013 Employee Stock Purchase Plan, which became effective on April 11, 2013:

Three Months Ended, April 30, 2013
2013 Employee Stock Purchase Plan:
Expected term (in years)	0.67 - 1.17 years
Expected volatility	45.6%
Risk-free rate	0.09% - 0.11%
Dividend yield	0.0%

Common Stock Valuations

        Prior to our initial public offering, the fair value of the common stock underlying our stock options was determined by our Board of Directors, which intended that all options granted have an exercise price that is not less than the estimated fair value of a share of our common stock underlying those options on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we used in the valuation model were based on future expectations combined with management judgment. In the absence of a public trading market, our Board of Directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

  •
  contemporaneous third-party valuations performed at periodic intervals by a valuation firm;

  •
  the prices, rights, preferences and privileges of our preferred stock relative to the common stock;

  •
  the purchases of shares of preferred stock by unaffiliated venture capital firms;

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  our operating and financial performance and forecast;

  •
  current business conditions;

  •
  significant new customer wins;

  •
  the hiring of key personnel;

  •
  our stage of development;

  •
  the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering or sale of our company, given prevailing market conditions;

  •
  any adjustment necessary to recognize a lack of marketability for our common stock;

  •
  the market performance of comparable publicly-traded technology companies; and

  •
  the U.S. and global capital market conditions.

        We have granted stock options with the following exercise prices from February 1, 2011 to April 30, 2013:

Grant Date	Number of Options Granted	Exercise Price Per Share	Common Stock Fair Value Per Share at Grant Date	Aggregate Fair Value of Options Granted
February 2011	73,618	$2.23	$2.23	$93,863
August 2011	705,947	5.48	5.48	2,117,850
November 2011	143,226	5.93	5.93	461,904
March 2012	34,260	6.23	6.23	115,628
May 2012	60,200	8.83	8.83	284,445
July 2012	31,160	10.45	10.45	175,275
November 2012	50,180	10.78	10.78	296,062
February 2013	15,221	10.78	10.78	87,157
March 2013	152,380	10.78	10.78	864,757

        In order to determine the fair value of our common stock underlying option grants prior to our initial public offering, we considered contemporaneous valuations of our stock from an independent valuation firm that provided us with their estimation of our enterprise value and the allocation of that value to each element of our capital structure (preferred stock, common stock, warrants and options). For stock options granted in or prior to February 2011, our enterprise value was estimated using the market-based approach and, within the market-based approach, the comparable company method and the recent transaction method. The market-based approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of technology companies.

        A database of all publically traded companies was screened to determine a broad industry sector and potential peer-group companies. This initial screen selected companies that primarily operated in the information technology software and services industry and that (i) traded on one of the major U.S. stock exchanges, (ii) traded at a common per share value of greater than one dollar, and (iii) exhibited average six month daily trading volume of greater than 50,000 shares. From this industry sector list, comparable companies were selected based on several factors, including business description, business model, primary industry and revenue growth. More specifically, the comparable company selection focused on companies that provide cloud-based offerings. Furthermore, companies with historical and projected revenue growth comparable to that of Rally were selected.

        The selected group of comparable companies was consistently used in both the market and income approaches. Additionally, this same comparable company group was partially relied upon in determining appropriate multiples in the initial public offering, or IPO, scenario of the probability-weighted expected return model, or PWERM, described more fully below. Where relevant, the comparable company group was held constant in determining per share value for all equity classes. For the March 31, 2012 valuation completed in May 2012, the comparable companies were reassessed due to changes in our outlook and industry. Two of the ten comparable companies were changed. The only other changes to the comparable companies occurred when companies were acquired. In such instances, where data was available, these companies were included in the recent transaction method of the market-based approach.

        For stock options granted in or after August 2011 and prior to our initial public offering, our Board of Directors determined the best approach was to use a blend of market and income approaches to determine our enterprise value and PWERM to determine the related allocation. Future and present values for the common stock were calculated taking into consideration the preferred share liquidation and conversion rights. PWERM models potential future liquidity events and applies probabilities to each scenario. These future liquidity events are then discounted to present value and, after applying the relevant probability for each potential event, result in a probability-weighted equity value of the company.

        Significant factors considered by our Board of Directors in determining the fair value of our common stock at these grant dates include:

        February 2011.    The United States economy and the financial markets continued to recover from the global financial crisis that began in 2008. Total revenue increased from $7.5 million for the three months ended October 31, 2010 to $8.8 million for the three months ended January 31, 2011. As our cash and cash equivalents were $4.6 million at January 31, 2011, our Board of Directors considered the improving economy and encouraged management to begin planning for a future round of financing. We performed a valuation of our common stock as of December 31, 2010 utilizing the option pricing method and determined the fair value to be $2.23 per share. The valuation utilized the following inputs: (i) time to expiration of 4.0 years; (ii) risk-free interest rate of 1.52%; (iii) volatility of 68.4%; and (iv) a discount for lack of marketability of 45%. We determined we had an enterprise value of $95.4 million. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase 73,618 shares of common stock with an exercise price of $2.23 per share.

        August 2011.    The United States economy continued to grow in the second and third calendar quarters of 2011; however, volatility in the financial markets increased significantly during the period reflecting global financial uncertainties. Total revenue increased slightly from $9.7 million for the three months ended April 30, 2011 to $10.0 million for the three months ended July 31, 2011. Subscription and support revenue increased sequentially by $0.9 million, while perpetual license revenue declined sequentially by $0.7 million. In May 2011, we raised $20.0 million through the sale of Series E preferred stock at a price of $12.88 per share. The financing was led by Meritech Capital Partners, which invested $10.0 million. Meritech Capital Partners did not previously hold an ownership interest in us. In addition, in June 2011, we signed an arrangement with a global enterprise customer for a large number of seats, which represented the second largest sale in our history. We performed a valuation of our common stock as of May 31, 2011 utilizing the PWERM allocation methodology. The present values calculated for our common stock under the possible outcomes were weighted based on management's estimates of the probability of each outcome occurring. Management's estimates were 40% for an IPO, 35% for a strategic merger or sale, 20% for continuing as a private company, and 5% for dissolution. We determined the enterprise value under the market approach using the financial information of companies in our peer group and under the income approach using a weighted-average cost of capital or discount rate of 31%, a decrease from 36.5% in February 2011. The decrease in the discount rate was based on several company-specific and general economic factors, primarily the closing of the financing led by Meritech Capital Partners. The blended enterprise value was $149.7 million. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $5.48 per share. Our Board of Directors determined that there were no significant factors affecting the value of our common stock between May 31, 2011 and the grant date. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase 705,947 shares of common stock with an exercise price of $5.48 per share.

        November 2011.    The United States economy continued to stabilize through the fourth calendar quarter of 2011. Although the broader financial markets continued to experience volatility and were negatively impacted by the European sovereign debt concerns, select technology companies were able to complete IPOs during this period. Total revenue increased from $10.0 million for the three months ended July 31, 2011 to $10.4 million for the three months ended October 31, 2011. Subscription and support revenue increased sequentially by $1.0 million, while professional services revenue decreased sequentially by $0.5 million. We performed the same PWERM allocation methodology as in the previous calendar quarter to value our common stock as of September 30, 2011. Management's estimates of the probability of each scenario remained unchanged from our prior valuation and were 40% for an IPO, 35% for a strategic merger or sale, 20% for continuing as a private company, and 5%

for dissolution. We determined the enterprise value under the market approach using the financial information of companies in our peer group and under the income approach using a weighted-average cost of capital or discount rate of 31%, which was constant from August 2011. The blended enterprise value was $157.5 million. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $5.93 per share. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase 143,226 shares of common stock with an exercise price of $5.93 per share.

        March 2012.    The United States economy and financial markets continued to strengthen during the first calendar quarter of 2012. We also continued to see strength in our business during this period. Total revenue increased from $10.4 million for the three months ended October 31, 2011 to $11.3 million for the three months ended January 31, 2012, while subscription and support revenue increased sequentially by $0.5 million. We performed the same PWERM allocation methodology as in the previous calendar quarter to value our common stock as of January 31, 2012. Management's estimates of the probability of each scenario remained unchanged from our prior valuation and were 40% for an IPO, 35% for a strategic merger or sale, 20% for continuing as a private company, and 5% for dissolution. We determined the enterprise value under the market approach using the financial information of companies in our peer group and under the income approach using a weighted-average cost of capital or discount rate of 28%, a decrease from 31% in November 2011. The decrease in the discount rate was based on several company-specific and general economic factors, primarily the strength in our business and the United States economy and markets as a whole, indicating lower economic risk. The blended enterprise value was $163.4 million. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $6.23 per share. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase 34,260 shares of common stock with an exercise price of $6.23 per share.

        May 2012.    The United States financial markets began to show some weakness in the second calendar quarter of 2012 as concerns regarding global financial uncertainties grew; however, we continued to see strength in our business. Total revenue increased from $11.3 million for the three months ended January 31, 2012 to $13.0 million for the three months ended April 30, 2012, while subscription and support revenue increased sequentially by $0.6 million and perpetual license revenue increased sequentially by $0.8 million. We performed the same PWERM allocation methodology as in the previous calendar quarter to value our common stock as of March 31, 2012. Management's estimates of the probability of each scenario were 45% for an IPO, 35% for a strategic merger or sale, 15% for continuing as a private company, and 5% for dissolution. As compared to the valuation conducted in March 2012, we increased the probability of the IPO scenario from 40% to 45% and decreased the probability of the continuing as a private company scenario from 20% to 15% based upon preliminary meetings with potential underwriters regarding an IPO. We determined the enterprise value under the market approach using the financial information of companies in our peer group and under the income approach using a weighted-average cost of capital or discount rate of 28%, which was constant from March 2012. The blended enterprise value was $193.7 million. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $8.83 per share. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase 60,200 shares of common stock with an exercise price of $8.83 per share.

        July 2012.    The United States financial markets continued to show some weakness in the second calendar quarter of 2012 over concerns regarding global financial uncertainties; however, we continued to see strength in our business. Total revenue increased from $13.0 million for the three months ended April 30, 2012 to $13.6 million for the three months ended July 31, 2012, while subscription and support revenue increased sequentially by $1.0 million and perpetual license revenue declined sequentially by $0.2 million. We performed the same PWERM allocation methodology as in the previous calendar quarter to value our common stock as of May 31, 2012. Management's estimates of the probability of each scenario were 45% for an IPO, 35% for a strategic merger or sale, 15% for continuing as a private company and 5% for dissolution. We determined the enterprise value under the market approach using the financial information of companies in our peer group and under the income approach using a weighted-average cost of capital or discount rate of 27%, a decrease from 28% in May 2012. The decrease in the discount rate was based on several company-specific and general economic factors. The blended enterprise value was $240.9 million. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $10.45 per share. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase 31,160 shares of common stock with an exercise price of $10.45 per share and issued 9,600 shares of restricted common stock with a value of $10.45 per share.

        November 2012.    The United States financial markets continued to show some weakness as well as volatility in the third calendar quarter of 2012 over concerns regarding global financial uncertainties and the U.S. elections; however, we continued to see strength in our business. Total revenue increased from $13.6 million for the three months ended July 31, 2012 to $14.7 million for the three months ended October 31, 2012, with subscription and support revenue increasing sequentially by $1.0 million, professional services revenue increasing sequentially by $0.3 million and perpetual license revenue declining sequentially by $0.2 million. We performed the same PWERM methodology as in the previous calendar quarter to value our common stock as of August 15, 2012. Management's estimates of the probability of each scenario were 45% for an IPO, 35% for a strategic merger or sale, 15% for continuing as a private company, and 5% for dissolution. We determined the enterprise value under the market approach using the financial information of companies in our peer group and under the income approach using a weighted-average cost of capital or discount rate of 25%, a decrease from 27% in July 2012. The decrease in the discount rate was based on several company-specific and general economic factors, primarily the continued strength in our business as indicated by significant upgrade renewals with our enterprise customers during the third calendar quarter of 2012. The blended enterprise value was $244.9 million. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $10.78 per share. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase 50,180 shares of common stock with an exercise price of $10.78 per share.

        February 2013 and March 2013.    In the fourth calendar quarter of 2012, the United States economy showed some weakness, declining for the first time in three years, and the financial markets continued to exhibit volatility over concerns regarding a decline in government spending and exports and shrinking business inventories; however, we continued to see strength in our business. Total revenue increased from $14.7 million for the three months ended October 31, 2012 to $15.5 million for the three months ended January 31, 2013, with subscription and support revenue increasing sequentially by $1.0 million, perpetual license revenue increasing sequentially by $0.3 million and professional services revenue declining sequentially by $0.5 million, primarily as a result of year-end holiday seasonality. We performed the same PWERM methodology as in the previous quarter to value our common stock. Management's estimates of the probability of each scenario were 45% for an IPO, 35% for a strategic merger or sale, 15% for continuing as a private company, and 5% for dissolution. We determined the enterprise value under the market approach using the financial information of companies in our peer group and under the income approach using a weighted-average cost of capital or discount rate of 25%, the same rate as used in August 2012. The blended enterprise value was $253.6 million. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $10.78 per share. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase 15,221 and 152,380 shares of common stock in February 2013 and March 2013, respectively, with an exercise price of $10.78 per share and in February 2013 issued 119,998 restricted stock units with a value of $10.78 per share.

        The difference between $10.78, the fair value per share for the February 2013 and March 2013 grants and issuances, and the initial public offering price of our common stock was largely attributable to the fact that the valuation for the February 2013 and March 2013 grants and issuances took into account a 25% discount rate.

Stock Options and Restricted Stock Units Granted Subsequent to our Initial Public Offering

        For stock options and restricted stock units granted subsequent to our initial public offering, our Board of Directors determined the fair value based on the closing price of our common stock as reported on The New York Stock Exchange on the date of grant.

Capitalized Software Costs

        Our research and development efforts include both software created for our internal use as well as costs of software to be sold or marketed to customers. As such, we consider both ASC 350-40 and ASC 985-20 when accounting for our research and development costs.

        ASC 350-40, Internal-Use Software, contains the following provisions: (1) preliminary project costs are expensed as incurred; (2) all costs associated with the development of the application are to be capitalized; and (3) all costs associated with the post-implementation operation of the software shall be expensed as incurred. In addition, the costs for all upgrades and enhancements to the originally developed software may be capitalized if additional functionality is added. Accordingly, we capitalize certain software development costs, including the costs to develop new solutions or significant enhancements to existing solutions, which are developed or obtained for internal use. We capitalize software development costs when application development begins, it is probable that the project will be completed, and the software will be used as intended. Such capitalized costs are amortized on a straight-line basis over the estimated useful life of the related asset, which is generally three years. Costs associated with preliminary project stage activities, training, maintenance and all post-implementation stage activities are expensed as incurred. Through April 30, 2013, we have capitalized costs of approximately $0.1 million in aggregate under ASC 350-40. It is difficult to predict the amount of Internal-Use Software that will be capitalized in the future as it is project specific and as such each project will be reviewed on a case-by-case basis.

        ASC 985-20, Costs of Software to be Sold, Leased, or Marketed, contains the following provisions: (1) all costs to establish the technological feasibility shall be expensed when incurred; (2) costs of producing product masters incurred subsequent to establishing technological feasibility shall be capitalized; and (3) capitalization of computer software costs shall cease when the product is available for general release to customers. Accordingly, software development costs related to software services to be distributed and sold are capitalized once technological feasibility has been established and prior to the general availability of the solution, with amortization determined for each individual solution based on the solution's expected economic life. For all development projects subject to this accounting guidance, the costs to establish technological feasibility have been expensed as incurred. To date, all costs subsequent to technological feasibility but prior to general availability have not been material and as such we have not capitalized any costs associated with projects subject to ASC 985-20. All costs subsequent to general availability have been expensed as incurred.

Income Taxes

        Income taxes are accounted for under the asset and liability method in accordance with authoritative guidance for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying accounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        We adopted the provisions of ASC 740-10, Accounting for Uncertainty in Income Tax, on February 1, 2009. There was no impact upon adoption of ASC 740-10 as we have not identified any uncertain tax positions. We have adopted the accounting policy that interest expenses and penalties relating to income tax position are classified within the provision for income taxes.

Quantitative and Qualitative Disclosures about Market Risk

        We have operations both within the United States and internationally, and we are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate, foreign exchange and inflation risks, as well as risks relating to changes in the general economic conditions in the countries where we conduct business. To reduce certain of these risks, we monitor the financial condition of our large customers and also have the ability to restrict their access to our system, which generally encourages payment. The statement of operations impact is mitigated by having an offsetting liability in deferred revenue to partially or completely offset against the outstanding receivable if an account should become uncollectible. In addition, our investment strategy has been to invest in financial instruments that are highly liquid, readily convertible into cash and mature within three months from the date of purchase. To date, we have not used derivative instruments to mitigate the impact of our market risk exposures. We have also not used, nor do we intend to use, derivatives for trading or speculative purposes. We are exposed to financial market risks, primarily changes in interest rates.

Interest Rate Risk

        Our exposure to market risk for changes in interest rates primarily relates to our cash equivalents and any variable rate indebtedness.

        The primary objective of our investment activities is to preserve principal while maximizing yields without significantly increasing risk. This objective is accomplished currently by making investments, consisting only of money market mutual funds, a money market bank account and certificates of deposit. As of April 30, 2013, we had $8.5 million in Federal Deposit Insurance Corporation insured short-term certificates of deposit, approximately $88.4 million held in a money market mutual fund that invests primarily in short-term United States Treasury securities and approximately $4.8 million in a bank money market account all of which represent cash equivalents.

        Any draws under our loan and security agreement bear interest at a variable rate tied to the prime rate, with a floor of 5.25%. As of April 30, 2013, we had no outstanding debt under our loan and security agreement.

Foreign Currency Exchange Risk

        Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. All of our customers are currently invoiced in U.S. dollars. Our expenses are generally denominated in the currencies of the countries where our operations are located, which is primarily in the United States and to a lesser extent in the United Kingdom, Australia, Canada, Finland and other Euro-zone countries within mainland Europe. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign currency exchange rates. The effect of a hypothetical 10% change in foreign currency exchanges rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in foreign currency rates.

Inflation

        We do not believe that inflation had a material effect on our business, financial condition or results of operations in the last three fiscal years or in the three months ended April 30, 2013. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Recent Accounting Pronouncements

        Under the Jumpstart Our Business Startups Act, or the JOBS Act, we meet the definition of an emerging growth company. We have irrevocably elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

        In June 2011, the Financial Accounting Standards Board, or the FASB, issued an amendment to the accounting guidance for presentation of comprehensive income. The amended guidance provides companies with two options for presenting comprehensive income. Companies can present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. In December 2011, the FASB further amended this guidance to defer the effective date for the reclassifications of items out of accumulated other comprehensive income. In response to stakeholder concerns regarding the operational ramifications of the presentation of these reclassifications for current and previous years, the FASB has deferred the implementation date of this provision to allow time for further consideration. The requirement for the presentation of a combined statement of comprehensive income or separate, but consecutive, statements of net income and other comprehensive income is still effective for fiscal years and interim periods beginning after December 15, 2011, and shall be applied retrospectively. We adopted this guidance effective February 1, 2012, and have presented a separate statement of comprehensive income. As the new guidance relates only to how comprehensive income is disclosed and does not change the items that must be reported as comprehensive income, the adoption of this standard did not have a material impact on our financial position or results of operations.

        In May 2011, the FASB amended the accounting guidance for fair value to develop common requirements between generally accepted accounting principles in the United States, or GAAP, and International Financial Reporting Standards. The amendments clarify the FASB's intent about the application of existing fair value measurement and disclosure requirements and in some instances change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. Notable changes under the amended guidance include: (i) application of the highest and best use and valuation premise concepts solely for non-financial assets and liabilities; (ii) measuring the fair value of an instrument classified in a reporting entity's stockholders' equity; and (iii) disclosing quantitative information about unobservable inputs used in the fair value measurement within Level 3 of the fair value hierarchy. For public entities, the amendment is effective for interim and annual periods beginning after December 15, 2011. We have adopted the guidance effective February 1, 2012. The adoption of this standard did not have a material impact on our financial position or results of operations.

        In February 2013, the FASB issued ASU No. 2013-02—Comprehensive Income: Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income to improve the reporting of reclassifications out of accumulated other comprehensive income. This update requires the effect of significant reclassifications out of accumulated other comprehensive income be shown on the respective line items in net income only if the amount reclassified is required to be reclassified to net income under GAAP. If the reclassification to net income is not required under GAAP, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. This update was effective for fiscal periods beginning after December 15, 2012. The adoption of this update did not have a material impact on our condensed consolidated financial statements.

BUSINESS

Company Overview

        Rally Software is a leading global provider of cloud-based solutions for managing Agile software development. Our platform transforms the way organizations manage the software development lifecycle by enabling close alignment of software development and strategic business objectives, facilitating collaboration, increasing transparency, and automating manual processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. Our enterprise-class platform is extensible, cost-effective and designed to be easy to use. Agile is a software development methodology characterized by short, iterative and highly-adaptable development cycles. Since its introduction in 2001, organizations have increasingly adopted Agile. The Standish Group estimates that Agile techniques were used for 29% of new software development projects in 2011. As of April 30, 2013, we had 184,145 paid users and more than 1,000 customers, including 35 of the Fortune 100 companies.

        Software continues to rapidly proliferate, enabling product innovation and driving many of today's key technology trends, including cloud computing, mobility and social networking. According to Gartner, the total worldwide revenue for software (application, infrastructure and vertical-specific) was estimated to be approximately $396 billion in 2012. Software has traditionally been developed using manual processes or legacy techniques, such as the "waterfall" method, which are often characterized by rigid and lengthy development cycles and frequently fail to produce software that meets customer needs. Today, these legacy methodologies are being disrupted and replaced by Agile practices that improve time-to-market, reduce development costs and produce higher quality software that better meets customer expectations.

        We are a pioneer in management solutions for Agile software development. We provide a common platform on which organizations can collaborate across globally-distributed software development teams, solicit ideas and feedback from customers, and gain transparency into Agile software development projects. Our solutions automate and optimize activities such as project planning and scheduling, resource allocation, quality management and reporting on progress and cost, enabling users to manage the entire Agile software development lifecycle. Our cloud-based platform of management solutions is designed to address the application lifecycle market, which IDC defines as comprising the software configuration management, IT project and portfolio management, and automated software quality markets. In aggregate, IDC estimates these markets will reach $5.4 billion in 2013. While the application lifecycle market today is largely served by legacy offerings, we believe that as enterprises increase their use of Agile techniques for new software development projects Agile software offerings will continue to see increased market adoption.

        A majority of our revenue comes from large, global enterprises across diverse industries, including manufacturing, communications, energy, financial services, healthcare, insurance, retail, technology and transportation. We sell our solutions primarily through a direct sales force, both domestically and internationally. We employ a land-and-expand go-to-market strategy where we initially seek to land a new customer by helping them establish Agile practices within an initial team, project or business unit using a paid subscription and to a much lesser extent through our free version. After demonstrating the value of our solutions to those first adopters, our sales team works to expand the use of our solutions and sell additional subscriptions across the organization by targeting other development teams, departments and business units.

        We have achieved significant growth since inception. From fiscal 2011 to fiscal 2012, our subscription and support revenue grew from $19.9 million to $31.1 million, representing a 56% year-over-year growth rate. From fiscal 2012 to fiscal 2013, our subscription and support revenue grew from $31.1 million to $43.8 million, representing a 41% year-over-year growth rate. From the three months ended April 30, 2012 to the three months ended April 30, 2013, our subscription and support revenue grew from $9.5 million to $13.4 million, representing a 40% period-over-period growth rate. We primarily sell our solutions through one-year subscriptions. For fiscal 2013 and the twelve months ended April 30, 2013, our renewal rate among existing customers was 127% and 126%, respectively, taking into account paid seat nonrenewals, upgrades and downgrades.

        From fiscal 2011 to fiscal 2012, our total revenue grew from $29.7 million to $41.3 million, representing a 39% year-over-year growth rate. From fiscal 2012 to fiscal 2013, our total revenue grew from $41.3 million to $56.8 million, representing a 38% year-over-year growth rate. From the three months ended April 30, 2012 to the three months ended April 30, 2013, our total revenue grew from $13.0 million to $16.0 million, representing a 24% period-over-period growth rate. We recorded net losses of $9.9 million, $11.6 million and $10.8 million in fiscal 2011, 2012 and 2013, respectively, and a net loss of $5.8 million for the three months ended April 30, 2013.

Industry Background

        The strategic importance of software to organizations continues to grow and companies are increasingly looking to software as the core technology differentiating and enabling their businesses and products. Software is driving many of today's key technology trends, including cloud computing, mobility and social networking. Software embedded in products is also transforming numerous commercial sectors, including the communications, healthcare and manufacturing industries. Organizations are challenged to develop their business applications and software-driven products faster, better and in a more cost-effective way. To successfully innovate, compete and grow, organizations require expertise and solutions to adapt to rapidly-changing customer needs and competitive dynamics.

        Many enterprises utilize manual processes and unsophisticated tools, such as paper-based techniques and spreadsheets, to manage workflow throughout the software development lifecycle. These techniques are generally more appropriate for smaller development projects managed by a single team and cannot scale to meet the needs of enterprises and multi-team projects. In the 1970s, the waterfall method gained prominence as the preferred way to manage large software development projects. This approach, which can take many months or years to complete, relies on rigid sequential execution of the various phases of the software development lifecycle, including analysis, design, coding, integration and final testing. Enterprises employing the waterfall method often structure internal departments around each development stage and use different legacy software tools for each phase and department, leading to siloed and disparate information, limited transparency and collaboration between teams, and heightened risk of misalignment between software development and business initiatives. The following diagram illustrates the waterfall method:

        Agile was introduced by a small group of software visionaries in 2001 through an open letter. It represented a new methodology for software creation and delivery designed to reduce costs and significantly improve time-to-market, quality and customer satisfaction. Agile projects build software incrementally, in small batches, using short iterations of one to four weeks that help keep development aligned with changing business needs. Agile is increasingly replacing waterfall processes across many industries because of the significantly improved results it can deliver. The Standish Group estimates that Agile technologies were used for 29% of new software development projects in 2011. According to the Standish Group, software applications developed using Agile techniques have three times the success rate of applications developed using the traditional waterfall method. The Standish Group defines a successful project as one delivered on time, on budget, and with the required features and functions. The following diagram illustrates the Agile methodology:

Market Opportunity

        Agile techniques are being rapidly adopted by enterprises, disrupting and replacing the legacy software development methodologies that have traditionally comprised the market for application lifecycle software. According to IDC, the application lifecycle market is comprised of the software configuration management, IT project and portfolio management, and automated software quality markets. In aggregate, IDC estimates these markets will reach $5.4 billion in 2013. Although these markets have historically been addressed by solutions supporting waterfall and other legacy methods of software development, we believe that a transition to solutions supporting newer software development methodologies such as Agile is ongoing. Our cloud-based platform of management solutions is designed to address these markets and facilitate the adoption of Agile practices by enterprises.

Market Challenges

        Organizations that develop business applications and software-related products face a number of business challenges. These are often directly attributable to legacy software development techniques and the management tools that enable these approaches. These challenges include:

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  Shortening time-to-market and rising customer expectations.  Competition for the attention of customers continues to intensify and, as a result, the importance of being first to market has increased. In addition, with the proliferation of mobile devices and always-connected customers, product reviews can be instantaneous and continuous. As poor customer experiences can be easily shared, it becomes paramount that a product's quality, features and user experience match or exceed customer expectations at launch. Customers' demand for both speed and quality has put increased attention and pressure on how organizations manage the software development lifecycle.

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  Limited transparency into large development projects.  Comprehensively tracking the progress of multi-team development projects and actively steering their priorities are difficult challenges.

    These challenges are exacerbated when projects are large and teams are globally distributed. For projects with continuously-evolving requirements and priorities, the ability to maintain visibility into progress and quality is even more challenging. Organizations that use legacy software management offerings can have separate applications for each role and phase of the development lifecycle. These organizations frequently struggle with siloed, out-of-date status information and have limited transparency into all the work in progress. The ability to effectively adapt, optimize decisions and allocate resources requires a continuously updated view of the software development process across all globally-distributed teams.

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  Insufficient collaboration among developers, business leaders and customers.  For large-scale development projects, collaboration and feedback among developers, business leaders and customers can be difficult to coordinate. Collaboration must be continuous and the software development approach must allow for adaptation, as the understanding of customer desires or business needs evolve.

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  Challenging transition to alternative development approaches and solutions.  Approaches and tools used for managing the software development lifecycle often reflect decisions that were made years ago. As a result, there is a resistance to change, even if change can be demonstrated to improve time-to-market, productivity or software quality. In general, legacy software management tools built for waterfall processes do not adequately support the shorter, faster cycles typically used in Agile development. These applications are often inflexible, non-intuitive, costly and deployed on-premise, requiring time-intensive implementations, increasing the challenge to a development organization considering or attempting changes to its processes.

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  Inflexible, costly and difficult-to-use offerings.  Traditional offerings for and approaches to managing the software development lifecycle can be difficult to use or can lack the flexibility needed to accommodate varying or evolving organizational needs and objectives. In addition to this drawback, legacy offerings can often be expensive and may require significant time and resources to implement. Further, once these offerings have been installed, upgrading, extending or adding new functionality often requires bespoke development efforts that are also time consuming and expensive.

Our Solutions

        Our cloud-based platform is designed to facilitate adoption of Agile practices by enabling organizations to manage the shorter, faster cycles that characterize Agile software development processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. We believe our solutions benefit customers in the following ways:

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  Accelerate the pace of innovation and improve software quality.  Our solutions improve and enhance many aspects of the software development process, removing bottlenecks that can waste time. Organizations use our platform to optimize their software development activities and manage the greater frequency of software features and functions that are produced by using Agile techniques. Our platform also helps organizations identify errors earlier in the software development lifecycle and enables their prompt remediation, leading to higher-quality code and fewer process delays.

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  Provide greater transparency.  Users of our platform gain transparency into the Agile software development process across development teams, functional lines and business units. Our solutions provide real-time visibility into a project's progress and costs, work streams, resource allocation, capacity and other aspects of the software development process. Our platform collects data from disparate sources and integrates it into a single repository, enabling a holistic view of the Agile software development lifecycle. We also offer analytics and reporting capabilities that transform this data into actionable intelligence, enabling users to make better business decisions.

    The use of our platform enables our customers to more quickly and effectively adapt to changing market dynamics, customer preferences and their competitive environment.

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  Enhance collaboration and facilitate rapid feedback.  Our solutions enable development teams, business leaders and customers to collaborate and rapidly share ideas and content through an intuitive user interface. This allows development teams to obtain feedback earlier and more often so they can adapt to changing business and customer requirements. Users of our solutions can achieve increased productivity, closer alignment between software development and business initiatives, reduction in unused code and greater customer satisfaction.

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  Easy and cost-effective to try, use and adopt.  Customers can easily access our cloud-based solutions with an Internet browser and begin using our platform in minutes. The cloud-based version of our platform is cost effective to adopt compared to on-premise offerings as it avoids large up-front software expenditures and does not require significant infrastructure or IT support. In addition, we provide educational resources to help users learn and apply Agile practices. Organizations can also try a free version of our platform and purchase our solutions incrementally, starting with an initial team and adding seats as they expand their Agile adoption.

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  Configurable and extensible.  Our platform enables customers to easily configure our solutions to meet their unique and evolving needs. Our configuration functionality provides customers the ability to change the appearance and operation of the user interface and dashboards to meet the specific requirements of users, development teams, projects, departments and business leaders. In turn, custom coding projects are generally not required. We also offer pre-built applications, which we refer to as Apps, that extend our platform with added functionality. Customers can also develop custom Apps using our platform to meet their specific needs. This allows our customers to adapt our platform to their changing software management requirements while preserving their existing IT investments.

Our Competitive Strengths

        The following competitive strengths are keys to our success:

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  Broad enterprise-class solutions portfolio.  Our platform is designed to support organizations with thousands of distributed users and to easily scale to handle large and complex Agile software development projects. Our broad portfolio of enterprise-class solutions helps development organizations manage the entire software development lifecycle, from idea through quality testing. We believe this provides us with a significant advantage over competitors that focus on small and medium businesses or have discrete, point offerings.

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  Leader in Agile with deep domain expertise.  Since our inception, we have focused on the management of Agile software development and we possess deep capabilities and expertise on the subject. For example, we believe we were the first vendor to offer a cloud-based Agile project management solution and an Agile portfolio management solution. We also employ professionals and Agile coaches with extensive experience in the implementation and deployment of Agile software development techniques across an organization.

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  Large, diverse base of enterprise customers.  As of April 30, 2013, we had more than 1,000 customers, including 35 of the Fortune 100 companies. Our customer base is highly diverse and includes enterprises across many major industries around the world. We believe many of our enterprise customers view us as a key strategic solutions provider and we achieve high customer satisfaction. We believe this allowed us to maintain a renewal rate among existing customers of 127% for fiscal 2013 and 126% for the twelve months ended April 30, 2013, taking into account paid seat nonrenewals, upgrades and downgrades, and also to expand our footprint within enterprises and support the ongoing adoption of Agile software development. In addition, this provides us with a highly referenceable customer base, that we leverage to acquire new customers.

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  Cloud-based platform and subscription business model.  Our cloud-based solutions are principally offered on a subscription basis over the Internet. Our multi-tenant architecture enables us to run a single instance of our software code, add subscribers with minimal incremental expense, and deploy new functionality and upgrades quickly and efficiently. Our cloud-based infrastructure is designed to provide our customers with high performance, security and availability.

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  Large direct sales organization with global reach.  Our global sales organization is focused on adding new customers and expanding relationships with existing customers. We believe our team is the world's largest sales organization selling cloud-based solutions for the management of Agile software development, with 122 sales professionals globally as of April 30, 2013. To enhance effectiveness and focus, our sales organization is segmented by size of customer and geography. Our sales teams focus on specific market segments, including enterprises and specific geographies. In addition, our sales teams partner with our technical account managers who are product specialists and provide technical and process expertise to facilitate the sales process.

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  Corporate culture committed to collaboration and performance.  We regard our culture as a key differentiator and performance driver. We believe our highly-collaborative culture gives us a competitive advantage in recruiting and retaining talent, driving innovation, enhancing productivity and improving customer satisfaction. Our management team is committed to maintaining and improving our culture even as we grow rapidly. As a testament to our focus on culture, we were ranked No. 8 on the Great Places to Work 2012 "Best Medium Workplaces" list published by Fortune Magazine and No. 24 on Outside magazine's 2012 "Best Places to Work" list. We were also recognized as a "Best Company to Work For in Colorado" from 2008-2012 by ColoradoBiz Magazine and a "Top Workplace" in the Denver metro area by The Denver Post in 2012.

Our Growth Strategy

        Our objective is to be the world's leading provider of Agile management solutions. The key elements to our growth strategy include:

  •
  Increase sales to existing customers.  We employ a land-and-expand go-to-market strategy where we initially seek to land a new customer by helping establish Agile practices within an initial team, project or business unit. After demonstrating the value of our solutions to those first adopters, we work to expand the use of our solutions and sell additional subscriptions across the organization. For example, our top 15 customers in fiscal 2013 increased the aggregate number of seats they purchased from us by 68% relative to the prior year. As of April 30, 2013, we had over 1,000 customers in a wide variety of industries and we believe a significant opportunity exists to sell them additional subscriptions and solutions.

  •
  Acquire new customers.  We believe the market for Agile management solutions is large, growing and underpenetrated. We are recognized as a leader in Agile management solutions and we believe this market position and our brand helps support our new customer acquisition efforts. We offer several editions of our platform to encourage the trial and usage of our solutions and will continue to invest in other demand-generating activities, such as online marketing campaigns. We also plan to increase our global sales force and expand our partner ecosystem to accelerate new customer acquisition. Additionally, we intend to further utilize our web-based sales channel to attract new enterprise and mid-market customers.

  •
  Continue to innovate.  We utilize Agile software development practices to rapidly innovate and bring new solutions to market. Our cloud-based platform enables us to quickly and efficiently deliver new solutions, updates and upgrades to our customers. We will continue to invest in research and development to further extend and enhance the functionality of our Agile management solutions. We will also continue to develop close working relationships with our customers and collect real-time feedback, which we believe allows us to better meet their specific and rapidly-changing needs.

  •
  Expand our international presence.  For fiscal 2013 and the three months ended April 30, 2013, approximately 13% and 14%, respectively, of our revenue was derived from international customers. We currently maintain international offices and have sales, marketing, support or research and development personnel in the United Kingdom, Australia, Finland and the Netherlands. We also have sales personnel in Canada and Germany. We believe there is a significant opportunity to increase our revenue abroad, particularly in Europe and emerging markets in Asia and South America, and we plan to open new sales offices in these regions.

  •
  Increase market awareness and drive adoption of Agile practices and our solutions.  We offer a free version of our platform, which provides entry-level functionality and allows customers to evaluate the benefits of our solutions. We also provide Agile resources, such as analyst reports, webinars, blogs and videos that educate potential customers on Agile practices. In addition, we host our annual RallyON user conference and sponsor other regional and industry events. We believe these initiatives promote awareness of Agile practices, increase our potential customer base and encourage adoption of our solutions.

  •
  Pursue selective strategic acquisitions.  We intend to opportunistically pursue acquisitions of complementary businesses, technologies and capabilities that expand the functionality of our solutions, provide access to new customers and markets, and support our Agile leadership.

Solutions and Services

Our Agile Management Solutions

        We offer Agile management solutions that our customers use for planning, collaborating, tracking and reporting on the creation of new software products and applications. Our solutions support the full software development lifecycle with key capabilities that include Idea Management, Agile Portfolio Management, Time and Cost Management, Agile Project Management, Requirements Management and Quality Management.

        These capabilities operate on our programmable and extensible platform that incorporates analytics and reporting, security and administration, customizations and integrations. Our platform is built using a single code base and with a multi-tenant architecture that we host in third-party data centers.

        The following diagram illustrates the capabilities of our solutions:

        Idea Management.    Our Idea Management capability, Rally Idea Manager, is used by our customers to engage with their end users to solicit ideas for products and manage feedback on proposed features and enhancements. This capability establishes a communication channel between our customers and their end-users. Teams and organizations use this capability to:

  •
  engage directly with end-users in an online community;

  •
  collect information to assess customer needs; and

  •
  automatically communicate development status to end-users.

        Agile Portfolio Management.    Our Agile Portfolio Management capability, Rally Portfolio Manager, bridges the gap between business leaders and development teams. Business leaders are provided up-to-date and accurate information on the status of key projects while development teams are provided clear visibility into the priorities of the business in order to better align their feature backlogs. Teams and organizations use this capability to:

  •
  prioritize their work according to business value;

  •
  align development with investment plans;

  •
  see an overall business view of their Agile development status;

  •
  provide information to empower business leaders to make informed trade-off decisions; and

  •
  view realistic roadmaps of planned deliverables.

        Time and Cost Management.    Our Time and Cost Management capability, Rally Time Tracker, enables key financial functions related to software development, such as software capitalization, cost tracking, budget management and billing. This capability reduces double entry in other systems and ensures data is captured and aggregated into reports. Teams and organizations use this capability to:

  •
  reduce daily overhead of tracking time by integrating into the daily process;

  •
  design and generate aggregate timesheets to meet accounting, budgeting or billing requirements;

  •
  ensure that time entries meet audit and compliance requirements; and

  •
  integrate time tracking information into existing back office and time and attendance applications.

        Agile Project Management.    Our Agile Project Management capability allows cross-functional teams to efficiently plan and manage software releases. Teams and organizations use this capability to:

  •
  manage product and release backlogs that reflect the priorities of the business;

  •
  schedule all or parts of requirements from backlogs into releases based on capacity; and

  •
  gain real-time visibility into the status of features, quality, priorities, roadblocks and risks.

        Requirements Management.    Our Requirements Management capability enables business leaders and analysts to centrally manage and prioritize features for development. Users can elaborate requirements with needed details, break them up into smaller units and organize them to match the changing structures of their teams or technology components. Teams and organizations use this capability to:

  •
  centrally manage and prioritize requirement backlogs;

  •
  author requirements using rich media composers;

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  handle small single-team requirements and coordinate requirements for large, multi-team programs; and

  •
  trace requirement associations and dependencies to assess the impact of changes.

        Quality Management.    Our Quality Management capability, Rally Quality Manager, enables testing engineers to integrate quality testing into the development process from the beginning of a project. This capability provides a full enterprise solution to plan and track the execution of test activities. Teams and organizations use this capability to:

  •
  design test plans;

  •
  schedule a set of tests into iterations or releases to accurately track the status of projects; and

  •
  view reports and dashboards to visualize the status of test coverage, including test results.

Platform Capabilities

        Analytics and Reporting.    Our platform employs a proprietary analytics and reporting engine. In addition to over 25 pre-built standard reports, our platform includes a custom reporting engine that allows customers to create reports to meet their unique needs. Our platform also includes dashboard technology to present personalized content and then share that content for consistent use across a team or organization.

        Security and Administration.    Our platform provides enterprise-class security capabilities simplifying the administration of thousands of users. We can integrate our platform with our customers' existing security infrastructure to provide end-users with the ability to have single-sign-on (SSO) and provide advanced security measures to reduce risk and meet the needs of enterprises.

        Programmable Platform.    Our capabilities reside within a programmable cloud-based platform. This enables our solutions to be adapted to the needs of individual organizations. This adaptability also ensures our solutions can be configured to meet the changing needs of an organization. Our programmable platform includes the following functionalities:

  •
  Open Web Services API.  We offer an open web services application programming interface (WSAPI) providing full read-write access to all of the data within our platform. The WSAPI is versioned so that integrations or customizations are insulated from changes in the WSAPI, thereby preserving a customer's investment in custom functionality.

  •
  Customization via Apps.  Apps customize and extend our platform's capabilities. Customers can select from our online catalog of over 90 Apps pre-built by us and our customers, or choose to author their own custom App. We also provide customization services that produce Apps for specific customer needs. Examples of Apps that are available in our catalog include:

  •
  Dependency Status Dashboard enables organizations to view dependencies between teams and forecast potential impediments and stoppages in a project.

  •
  System Requirement Validation Document generates a document for signature and archival typically used by customers in regulated industries to validate that the requirements of a system or application have been met.

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  Agile Earned-Value Management provides a report based on traditional project management practices that provides what-if scenarios for planning scope, schedule and budget.

  •
  Packaged and Custom Integrations.  There are over 40 integrations available for our platform. We have 25 pre-built integrations with complementary products that synchronize their data with our platform. Additionally, there are over 20 integrations that third parties have created with our platform that they offer to their customers. We also integrate with popular open-source development tools, including Subversion, Jenkins and Eclipse, as well as commercial products, including Microsoft Excel, Microsoft Visual Studio and HP QualityCenter.

Editions

        We currently offer four editions of our Agile management solution. Each edition is built on the same software code base.

        Rally Community Edition is designed for an individual team that operates independently, even if it is part of a larger organization. Community Edition includes a basic version of Agile Project Management and Requirements Management capabilities and is available for free for 10 users and one project.

        Rally eXpress Edition is designed for both large and small organizations and scales from a single team to multiple, independent teams and projects. eXpress Edition includes a basic version of Agile Project Management and Requirements Management capabilities. eXpress Edition supports unlimited users and projects.

        Rally Enterprise Edition is targeted at medium to large organizations focused on coordinating projects across multiple teams. Enterprise Edition includes Agile Project Management, Requirements Management and basic Quality Management capabilities. Enterprise Edition supports unlimited users and projects.

        Rally Unlimited Edition is built for large organizations and offers our full set of capabilities for managing the entire software lifecycle, including Idea Management, Agile Portfolio Management, Time and Cost Management, Agile Project Management, Requirements Management and Quality Management. Unlimited Edition supports unlimited users and projects.

        The following table illustrates the capabilities included in each of our editions:

Capability	Community Edition	eXpress Edition	Enterprise Edition	Unlimited Edition
Agile Project Management	Basic	Basic	✓	✓
Requirements Management	Basic	Basic	✓	✓
Quality Management			Basic	✓
Idea Management				✓
Agile Portfolio Management				✓
Time and Cost Management				✓
Number of Projects	1	Unlimited	Unlimited	Unlimited
Number of Users	10	Unlimited	Unlimited	Unlimited

On-Premise Deployment Option

        A small percentage of our customers deploy our solutions on-premise. When our software is installed at the customer site, we specify the hardware requirements and deliver our solutions on a virtual software appliance.

Professional Services

        We offer a broad array of professional services to our customers to assist them in the implementation of our platform and adoption of Agile techniques. We offer our services globally.

        Our professional services include:

  •
  Agile Practices Training.  We offer public and private courses educating customers on Agile practices. A number of our training courses are certified by the independent organization Scrum Alliance. Through our Agile University brand, we offer Agile-related education and coursework taught by our consultants and a network of instructors.

  •
  Agile Coaching Services.  We offer a broad set of services that help customers implement Agile practices across their organization. We aim to make organizations self-sufficient so they can continue expanding their usage of Agile after we conclude our services engagement.

  •
  Implementation Services.  Our implementation services combine workshops and training to help organizations incorporate our platform into their development process. These services include process training and product customization to help organizations take advantage of the full breadth of capabilities our platform offers.

  •
  Platform Extension Services.  Customers can elect to leverage our platform extension services to customize our platform to meet the specific needs of their organization. We create custom Apps and customized integrations to ensure that our solutions fit a customer's unique infrastructure and practices, and we offer data migration services to migrate data from a customer's legacy application into our platform.

Customers

        Our customers operate in a wide variety of industries including the manufacturing, communications, energy, financial services, healthcare, insurance, public, retail, technology and transportation sectors. As of April 30, 2013, we had over 1,000 customers. In fiscal 2013, no customer represented more than 4% of our revenue. Some of our largest customers during fiscal 2013 included:

ANSYS	Guidewire	Nuance Communications
Autodesk	GXS	Rogers Communications
Betfair	John Deere	SAIC
CCH (a Wolters Kluwer business)	MedAssets	SAS Institute
Cisco	Moody's	Sony Network Entertainment
Elsevier

Sales and Marketing

Sales

        We employ a land-and-expand go-to-market strategy where we initially seek to land a new customer by helping establish Agile practices within an initial team, project or business unit. After demonstrating the value of our solutions to those first adopters, we work to expand the use of our solutions and sell additional subscriptions across the organization by targeting other development teams, departments and business units.

        We sell our solutions and professional services primarily through our direct sales force. As of April 30, 2013, we had 145 employees in sales and marketing worldwide. We have a number of direct sales teams segmented by size of customer and geography, as follows:

  •
  Named Account Teams.  Our Global Account Managers focus on selling to enterprises with greater than 1,000 potential seats. These teams are composed primarily of experienced sales executives.

  •
  Geo Teams.  Our Major Account Managers (250 - 1,000 potential seats) and Territory Managers (75 - 250 potential seats) focus on selling to mid-market organizations within a specific geography.

  •
  Regional Teams.  Our Regional Account Managers focus on selling to organizations with fewer than 75 potential seats.

        All of our direct sales personnel sell our solutions and professional services across multiple industries. Our direct sales teams are supported by Technical Account Managers who are product specialists and provide technical and process expertise to facilitate the sales process. Our Field Operations staff provides operations support and ongoing enablement and professional development for our sales personnel. Our direct sales team is also responsible for maintenance and renewal sales.

Marketing

        We leverage our brand and thought leadership in Agile software development to create and deliver education-based marketing campaigns. Our campaigns target software executives, project management professionals, development teams and senior technology leaders through demand generation programs, community building, sales pipeline development and engagement with industry experts. Our principal marketing initiatives include:

  •
  Demand Management.  Our demand management activities include lead generation and nurturing, free trials of our platform, free online Agile resources and analyst reports, videos and case studies, webinars, email and sponsorship campaigns, regional field events, participation in industry and on-site customer events, and online and search marketing.

  •
  Customer Marketing.  We educate our customers on Agile topics through webinars and on-site events to generate additional sales opportunities. Additionally, we sponsor regional meetings, and host our annual RallyON user conference. We also co-market with our strategic collaborators on programs, including joint press announcements, field events and demand generation activities.

  •
  Market Development.  We devote marketing resources to blogging, social media engagement, analyst relations, press and media relations, event speaking opportunities and corporate communications activities.

Strategic Relationships

        We have established a network of relationships to help extend additional functionality to our customers, broaden our geographic presence and drive incremental revenue. These relationships include technology integrations with vendors, joint sales and implementation opportunities with global system integrators and reselling relationships with regional consulting and services organizations. While we believe that our network of strategic relationships is important to promote the growth and adoption of Agile methodologies, to date these relationships have not contributed materially to our revenue.

Technology

        Our cloud-based solutions utilize a multi-tenant architecture and our customers access our solutions through the Internet using a standard web browser. Our solutions use a single code base and are designed to be secure and easily scalable. All of our hosted customers run on the current version of our platform.

        We employ a modular architecture to balance customer workloads across multiple servers and to provide a flexible method for scaling customers without impacting other parts of the server environment. This architecture is designed to allow us to provide the high levels of uptime required by our customers. Our existing infrastructure has been designed with sufficient capacity to meet our current and anticipated future needs. We employ capacity planning techniques to ensure we have required capacity for our forecasted growth.

        We designed our solutions to meet rigorous industry security standards (ISO27001) and assure customers' sensitive data is protected across our platform. We offer high levels of security by segregating each customer's data from the data of other customers and by limiting access to our platform to only those individuals authorized by our customers. Periodic security audits are conducted by an external third party and include code reviews, firewall penetration testing and vulnerability scans. In addition, customer data is encrypted.

        Our technology is based on a multi-tenant operating model that applies common, consistent management practices for customers using the service. We have a standardized Java-based development environment and our software is written in industry-standard software programming languages. We utilize a proprietary combination of business logic and data server technology to enable multiple customer tenants to share one version of our application while isolating each customer's data. We built our solutions using service-oriented architecture (SOA) principles and employ proprietary and third-party technologies. The third-party technologies include the Linux operating system, Oracle database, Java programming language and Jetty application server. We utilize commercially available, industry-standard hardware and network components for our data-center servers.

Operations

        Our operations team monitors our production system 24 hours a day, seven days a week. We serve our customers from two secure, third-party, American National Standards Institute Tier 3 data center facilities, one located in Denver, Colorado and the other located in the Seattle, Washington area. These facilities provide 24 hours a day, seven days a week manned security, biometric access controls, systems security, redundant power and environmental controls. We believe that these two data centers have sufficient capacity to meet our anticipated growth for the foreseeable future. Our agreements with the data center provider have a three-year term, expiring in October 2015. We received SSAE 16 attestation reports for both facilities for the twelve-month period ended September 30, 2012.

        Infrastructure maintained by us within these facilities includes firewalls, switches, routers, load balancers, IDS/IPS and application firewalls that provide networking infrastructure and security. We use rack-mounted servers to run our platform and a network of edge servers for content caching. We use storage area network (SAN) hardware at both data center locations. These SAN systems have been designed for high performance and data-loss prevention. We believe these systems have the capability and scalability to enable us to grow for the foreseeable future.

        Our cloud-based infrastructure is designed to provide our customers with high performance and availability with 99.9% uptime, excluding planned downtime, for the twelve months ended April 30, 2013.

Research and Development

        We work closely with our customers to continuously develop new functionality while enhancing and maintaining our existing solutions. We utilize Agile software development techniques, in combination with a cloud-based delivery model, which allows us to deliver enhanced software features across our customer base on a frequent basis.

        Our research and development organization is located primarily in our Boulder, Colorado headquarters. We also employ research and development staff in our Raleigh, North Carolina, Seattle, Washington and Helsinki, Finland area offices. Our research and development expenses were $8.0 million in fiscal 2011, $11.1 million in fiscal 2012, $15.1 million in fiscal 2013 and $5.1 million for the three months ended April 30, 2013.

Competition

        The market for our solutions is extremely competitive, rapidly evolving and subject to changing technology. We primarily face competition from potential customers electing to use in-house offerings, privately-held Agile management vendors and software development tool providers, and providers of open source offerings. We also compete with large, diversified software and technology vendors and, as the market further adopts Agile practices, we expect increased competition from these vendors. Our competitors vary in size and in the breadth and scope of the products and services offered. Some of our competitors can bundle competing products and services with other software offerings, or offer them at a low price as part of a larger sale. Further, other companies not currently offering Agile management products may enter our market. We expect competition to persist and intensify in the future.

        Our competitors include:

  •
  privately-held Agile management software vendors and software development tool providers, such as Atlassian, CollabNet and VersionOne;

  •
  providers of open source software; and

  •
  large, diversified, publicly-held software vendors, such as Hewlett-Packard, IBM and Microsoft.

        We primarily target enterprises and believe the principal competitive factors on which we compete are total cost of ownership, functionality, performance, flexibility, scalability, security and reliability, extensibility and customizability, ease of adoption and customer support. We believe that we compete favorably with our competitors on each of these factors. However, some of our competitors and potential competitors have longer operating histories, larger customer bases, greater brand name recognition and greater financial, technical, marketing, intellectual property and other resources than we do.

Intellectual Property and Proprietary Rights

        We primarily rely on a combination of copyright, trade secret, trademark and other rights in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our intellectual property and proprietary rights. We have registered some of our trademarks, including RALLY and our Rally Software logo, in the United States and certain other jurisdictions. In addition, as of April 30, 2013, we owned one issued U.S. patent and one pending application for a U.S. patent.

        Though we rely in part on our registered intellectual property, we believe that the most important factor in protecting our technology, and the competitive advantage we believe it provides, is the skill and know-how embodied in the functionality and frequent enhancements we make to our solutions. Accordingly, in order to help prevent misuse and misappropriation of our technology, we include confidentiality and other protective provisions in our subscription agreements with customers and in our other agreements with employees, contractors, customers, and other third parties, which limit access to, use of and disclosure of our proprietary information and technology.

Employees

        As of April 30, 2013, we had 378 employees, including 145 in sales and marketing and 123 in research and development. None of our employees are covered by a collective bargaining agreement. We have never experienced a strike or similar work stoppage, and we consider our relations with our employees to be good.

Properties

        Our principal offices are located in Boulder, Colorado. In June 2013, we entered into an amended and restated office lease that provides for the construction of a new 89,000 square foot office building adjacent to our existing approximately 65,000 square foot corporate headquarters. The occupancy date for the new building is anticipated to occur in November 2014. The lease term for both the new building and our existing corporate headquarters is currently expected to expire in October 2024. We occupy additional leased facilities of approximately 8,600 square feet in Raleigh, North Carolina and of approximately 5,200 square feet in the Seattle, Washington area. We also occupy additional leased facilities of less than 5,000 square feet each in Denver, Colorado, London, England, Melbourne, Australia, Helsinki, Finland, and Amsterdam, the Netherlands. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space will be available as needed to accommodate planned expansion of our operations.

Legal Proceedings

        From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows.

MANAGEMENT

        The following table sets forth the name, age and position of each of our executive officers and directors as of June 30, 2013.

Name	Age	Position
Executive Officers
Timothy A. Miller	50	President, Chief Executive Officer and Chairman
James M. Lejeal	48	Chief Financial Officer and Treasurer
Ryan A. Martens	48	Chief Technology Officer
Richard D. Leavitt	52	Executive Vice President, Worldwide Marketing
Kenneth M. Mesikapp	49	Chief Accounting Officer, Vice President and Assistant Secretary
Daniel A. Patton	48	Executive Vice President, Global Sales
Non-Employee Directors
Thomas F. Bogan(1)(2)(3)	61	Director
Mark T. Carges(1)(2)	51	Director
Bryan D. Stolle(2)(3)	55	Director
Timothy V. Wolf(1)	60	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Corporate Governance Committee.

Executive Officers

        Timothy A. Miller has served as our Chief Executive Officer since September 2003 and as our President since February 2011. Mr. Miller has served as a member of our Board of Directors since October 2002 and as the Chairman of the Board since July 2012. From 1995 to 1999, Mr. Miller was Chief Executive Officer of Avitek Inc., a custom software development company acquired by BEA Systems Inc., a software company, in 1999. From 1999 to 2001, Mr. Miller served as Vice President of BEA Systems' Accelerated Development Centers. He holds an M.S. in management science and information systems and a B.A. in economics from the University of Colorado at Boulder and an M.B.A. from Arizona State University.

        We believe that Mr. Miller possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as our President and Chief Executive Officer and his background in the technology industry, as well as his perspective as one of our significant stockholders.

        James M. Lejeal has served as our Chief Financial Officer since August 2008 and our Treasurer since February 2011. Mr. Lejeal was a member of our Board of Directors from September 2003 to October 2008. Mr. Lejeal is also a co-founder and, from January 2004 to August 2008, was Chief Executive Officer and Chairman of the board of directors of Oxlo Systems, Inc., a Software-as-a-Service company. He has served as a member of the board of directors of Oxlo Systems, Inc. since January 2004. From January 2001 to January 2004, Mr. Lejeal was a Partner of Lejeal Investments, an investment company. Mr. Lejeal also co-founded and, from April 1997 to December 2000, held a variety of positions, including Chief Operating Officer and Chief Financial Officer, with Raindance Communications, Inc., a publicly-traded telecommunications software company. Mr. Lejeal holds an M.B.A. from Loyola Marymount University and a B.S. in management from the U.S. Air Force Academy.

        Ryan A. Martens is our founder and has held a number of executive positions with us since December 2001. He has served as our Chief Technology Officer since February 2011 and previously served as our President from December 2001 to February 2011, our Chief Operating Officer and Secretary from July 2002 to February 2011 and our Chief Executive Officer from December 2001 to September 2003. Previously, Mr. Martens co-founded Avitek, Inc., a custom software development company, serving as Vice President of Marketing and Business Development from March 1996 until the company was acquired by BEA Systems Inc. in August 1999. From August 1999 to August 2001, Mr. Martens was Director of Product Management at BEA Systems. He holds an M.B.A. and a B.S. in civil engineering from the University of Colorado at Boulder.

        Richard D. Leavitt joined us in November 2003 as a consultant and became our Vice President, Marketing and Sales in January 2004 and our Vice President, Product Marketing in November 2004. Mr. Leavitt has served as our Executive Vice President, Worldwide Marketing since February 2011. From October 2001 to July 2003, Mr. Leavitt was Vice President of Product Management at Insightful Corporation, a publicly-traded software company. Mr. Leavitt co-founded Mobilize Inc., a mobile software company, where he was Vice President of Marketing and Business Development from January 1996 to December 1999. He holds a B.S. in electrical engineering from the University of Colorado at Boulder.

        Kenneth M. Mesikapp has served as our Chief Accounting Officer and Vice President since June 2011. From February 2007 to May 2011, Mr. Mesikapp was Chief Financial Officer at Quintess, LLC/Club Holdings, LLC, a membership travel and real estate acquisition company. From December 1997 to October 2006, Mr. Mesikapp held several finance and accounting positions at Raindance Communications, Inc., a publicly-traded telecommunications software company, including, most recently Senior Vice President of Finance and Accounting and Treasurer. He holds a B.S. in accounting from the University of Illinois at Chicago and is a licensed Certified Public Accountant in the states of Colorado and Illinois.

        Daniel Patton joined us in June 2013 as our Executive Vice President, Global Sales. From September 2011 to March 2013, Mr. Patton was Vice President and General Manager of Cloud Services at Savvis, Inc., a publicly-traded IT infrastructure company acquired by CenturyLink, Inc. in 2011. From February 2008 to August 2011, Mr. Patton was Americas Sales Leader for Amazon Web Services, Inc., a subsidiary of Amazon, Inc., a publicly-traded e-commerce company. Mr. Patton holds an M.S. in engineering from the University of Washington and a B.S. in engineering from Walla Walla College.

Non-Employee Directors

        Thomas F. Bogan has served as a member of our Board of Directors since December 2009 and as our lead independent director since July 2012. Since January 2010, Mr. Bogan has been a professional director as well as a Venture Partner at Greylock Partners, a venture capital firm. From May 2004 to December 2009, Mr. Bogan was a Partner at Greylock Partners. Prior to serving at Greylock, Mr. Bogan was President of Rational Software Corporation, a publicly-traded enterprise software company, from 2000 until its sale to IBM in 2003. He previously served Rational Software as its Chief Operating Officer and as General Manager of its testing business from 1996 to 2000. Since January 2003, Mr. Bogan has been a member of the board of directors of Citrix Systems, Inc., a publicly-traded software company, and he has served as Chairperson of the board of directors of Citrix since May 2005. Since July 2011, Mr. Bogan has also served as a member of the board of directors of Parametric Technology Corporation, a publicly-traded company that develops, markets and supports product development software solutions. He is also a member of the board of directors of several private companies. Mr. Bogan holds a B.S.B.A. in accounting from Stonehill College.

        We believe that Mr. Bogan possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a director of publicly-traded technology companies, his experience as an executive of technology companies, his background in the venture capital industry and his perspective as a representative of one of our significant stockholders.

        Mark T. Carges has served as a member of our Board of Directors since November 2011. Mr. Carges has been the Chief Technology Officer and Senior Vice President, Global Products, Marketplaces of eBay, Inc. a global commerce platform and payments company, since September 2009. From September 2008 to September 2009, Mr. Carges served as eBay's Senior Vice President, Technology. From January 2003 to May 2008, Mr. Carges held several positions with BEA Systems, Inc., a software company, including Chief Technology Officer and, most recently, Executive Vice President and General Manager of the Business Interaction Division of BEA Systems. He holds an M.S. in computer science from New York University and a B.A. in computer science from University of California, Berkeley.

        We believe that Mr. Carges possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as an executive of technology companies.

        Bryan D. Stolle has served as a member of our Board of Directors since May 2008. Mr. Stolle has been a General Partner of Mohr Davidow Ventures, a venture capital firm, since January 2008. From April 1995 to April 2006, Mr. Stolle was Chief Executive Officer of Agile Software Corporation, a publicly-traded software company he co-founded, and, from April 1995 to June 2007, he was Chairman and a member of the board of directors of Agile Software Corporation. Mr. Stolle currently serves on the board of directors of several private companies. He holds an M.B.A. and a B.A. in business administration from the University of Texas at Austin.

        We believe that Mr. Stolle possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a director and executive of technology companies, his background in the venture capital industry and his perspective as a representative of one of our significant stockholders.

        Timothy V. Wolf has served as a member of our Board of Directors since November 2011. Mr. Wolf has served as the President of Wolf Interests, Inc., an investment company, since June 2010. From July 2008 to June 2010, Mr. Wolf served as Chief Integration Officer of MillerCoors Brewing Company LLC. From February 2005 to June 2008, Mr. Wolf was Vice President and Global Chief Financial Officer of Molson Coors Brewing Company, a publicly-traded beverage company. From 1995 until February 2005, he held comparable positions at Coors Brewing Company. Since January 2007, Mr. Wolf has been a member of the board of directors of Xcel Energy Inc., a publicly-traded utility company and has served as chair of the Audit Committee since May 2013. From September 2009 to October 2011, Mr. Wolf was a member of the board of directors of Borders Group Inc., the formerly publicly-traded bookseller. He holds an M.B.A. in finance and marketing from the University of Chicago Booth School of Business and a B.A. in economics from Harvard College.

        We believe that Mr. Wolf possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a director of publicly-traded companies and his experience as a chief financial officer.

        Our executive officers are appointed by and serve at the discretion of our Board of Directors. There are no family relationships between our directors and executive officers.

Board Composition

        Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of five members. Pursuant to a Fourth Amended and Restated Voting Agreement, or the Voting Agreement, among us and certain of our stockholders, Messrs. Bogan and Stolle were appointed to our Board of Directors by certain of our stockholders. Mr. Bogan was designated by Greylock XIII Limited Partnership and Mr. Stolle was designated by MDV IX, L.P. and its affiliates. The Voting Agreement terminated upon the closing of our initial public offering. Our directors hold office until their successors have been elected and qualified or until their earlier resignation or removal.

        The number of directors is fixed by our Board of Directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws. Our Board of Directors consists of five directors, four of whom qualify as "independent" under the applicable New York Stock Exchange listing standards.

        In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, our Board of Directors is divided into three classes, the members of each of which serve for staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

  •
  the class I directors are Messrs. Bogan and Wolf, and their term will expire at the annual meeting of stockholders to be held in fiscal 2015;

  •
  the class II directors are Messrs. Carges and Stolle, and their term will expire at the annual meeting of stockholders to be held in fiscal 2016; and

  •
  the class III director is Mr. Miller and his term will expire at the annual meeting of stockholders to be held in fiscal 2017.

        We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in our control or management.

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors. An election of our directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote generally at an election of directors.

Board Independence

        Our Board of Directors has reviewed the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our Board of Directors has determined that each of Messrs. Bogan, Carges, Stolle and Wolf do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission, or SEC, and the listing requirements and rules of The New York Stock Exchange. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and, in the case of Mr. Carges, our commercial relationship with eBay.

Lead Independent Director

        Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chief Executive Officer serves as the Chairman of our Board of Directors, or if the Chairman is not otherwise independent. Because Mr. Miller is our Chairman and Chief Executive Officer, our Board of Directors has appointed Mr. Bogan to serve as our lead independent director. As lead independent director, Mr. Bogan presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs additional duties as our Board of Directors may otherwise determine or delegate from time to time.

Board Committees

        Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board of Directors may establish other committees to facilitate management of our business. The composition and primary responsibilities of each committee are described below. Members serve on these committees until their resignation, their otherwise ceasing to be a director or until otherwise determined by our Board of Directors.

Audit Committee

        The members of our Audit Committee are Messrs. Bogan, Carges and Wolf. Mr. Wolf serves as chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 of the Exchange Act and New York Stock Exchange listing standards. Our Board of Directors has also determined that Mr. Wolf qualifies as an "audit committee financial expert" within the meaning of SEC regulations.

        The primary purpose of the Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:

  •
  evaluating the performance of our independent registered public accounting firm and determining whether to retain or terminate its services;

  •
  determining and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

  •
  reviewing and discussing with management and our independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm's assessment of our annual and quarterly financial statements and reports;

  •
  reviewing with management and our independent registered public accounting firm significant issues that arise regarding accounting principles and financial statement presentation;

  •
  conferring with management and our independent registered public accounting firm regarding the scope, adequacy and effectiveness of our internal control over financial reporting; and

  •
  establishing procedures for the receipt, retention and treatment of any complaints we receive regarding accounting, internal accounting controls or auditing matters.

Compensation Committee

        The members of our Compensation Committee are Messrs. Bogan, Carges and Stolle. Mr. Carges serves as chairman of the Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is "independent" within the meaning of applicable New York Stock Exchange listing standards, is a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and is an "outside director" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, or the Code. The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:

  •
  determining the compensation and other terms of employment of our executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

  •
  evaluating and approving the compensation plans and programs advisable for us, and evaluating and approving the modification or termination of existing plans and programs;

  •
  reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate; and

  •
  reviewing and recommending to our Board of Directors the compensation of our directors.

Nominating and Corporate Governance Committee

        The members of our Nominating and Corporate Governance Committee are Messrs. Bogan and Stolle. Mr. Bogan serves as chairman of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is independent within the meaning of applicable New York Stock Exchange listing standards, is a non-employee director and is free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board of Directors in accordance with the applicable New York Stock Exchange listing standards. The specific responsibilities of our Nominating and Corporate Governance Committee include:

  •
  identifying, reviewing, evaluating and recommending for selection candidates for membership to our Board of Directors;

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  reviewing, evaluating and considering the recommendation for nomination of incumbent members of our Board of Directors for reelection to our Board of Directors and monitoring the size of our Board of Directors;

  •
  considering the recommendation for nomination of candidates for election to our Board of Directors and proposals submitted by our stockholders; and

  •
  reviewing the performance of our Board of Directors, recommending areas of improvement to our Board of Directors and assessing the independence of members of our Board of Directors.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2013, the Compensation Committee consisted of Messrs. Bogan, Carges, Stolle and Bradley A. Feld. Mr. Feld resigned from our Board of Directors in March 2013. None of the members of the Compensation Committee is currently, or has ever been at any time since our formation, one of our executive officers or employees. None of our executive officers currently serve, nor have they served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

        In May 2011, we issued shares of our Series E preferred stock to certain institutional investors, including entities affiliated with Messrs. Feld and Stolle, at a purchase price of $12.88 per share. In connection with our initial public offering, we amended and restated certain agreements among us and our stockholders, including such entities affiliated with Messrs. Feld and Stolle. See "Certain Relationships and Related Party Transactions—Sales of Securities—Series E Preferred Stock" and "Certain Relationships and Related Party Transactions—Stockholder Agreements" for a description of these transactions.

Code of Business Conduct and Ethics

        Our Board of Directors has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. We have posted the code of business conduct and ethics, and intend to post any amendments that may be adopted from time to time and any waivers of the requirements of the code of business conduct and ethics, on the "Investor Relations" page of our website, www.rallydev.com.

Non-Employee Director Compensation

Fiscal 2013 Compensation

        No cash compensation or equity incentive compensation was paid to our non-employee directors in fiscal 2013.

Prior Equity Incentive Compensation

        In connection with the election of Messrs. Carges and Wolf to the Board of Directors in November 2011 and in consideration for their service as directors, we granted to each of them an option to acquire 46,120 shares of common stock with an exercise price of $5.93 per share. These options remained outstanding as of January 31, 2013, have a 10-year term and vest in 36 equal monthly installments beginning on the one month anniversary of the vesting commencement date, subject to the recipient's continued service with us through such vesting dates. The unvested options will accelerate in full immediately prior to a "change in control," as defined in our Amended and Restated 2002 Stock Option Plan, or the 2002 Plan. These options were granted pursuant to our 2002 Plan and individual stock option agreements.

Non-Employee Director Compensation Policy

        In June 2013, we adopted a new non-employee director compensation policy. Under the new policy, each non-employee director receives a cash retainer of $30,000 per year, an annual stock option grant of 3,500 shares of our common stock, vesting monthly over one year from the date of grant, and an annual grant of 2,000 restricted stock units, vesting one year from the date of grant. In addition, any non-employee director serving as our lead independent director receives an annual cash retainer of $12,500, and any non-employee director serving as the chairperson of the Audit Committee, Compensation Committee or Nominating and Governance Committee receives an annual cash retainer of $13,000, $8,000 and $2,500, respectively. Any non-employee director serving as a member of the Audit Committee, Compensation Committee or Nominating and Governance Committee, other than the chairperson, receives an annual cash retainer of $5,000, $4,000 and $2,500, respectively. Further, any person first elected or appointed as a non-employee member of our Board of Directors receives a stock option grant of 7,250 shares, vesting annually over three years, and a grant of 4,000 restricted stock units, vesting annually over three years. Continued vesting of all such stock awards is subject to the recipient's continued services with us through the applicable vesting dates. In connection with this policy, an annual stock option grant to purchase 3,500 shares and an annual grant of 2,000 restricted stock units was awarded to each of Messrs. Bogan Carges, Stolle and Wolf on June 28, 2013. The stock options and restricted stock units were granted under our 2013 Equity Incentive Plan and individual stock option or restricted stock unit agreements. The stock options have an exercise price of $24.82 and a 10-year term. No director is entitled to per-meeting fees under our non-employee director compensation policy.

        We reimburse and expect to continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

EXECUTIVE COMPENSATION

Fiscal 2013 Summary Compensation Table

        The following table sets forth information regarding compensation earned during fiscal 2013 by our principal executive officer and our three other most highly compensated executive officers serving as executive officers at January 31, 2013. We refer to these individuals as our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Option Awards	Non-equity Incentive Plan Compensation(1)		All Other Compensation(2)	Total
Timothy A. Miller President, Chief Executive Officer and Chairman	2013	$327,500	—	—	$196,334		$540	$524,374
James M. Lejeal Chief Financial Officer and Treasurer	2013	257,500	40,000	—	—		540	298,040
Ryan A. Martens Chief Technology Officer	2013	265,000	—	—	55,284		540	320,824
Don F. Hazell(3) Former Executive Vice President, Worldwide Sales & Field Operations	2013	210,833	—	—	241,552	(4)	540	452,925

(1)
Except as otherwise noted, the amounts reported include performance bonuses paid under our fiscal 2013 management bonus programs. See "—Non-Equity Incentive Plan Compensation" below for further discussion of these performance bonuses.

(2)
The amounts reported represent life insurance premiums we paid for the benefit of the named executive officers.

(3)
In June 2013, Mr. Hazell was appointed our Executive Vice President, Strategic Accounts and no longer serves as an executive officer.

(4)
Includes $57,169 paid under our fiscal 2013 management bonus programs and $184,383 paid under Mr. Hazell's fiscal 2013 sales compensation plans.

Non-Equity Incentive Plan Compensation

        Historically, we have provided Messrs. Miller, Martens and Hazell with an opportunity to receive quarterly formula-based incentive bonus amounts.

        For fiscal 2013, the target incentive amounts and the aggregate annual payments (paid on a quarterly basis) earned by certain of our named executive officers under our management bonus programs were as follows:

Named Executive Officer	Target Award	Actual Award
Timothy A. Miller	$188,750	$196,334
Ryan A. Martens	53,750	55,284
Don F. Hazell	55,000	57,169

        The amount of the incentive payment for the first and third quarters of fiscal 2013 was determined based on the amount of our new and renewal product bookings for that quarter. No payment would have been made if new product bookings for the applicable quarter did not equal a minimum amount. The amount of the incentive payment for the second and fourth quarters of fiscal 2013 was determined based on the aggregate amount of our new and renewal product bookings for the applicable six-month period. No payment would have been made if new product bookings for the applicable six-month period did not equal a minimum amount. Total payment under the programs was capped at 125% of the target payout under the programs. To be eligible for a quarterly incentive payment under our management bonus programs for fiscal 2013, an individual must have been employed as of the last day of the applicable quarter.

        For fiscal 2013, the target incentive amount and the aggregate annual payment (paid on a monthly basis) earned by Mr. Hazell under his quarterly sales compensation plans were the following:

Named Executive Officer	Target Award	Actual Award
Don F. Hazell	$105,000	$184,383

        The amount of the incentive payments from the quarterly fiscal 2013 sales compensation plans were determined based on our quarterly sales team objectives. The sales team objectives generally included product and service sales objectives. Product objectives included annualized subscriptions (new and renewal) and multi-year prepaid subscriptions. Mr. Hazell received commissions at a base rate on products sold up to specified objectives. The base rate was determined as a percentage of an individual quarterly subscription variable divided by a quarterly team subscription objective. Above the specified objectives, Mr. Hazell was eligible to receive commissions at a higher fixed rate for products sold. Mr. Hazell was also eligible to receive additional commissions for qualified multi-year subscription sales. Mr. Hazell received commissions at a fixed base rate on services sold up to specified objectives. For each quarter of fiscal 2013, Mr. Hazell was eligible to receive commissions at one and one half times the applicable base rate for services sold above the specified objectives, up to 300% of the specified objectives. Above 300% of the specified objectives, Mr. Hazell was entitled to receive commissions at the base rate for services sold.

Bonus Compensation

        For fiscal 2013, the target bonus amount and the aggregate annual payment (paid on a quarterly basis) earned by Mr. Lejeal's under his quarterly management by objective programs were as follows:

Named Executive Officer	Target Award	Actual Award
James M. Lejeal	$40,000	$40,000

        The amount of the bonus payments were determined based on annual target amounts established by our Board of Directors and our Compensation Committee. On a quarterly basis, our Chief Executive Officer made a discretionary determination as to the amount of payment to be awarded to Mr. Lejeal under the management by objective program.

Executive Employment Arrangements

        We entered into offer letter agreements with each of our named executive officers in connection with their employment. The offer letter agreements have no specific term of employment and the relationships created thereby constitute at-will employment. A summary of our current employment arrangements with each of our named executive officers is set forth below.

Timothy A. Miller

        Mr. Miller's current annual base salary is $335,000 and he is eligible for a target incentive payment for the first six months of fiscal 2014 equal to $100,000 pursuant to our fiscal 2014 management bonus programs. Effective August 1, 2013, Mr. Miller's annual base salary will increase to $360,000 and he will be eligible for a target incentive payment for the last six months of fiscal 2014 equal to 32.5% of such increased annual base salary pursuant to our fiscal 2014 management bonus programs.

        All unvested options to acquire shares of our common stock held by Mr. Miller granted prior to completion of our initial public offering provide that if his employment is terminated without "cause" (as defined in the applicable stock option agreement) or he resigns for "good reason" (as defined in the applicable stock option agreement) at any time at which the change in control provisions described below are not applicable, then, in each case, the vesting of the options will be accelerated with respect to the number of shares that would otherwise have vested in the six months following the termination of employment. In addition, as described further below under "—Employee Benefit Plans—Amended and Restated 2002 Stock Option Plan," upon a specified corporate transaction where the acquiring entity does not assume or substitute for Mr. Miller's outstanding stock options, his outstanding and unvested stock options granted pursuant to our 2002 Plan fully accelerate subject to Mr. Miller's continuous employment through the closing of the applicable transaction.

        Mr. Miller is also a participant in our Change in Control Severance Plan. As described further below under "—Employee Benefit Plans—Change in Control Severance Plan," if Mr. Miller's employment is involuntarily terminated without cause or he resigns for good reason, in either case, within the period starting three months prior to a change in control and ending on the one-year anniversary of the change in control, Mr. Miller will be entitled to receive specified additional benefits.

James M. Lejeal

        Mr. Lejeal's current annual base salary is $280,000 and he is eligible for target aggregate bonus payments for the first six months of fiscal 2014 equal to $20,000 pursuant to his fiscal 2014 quarterly management by objective programs. Effective August 1, 2013, Mr. Lejeal's annual base salary will increase to $310,000 and he will be eligible for a target incentive payment for the last six months of fiscal 2014 equal to 10.0% of such increased annual base salary pursuant to our fiscal 2014 management bonus programs. Mr. Lejeal's quarterly management by objective programs will be discontinued effective August 1, 2013.

        All unvested options to acquire shares of our common stock held by Mr. Lejeal granted prior to completion of our initial public offering provide that if his employment is terminated without "cause" (as defined in the applicable stock option agreement) or he resigns for "good reason" (as defined in the applicable stock option agreement) at any time at which the change in control provisions described below are not applicable, then, in each case, the vesting of the options will be accelerated with respect to the number of shares that would otherwise have vested in the six months following the termination of employment. In addition, as described further below under "—Employee Benefit Plans—Amended and Restated 2002 Stock Option Plan," upon a specified corporate transaction where the acquiring entity does not assume or substitute for Mr. Lejeal's outstanding stock options, his outstanding and unvested stock options granted pursuant to our 2002 Plan fully accelerate subject to Mr. Lejeal's continuous employment through the closing of the applicable transaction.

        Mr. Lejeal is also a participant in our Change in Control Severance Plan. As described further below under "—Employee Benefit Plans—Change in Control Severance Plan," if Mr. Lejeal's employment is involuntarily terminated without cause or he resigns for good reason, in either case, within the period starting three months prior to a change in control and ending on the one-year anniversary of the change in control, Mr. Lejeal will be entitled to receive specified additional benefits.

Ryan A. Martens

        Mr. Martens' current annual base salary is $280,000 and he is eligible for a target incentive payment for the first six months of fiscal 2014 equal to $25,000 pursuant to our fiscal 2014 management bonus programs. Effective August 1, 2013, Mr. Marten's annual base salary will increase to $295,000 and he will be eligible for a target incentive payment for the last six months of fiscal 2014 equal to 10.0% of such increased annual base salary pursuant to our fiscal 2014 management bonus programs.

        All unvested options to acquire shares of our common stock held by Mr. Martens granted prior to completion of our initial public offering provide that if his employment is terminated without "cause" (as defined in the applicable stock option agreement) or he resigns for "good reason" (as defined in the applicable stock option agreement) at any time at which the change in control provisions described below are not applicable, then, in each case, the vesting of the options will be accelerated with respect to the number of shares that would otherwise have vested in the six months following the termination of employment. In addition, as described further below under "—Employee Benefit Plans—Amended and Restated 2002 Stock Option Plan," upon a specified corporate transaction where the acquiring entity does not assume or substitute for Mr. Martens' outstanding stock options, his outstanding and unvested stock options granted pursuant to our 2002 Plan fully accelerate subject to Mr. Martens' continuous employment through the closing of the applicable transaction.

        Mr. Martens is also a participant in our Change in Control Severance Plan. As described further below under "—Employee Benefit Plans—Change in Control Severance Plan," if Mr. Martens' employment is involuntarily terminated without cause or he resigns for good reason, in either case, within the period starting three months prior to a change in control and ending on the one-year anniversary of the change in control, Mr. Martens will be entitled to receive specified additional benefits.

Don F. Hazell

        Mr. Hazell's current annual base salary is $210,000 and he is eligible for target annual aggregate incentive payments in fiscal 2014 equal to $55,000 pursuant to our fiscal 2014 management bonus programs and $105,000 pursuant to his fiscal 2014 quarterly sales compensation plans. Mr. Hazell is also eligible to receive commissions at a higher rate for services sold above the specified objectives, up to 300% of the specified objectives. Above 300% of the specified objectives, Mr. Hazell is entitled to receive commissions at the base rate for service sales.

        The amount of the incentive payments for Mr. Hazell's sales compensation plan for the first quarter of fiscal 2014 were, and we expect that the amount of the incentive payments for his sale compensation plan for the second quarter of fiscal 2014 will be, determined based on our sales team objectives. The sales team objectives for those quarters include product and service sales objectives. Product objectives include annualized subscriptions (new and renewal) and multi-year prepaid subscriptions or perpetual licenses. For the first quarter of fiscal 2014 Mr. Hazell received, and for the second quarter of fiscal 2014 we expect that Mr. Hazell will receive, commissions at a base rate on products sold up to specified objectives. The base rate is determined as a percentage of an individual quarterly variable divided by a quarterly team objective. Above the specified objectives, Mr. Hazell is eligible to receive commissions at a higher fixed rate for specified product sales. Mr. Hazell is also eligible to receive additional commissions for qualified multi-year subscription sales. For the first quarter of fiscal 2014 Mr. Hazell received, and for the second quarter of fiscal 2014 we expect that Mr. Hazell will receive, commissions at a fixed base rate on services sold up to specified objectives. Mr. Hazell is also eligible to receive commissions at a higher rate for services sold above the specified objectives, up to 300% of the specified objectives. Above 300% of the specified objectives, Mr. Hazell is entitled to receive commissions at the base rate for service sales.

        All unvested options to acquire shares of our common stock held by Mr. Hazell granted prior to completion of our initial public offering provide that if his employment is terminated without "cause" (as defined in the applicable stock option agreement) or he resigns for "good reason" (as defined in the applicable stock option agreement) at any time at which the change in control provisions described below are not applicable, then, in each case, the vesting of the options will be accelerated with respect to the number of shares that would otherwise have vested in the six months following the termination of employment. In addition, as described further below under "—Employee Benefit Plans—Amended and Restated 2002 Stock Option Plan," upon a specified corporate transaction where the acquiring entity does not assume or substitute for Mr. Hazell's outstanding stock options, his outstanding and unvested stock options granted pursuant to our 2002 Plan fully accelerate subject to Mr. Hazell's continuous employment through the closing of the applicable transaction.

        Mr. Hazell is also a participant in our Change in Control Severance Plan. As described further below under "—Employee Benefit Plans—Change in Control Severance Plan," if Mr. Hazell's employment is involuntarily terminated without cause or he resigns for good reason, in either case, within the period starting three months prior to a change in control and ending on the one-year anniversary of the change in control, Mr. Hazell will be entitled to receive specified additional benefits.

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the JOBS Act. As an emerging growth company we will be exempt from certain requirements related to executive compensation, including, but not limited to, the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information about outstanding stock options held by each of our named executive officers at January 31, 2013. All of these options were granted under our 2002 Plan.

	Number of Shares Underlying Unexercised Options(1)
			Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Timothy A. Miller	126,776	210,000	$5.48	07/31/2021
James M. Lejeal	279	—	0.65	11/14/2016
	33,333	46,666	5.48	07/31/2021
Ryan A. Martens	60,000	—	0.78	2/23/2019
	20,833	29,167	5.48	07/31/2021
Don F. Hazell	29,017	—	0.78	2/23/2019
	37,499	52,499	5.48	07/31/2021

(1)
These options have a 10-year term and vest in 48 equal monthly installments beginning on the one month anniversary of the vesting commencement date, subject to the recipient's continued employment through such vesting dates. If the employment of the option holder is terminated without cause or he resigns for good reason at any time at which the following change in control provisions are not applicable, the vesting of the options will be accelerated with respect to the number of shares that would otherwise have vested in the six months following the termination of employment. 100% of the unvested options will accelerate if, within twelve months following a change in control, the option holder resigns from his employment for good reason or is terminated without cause.

        In June 2013, we awarded a stock option grant to purchase 40,000 shares to Mr. Miller and a stock option grant to purchase 17,000 shares to each of Messrs. Lejeal and Martin. We also awarded 33,000 restricted stock units to Mr. Miller, 16,000 restricted stock units to Mr. Lejeal and 13,500 restricted stock units to Mr. Martens. The stock options and restricted stock units were granted under our 2013 Equity Incentive Plan and individual stock option or restricted stock unit agreements. The stock options vest monthly over four years and the restricted stock units vest annually over four years. Continued vesting of all such stock awards is subject to the recipient's continued services with us through the applicable vesting dates. The stock options have an exercise price of $24.82 and a 10-year term.

Employee Benefit Plans

        We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors, and encourages them to devote their best efforts to our business and financial success. The material terms of our equity incentive plans and certain of our other employee benefit plans are described below.

2013 Equity Incentive Plan

        In March 2013, our Board of Directors adopted and, our stockholders approved, our 2013 Equity Incentive Plan, or our 2013 Plan. Our 2013 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Code to our employees and our subsidiary corporations' employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards and other forms of stock compensation to our employees, including officers, directors and consultants. Our 2013 Plan also provides for the grant of performance cash awards to our employees, directors and consultants.

        Authorized Shares.    The maximum number of shares of our common stock that may be issued under our 2013 Plan is 2,346,695 shares. The number of shares of our common stock reserved for issuance under our 2013 Plan will automatically increase on February 1 of each year, for a period of ten years, from February 1, 2014 continuing through February 1, 2023, by the lesser of 5% of the total number of shares of our common stock outstanding on the immediately preceding January 31, or a lesser number of shares determined by our Board of Directors.

        Shares issued under our 2013 Plan will be authorized but unissued or reacquired shares of our common stock. Shares subject to stock awards granted under our 2013 Plan that expire or terminate without all of the shares covered by the stock award having been issued, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2013 Plan. Additionally, shares issued pursuant to stock awards under our 2013 Plan that we repurchase or that are forfeited, as well as shares reacquired by us as consideration for the exercise or purchase price of a stock award or to satisfy tax withholding obligations related to a stock award, will become available for future grant under our 2013 Plan.

        Administration.    Our Board of Directors, or a duly authorized committee thereof, has the authority to administer our 2013 Plan and may be referred to below as the administrator of our 2013 Plan. Our Board of Directors has delegated its authority to administer our 2013 Plan to our Compensation Committee. Our Board of Directors may also delegate to one or more of our officers the authority to (i) designate employees other than officers to receive specified stock awards, and (ii) determine the number of shares of our common stock to be subject to such stock awards. Subject to the terms of our 2013 Plan, the administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the applicable fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under our 2013 Plan.

        The administrator has the power to modify outstanding awards under our 2013 Plan. Subject to the terms of our 2013 Plan, the administrator has the authority, with the consent of any adversely affected participant, to reduce the exercise, purchase or strike price of any outstanding stock award; cancel any outstanding stock award in exchange for new stock awards, cash or other consideration; or take any other action that is treated as a repricing under generally accepted accounting principles.

        Section 162(m) Limits.    No participant may be granted stock awards covering more than 3.0 million shares of our common stock under our 2013 Plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of our common stock on the date of grant. Additionally, no participant may be granted in a calendar year a performance stock award covering more than 1.2 million shares of our common stock or a performance cash award having a maximum value in excess of $3.0 million under our 2013 Plan. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code.

        Performance Awards.    Our 2013 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by

Section 162(m) of the Code. To help assure that the compensation attributable to performance-based awards will so qualify, our Compensation Committee can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of specified pre-established performance goals during a designated performance period.

        Our Compensation Committee may establish performance goals by selecting from one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholder's equity; (10) return on assets, investment, or capital employed; (11) stock price; (12) profit (including gross profit) and/or margin (including gross margin); (13) income (before or after taxes); (14) operating income; (15) operating income after taxes; (16) pre-tax profit; (17) operating cash flow; (18) sales or revenue targets; (19) increases in revenue or product revenue; (20) expenses and cost reduction goals; (21) improvement in or attainment of working capital levels; (22) economic value added (or an equivalent metric); (23) market share; (24) cash flow; (25) cash flow per share; (26) share price performance; (27) debt reduction; (28) implementation or completion of projects or processes; (29) employee retention; (30) stockholders' equity; (31) capital expenditures; (32) debt levels; (33) operating profit or net operating profit; (34) workforce diversity; (35) growth of net income or operating income; (36) billings; (37) bookings; and (38) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our Board of Directors.

        Our Compensation Committee may establish performance goals on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the goals are established, our Compensation Committee will appropriately make adjustments in the method of calculating the attainment of the performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, our Compensation Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

        Corporate Transactions.    Our 2013 Plan provides that in the event of a specified corporate transaction, including without limitation a consolidation, merger, or similar transaction involving our company in which we are not the surviving corporation, the sale, lease or other disposition of all or substantially all of the assets of our company or the consolidated assets of our company and our subsidiaries, or a sale or disposition of at least 50% of the outstanding capital stock of our company, the administrator will determine how to treat each outstanding stock award. The administrator may:

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  arrange for the assumption, continuation or substitution of the stock award by a successor corporation;

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  arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

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  accelerate the vesting of the stock award and provide for its termination at or prior to the effective time of the corporate transaction;

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  arrange for the lapse, in whole or in part, of any reacquisition or repurchase right held by us;

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  cancel the stock award prior to the transaction in exchange for a cash payment, if any, as the administrator may consider appropriate; or

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  cancel the stock award prior to the transaction in exchange for a payment, in such form as determined by the administrator in its sole discretion, equal to the excess of the value of the property the participant would have received upon exercise of the stock award immediately prior to the effective time over any exercise price payable in connection with the stock award.

        The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner. The administrator may take different actions with respect to the vested and unvested portions of a stock award.

        In the absence of any affirmative determination by the administrator at the time of a corporate transaction, each outstanding stock award will be assumed or an equivalent stock award will be substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the successor corporation or parent or subsidiary of such successor corporation does not agree to assume the stock award or to substitute an equivalent stock award, in which case such stock award will terminate upon the consummation of the transaction.

        Change in Control.    The administrator may provide in an individual award agreement, or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no such acceleration of the stock award will occur.

        Plan Amendment or Termination.    Our Board of Directors has the authority to amend, suspend, or terminate our 2013 Plan, provided that such action does not materially impair the existing rights of any participant without such participant's written consent. No incentive stock options may be granted after the tenth anniversary of the earlier of the date (i) that our Board of Directors adopted our 2013 Plan, or (ii) our stockholders approved our 2013 Plan.

Amended and Restated 2002 Stock Option Plan

        Our Board of Directors adopted, and our stockholders approved, our 2002 Plan, in April 2002. Our 2002 Plan was most recently amended by our Board of Directors in March 2013 and approved by our stockholders in March 2013. Our 2002 Plan provides for the grant of incentive stock options to our employees and to the employees of any parent or subsidiary corporation, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards to our employees, directors and consultants.

        Authorized Shares.    As of April 30, 2013, 1,838,390 shares of our common stock have been issued upon the exercise of options granted and the issuance of restricted stock awards under our 2002 Plan, options to purchase 1,621,755 shares of our common stock were outstanding at a weighted-average exercise price of $5.42 per share, and 146,170 shares remained available for future grant under our 2002 Plan.

        Administration.    Our Board of Directors, or a committee thereof appointed by our Board of Directors, administers our 2002 Plan and the stock awards granted under it. Our Board of Directors has delegated to our Compensation Committee the authority to grant stock awards under our 2002 Plan to all employees other than our Chief Executive Officer. The administrator has the power to modify outstanding awards under our 2002 Plan. Subject to the terms of our 2002 Plan, the administrator has the authority to reduce the exercise price of any outstanding option under the 2002 Plan or cancel and re-grant any outstanding option in exchange for a new stock option covering the same or a different number of shares of our common stock, with the consent of any adversely affected participant.

        Corporate Transactions.    Our 2002 Plan provides that in the event of a specified corporate transaction, including without limitation a consolidation, merger, or similar transaction involving our company in which we are not the surviving corporation, the sale, lease or other disposition of all or substantially all of the assets of our company or the consolidated assets of our company and our subsidiaries, or a sale or disposition of at least 90% of the outstanding capital stock of our company, the following actions may be taken: (i) the surviving or acquiring corporation may assume or continue the stock award or substitute a stock award issued by the successor corporation and (ii) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation. If the successor corporation does not assume, continue or substitute any or all of such outstanding stock awards, (a) stock awards held by participants whose continuous service with us has not terminated will be accelerated in full prior to the effective time of such corporate transaction and such stock awards will terminate if not exercised prior to the effective time, contingent upon the effectiveness of the corporate transaction, and (b) reacquisition or repurchase rights held by us will lapse with respect to stock awards held by participants whose continuous service with us has not terminated prior to the effective time, contingent upon the effectiveness of the corporate transaction.

        Change in Control.    The administrator may provide in an individual award agreement, or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no such acceleration of the stock award will occur.

2013 Employee Stock Purchase Plan

        In March 2013, our Board of Directors adopted and, our stockholders approved, our 2013 Employee Stock Purchase Plan, or our ESPP. The maximum aggregate number of shares of our common stock that may be issued under our ESPP is 469,339 shares. Additionally, the number of shares of our common stock reserved for issuance under our ESPP will increase automatically each year, for a period of ten years, beginning on February 1, 2014 and continuing through and including February 1, 2023, by the lesser of (i) 2% of the total number of shares of our common stock outstanding on the immediately preceding January 31; (ii) 1,408,017 shares of common stock; or (iii) such lesser number as determined by our Board of Directors. Shares subject to purchase rights granted under our ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our ESPP.

        Our Board of Directors, or a duly authorized committee thereof, will be the "administrator" of our ESPP. Our Board of Directors has delegated its authority to administer the ESPP to our Compensation Committee.

        Our employees, including executive officers, or any of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by the administrator: (i) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, and (ii) continuous employment with us or one of our affiliates for a minimum period of time, not to equal or exceed two years, prior to the first date of an offering under our ESPP. An employee may not be granted rights to purchase stock under our ESPP if such employee (a) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of our common stock, or (b) holds rights to purchase stock under our ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

        Our ESPP includes both a component that is intended to qualify as an employee stock purchase plan under Section 423 of the Code and a component that is not intended to so qualify. The purposes of the non-423 component of our ESPP is to authorize the grant of purchase rights that do not meet the requirements of an employee stock purchase plan because of deviations necessary or desirable to permit participation in our ESPP by employees who are foreign nationals or employed outside of the United States, while complying with applicable foreign laws.

        The administrator may approve offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under our ESPP including determining which of our designated affiliates will be eligible to participate in the 423 component of our ESPP and which of our designated affiliates will be eligible to participate in the non-423 component of our ESPP. The administrator, in its discretion, will determine the terms of offerings under our ESPP.

        Our ESPP permits participants to purchase shares of our common stock through payroll deductions or other methods, if required by law, with up to 15% of their earnings. The purchase price of the shares will be not less than 85% of the lower of the fair market value of our common stock on the first day of an offering or on the date of purchase.

        A participant may not transfer purchase rights under our ESPP other than by will, the laws of descent and distribution or as otherwise provided under our ESPP.

        In the event of a specified corporate transaction, such as our merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set to a date within ten business days prior to the corporate transaction. The participants' purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.

        Our ESPP will remain in effect until terminated by the administrator in accordance with the terms of the ESPP. Our Board of Directors has the authority to amend, suspend or terminate or ESPP, at any time and for any reason. No purchase rights may be granted under the ESPP while the ESPP is suspended or after it is terminated.

Management Bonus Program

        We maintain a management bonus program for the benefit of certain of our officers and other employees that are designated as participants in such program. Historically we have adopted a new program each fiscal quarter or for each six months within a fiscal year. For the first six months of fiscal 2014, we adopted a program for the benefit of Messrs. Miller, Martens and Hazell, and certain of our other officers and employees. This program provides for quarterly formula-based incentive payments.

The amount of the incentive payment for the first quarter of fiscal 2014 is determined based on the amount of our new and renewal product bookings for that quarter. The amount of the incentive payment for the second quarter of fiscal 2014 is determined based on the aggregate amount of our new and renewal product bookings for the first six months of fiscal 2014. No payment is made if new product bookings for the applicable period do not equal a minimum amount. Total payment under the program will not exceed 125% of the target payout under the program. To be eligible for a payment under the program, a participant must be employed as of the last day of the applicable quarter.

Management By Objective Program

        We maintain a management by objective program for the benefit of Mr. Lejeal. Historically, our Board of Directors and our Compensation Committee have established annual target amounts to be paid to Mr. Lejeal pursuant to the program. On a quarterly basis, our Chief Executive Officer makes a discretionary determination as to the amount of payment to be awarded to Mr. Lejeal under the program. To be eligible for a quarterly payment under the program, Mr. Lejeal must be employed by us as of the last day of the applicable quarter. This program will be discontinued effective as of August 1, 2013.

Change in Control Severance Plan

        We maintain a Change in Control Severance Plan, or the Severance Plan, for the benefit of certain of our officers and other employees, including each of Messrs. Miller, Lejeal, Martens and Hazell. Under the Severance Plan, each eligible participant who suffers an "involuntary termination without cause" (as defined in the Severance Plan) or a "resignation for good reason" (as defined in the Severance Plan), in either case, within the period starting three months prior to a "change in control" (as defined in the Severance Plan) and ending on the one-year anniversary of the change in control, will receive (i) a lump sum cash payment equal to one year then-current base salary, (ii) a lump sum cash payment equal to the then-current annual target bonus, pro-rated for the number of days elapsed in the year in which the qualifying termination or resignation occurs and (iii) up to twelve months of company-paid health insurance coverage. Additionally, each eligible participant who suffers an involuntary termination without cause or a resignation for good reason within the specified period will receive accelerated vesting of 100% of the total number of shares subject to each equity award held by such participant. Payment of any severance benefits is conditioned on each eligible participant's timely execution of a general release of claims in our favor. These benefits are subject to a "best after tax" provision in the case the benefits would trigger excise tax penalties and loss of deductibility under Code Sections 280G and 4999.

401(k) Plan

        We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants' interests in their deferrals are 100% vested when contributed. In fiscal 2013, we made no matching contributions into the 401(k) plan. Pre-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participant's directions. The 401(k) plan is intended to qualify under Sections 401(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Insurance Premiums

        We pay premiums for medical insurance and dental insurance for all full-time employees, including our named executive officers. We also pay premiums for life insurance and long-term disability insurance benefits for all full-time employees, including our named executive officers. These benefits are available to all full-time employees, subject to applicable laws.

Limitation of Liability and Indemnification

        Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

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  breach of their duty of loyalty to the corporation or its stockholders;

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  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

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  transaction from which the directors derived an improper personal benefit.

        Our amended and restated certificate of incorporation does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, which remain available under Delaware law. These limitations also do not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the extent not prohibited by law. Our amended and restated bylaws also provide that we will advance expenses incurred by a director or executive officer in advance of the final disposition of any proceeding for which indemnification is provided and also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with his or her services to us, to the fullest extent permitted by law. We have obtained a policy of directors' and officers' liability insurance.

        We have entered into indemnification agreements with each of our directors and officers that require us to indemnify such persons against any and all expenses, including judgments, fines or penalties, attorney's fees, witness fees or other professional fees and related disbursements and other out-of-pocket costs incurred, in connection with any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry or administrative hearing, whether threatened, pending or completed, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or agent of our company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers of our company.

        At present, there is no pending litigation or proceeding involving a director or officer of our company for which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a description of transactions since February 1, 2010 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers, beneficial owners of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements that are described under the section titled "Executive Compensation" in this prospectus or that were approved by our Compensation Committee. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

Sales of Securities

Participation in Our Initial Public Offering

        Messrs. Bogan, Carges and Wolf, each of whom is a member of our Board of Directors, and Mr. Lejeal, our Chief Financial Officer, purchased a total of 55,500 shares of our common stock in our initial public offering. The underwriters received the same discount from the sale of the shares of our common stock to these securityholders as they did from any other shares of our common stock sold to the public in that offering. The shares purchased by these existing securityholders are subject to lock-up restrictions described in the section titled "Shares Eligible For Future Sale."

Series E Preferred Stock

        In May 2011, we issued an aggregate of 1,553,393 shares of our Series E preferred stock at a purchase price of $12.88 per share for aggregate consideration of $20.0 million to 12 accredited investors. Upon the closing of our initial public offering, each share of preferred stock converted into one share of our common stock. The following table sets forth the names of our holders of more than 5% of our capital stock who participated in the Series E preferred stock financing. None of our directors or executive officers purchased shares of Series E preferred stock.

Name of Stockholder	Shares of Series E Preferred Stock
Entities affiliated with Boulder Ventures IV (Annex), L.P.(1)	206,459
Entities affiliated with Mobius Technology Ventures VI, L.P.(2)	206,457
MDV IX, L.P.(3)	194,380
Entities affiliated with Greylock XIII Limited Partnership(4)	90,654
Vista Ventures Advantage, L.P.	78,745

(1)
Includes 206,459 shares of Series E preferred stock issued to Boulder Ventures V, L.P. Entities affiliated with Boulder Ventures V, L.P. collectively hold more than 5% of our capital stock and Peter A. Roshko, one of our former directors, is a Managing Member of BV Partners IV, L.L.C. and BV Partners V, L.L.C., general partners of such entities affiliated with Boulder Ventures V, L.P.

(2)
Includes: (a) 102,878 shares of Series E preferred stock issued to SOFTBANK U.S. Ventures VI L.P.; (b) 95,921 shares of Series E preferred stock issued to Mobius Technology Ventures VI, L.P.; (c) 3,922 shares of Series E preferred stock issued to Mobius Technology Ventures Side Fund VI L.P.; and (d) 3,736 shares of Series E preferred stock issued to Mobius Technology Ventures Advisors Fund VI L.P. Entities affiliated with Mobius Technology Ventures VI, L.P. collectively hold more than 5% of our capital stock and Bradley A. Feld, one of our former directors, is a Managing

  Director of Mobius VI LLC, the general partner of such entities affiliated with Mobius Technology Ventures VI, L.P.

(3)
Includes 194,380 shares of Series E preferred stock issued to MDV IX, L.P., as nominee for MDV IX, L.P. and MDV ENF IX, L.P. MDV IX, L.P., itself and as nominee for MDV IX, L.P. and MDV ENF IX, L.P., holds more than 5% of our capital stock and Bryan D. Stolle, one of our directors, is a General Partner of Ninth MDV Partners, L.L.C., the general partner of MDV IX, L.P.

(4)
Includes: (a) 80,797 shares of Series E preferred stock issued to Greylock XIII Limited Partnership; (b) 7,274 shares of Series E preferred stock issued to Greylock XIII-A Limited Partnership; and (c) 2,583 shares of Series E preferred stock issued to Greylock XIII Principals LLC. Entities affiliated with Greylock XIII Limited Partnership collectively hold more than 5% of our capital stock and Thomas F. Bogan, one of our directors, is a Venture Partner with Greylock XIII GP LLC, the general partner of Greylock XIII Limited Partnership and Greylock XIII-A Limited Partnership.

Stock Repurchases

        In connection with our Series E preferred stock financing described above, we agreed to repurchase shares of our preferred stock from certain of our executive officers at a price of $12.24 per share, which represented 95% of the price per share paid for our Series E preferred stock. The repurchase took place in August 2011. The following table sets forth the number of shares and series of preferred stock repurchased from each of our executive officers, and the applicable aggregate consideration received by such executive officers.

Executive Officer	Series A-1 Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Aggregate Proceeds
Timothy A. Miller(1)	—	—	80,000	—	$978,500
Ryan A. Martens(2)	—	—	26,507	21,074	581,992
James M. Lejeal	8,671	5,328	—	—	171,238
Don F. Hazell	—	—	9,542	—	116,715

(1)
All shares repurchased from Timothy A. Miller and Jerri L. Miller, Tenants in Common.

(2)
All shares repurchased from Ryan A. Martens and Wynn Martens, Tenants in Common.

Stockholder Agreements

        In May 2011, in connection with our Series E preferred stock financing, we entered into a Fourth Amended and Restated Investor Rights Agreement, or the Rights Agreement, a Third Amended and Restated Right of First Refusal and Co-Sale Agreement, or the ROFR Agreement, and the Voting Agreement, to collectively provide for, among other things, voting rights and obligations, information rights, rights of first refusal and registration rights with certain holders of our preferred stock and certain holders of our common stock. The following directors, executive officers and holders of more than 5% of our voting securities and their affiliates are parties to those agreements:

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  Boulder Ventures IV (Annex), L.P. and affiliated entities;

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  Mobius Technology Ventures VI, L.P. and affiliated entities;

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  MDV IX, L.P., itself and as nominee for MDV IX, L.P. and MDV ENF IX, L.P.;

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  Greylock XIII Limited Partnership and affiliated entities;

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  Vista Ventures Advantage, L.P.;

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  Timothy A. Miller and affiliated entities and persons;

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  James M. Lejeal;

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  Don F. Hazell;

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  Ryan A. Martens and affiliated entities and persons; and

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  Mark T. Carges and his spouse.

        In addition, Richard D. Leavitt is a party to the Voting Agreement.

        The ROFR Agreement, the Voting Agreement and portions of the Rights Agreement terminated in connection with the closing of our initial public offering. See the section titled "Management—Board Composition" for information regarding the provisions related to the election of our directors that terminated upon the closing of our initial public offering. However, the registration rights provided for in the Rights Agreement to certain holders of our outstanding common stock, including certain of our directors, executive officers, beneficial owners of more than 5% of our capital stock and immediate family members of these individuals, continued following the closing of our initial public offering. As of April 30, 2013, the holders of 14,335,869 shares of our common stock are entitled to rights with respect to the registration of these shares. In addition, holders of certain warrants to purchase shares of our capital stock are entitled to a limited subset of the registration rights provided by the Rights Agreement. For a more detailed description of these registration rights, see the section titled "Description of Capital Stock—Registration Rights."

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and officers, as described in the section titled "Executive Compensation—Limitation of Liability and Indemnification."

Policies and Procedures for Related Party Transactions

        Our Audit Committee has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or a greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and any immediate family member of or person sharing a household with any of these individuals. Our Audit Committee charter provides that the Audit Committee shall review and approve or disapprove any related party transactions.

        All related party transactions described in this section were not subject to the approval and review procedures set forth in the policy.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth the beneficial ownership of our common stock as of June 30, 2013 by:

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  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

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  each of our named executive officers;

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  each of our directors;

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  all of our executive officers and directors as a group; and

  •
  each of the selling stockholders.

        The percentage of shares beneficially owned before the offering shown in the table is based upon 24,052,740 shares of common stock outstanding as of June 30, 2013. The information relating to numbers and percentages of shares beneficially owned after the offering assumes the sale by us of            shares of common stock and the sale of            shares of common stock by the selling stockholders in this offering. The percentage ownership information assumes no exercise of the underwriters' option to purchase additional shares.

        We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before August 29, 2013, which is 60 days after June 30, 2013. These shares are deemed to be outstanding and beneficially owned by the person holding the applicable options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

        Except as otherwise noted below, the address for persons listed in the table is c/o Rally Software Development Corp., 3333 Walnut Street, Boulder, CO 80301.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
			Shares Being Offered
Name of Beneficial Owner	Number	Percent		Number	Percent
5% Stockholders:
Entities affiliates with Boulder Ventures IV (Annex), L.P.(1)	3,406,220	14.2%				%
Entities affiliated with Mobius Technology Ventures VI, L.P.(2)	3,404,014	14.2%				%
MDV IX, L.P., itself and as nominee for MDV IX, L.P. and MDV ENF IX, L.P.(3)	3,206,925	13.3%				%
Entities affiliated with Greylock XIII Limited Partnership(4)	1,495,641	6.2%				%
Vista Ventures Advantage, L.P.(5)	1,299,154	5.4%				%
Named Executive Officers and Directors:
Timothy A. Miller(7)	807,574	3.3%				%
James M. Lejeal(8)	205,107	*
Ryan A. Martens(6)	995,174	4.1%				%
Don F. Hazell(9)	279,479	1.2%				%
Thomas F. Bogan(10)	36,283	*
Mark T. Carges(11)	42,696	*
Bryan D. Stolle(3)	3,206,925	13.3%				%
Timothy V. Wolf(12)	35,986	*
All executive officers and directors as a group (10 persons)(13)	5,420,327	22.2%				%

*
Represents beneficial ownership of less than 1% of the outstanding common stock.

(1)
Includes 2,836,407 shares, which includes 12,206 shares issuable upon exercise of outstanding warrants, held by Boulder Ventures IV (Annex), L.P. ("Boulder Ventures IV (Annex)"), 186,360 shares, which includes 808 shares issuable upon exercise of outstanding warrants, held by Boulder Ventures IV, L.P. ("Boulder Ventures IV") and 383,453 shares held by Boulder Ventures V, L.P. ("Boulder Ventures V" and, collectively with Boulder Ventures IV (Annex) and Boulder Ventures IV, the "Boulder Ventures Funds"). BV Partners IV, L.L.C. ("BV IV") is the General Partner of Boulder Ventures IV (Annex) and Boulder Ventures IV. BV Partners V, L.L.C. ("BV V") is the General Partner of Boulder Ventures V. BV IV may be deemed to indirectly beneficially own the shares owned by Boulder Ventures IV (Annex) and Boulder Ventures IV and BV V may be deemed to indirectly beneficially own the shares owned by Boulder Ventures V. Josh E. Fidler, Kyle Lefkoff, Lawrence M. Macks, Peter A. Roshko, a former member of our Board of Directors, and Jonathan L. Perl are Managing Members of BV IV and Mr. Lefkoff, Mr. Roshko and Mr. Perl are Managing Members of BV V, and each share voting and dispositive power over the shares held by the applicable Boulder Ventures Funds. The address for the Boulder Ventures Funds is 1941 Pearl Street, Suite 300, Boulder, CO 80302. Mr. Roshko was a member of our Board of Directors from September 2003 to March 2013.

(2)
Includes 1,581,509 shares held by Mobius Technology Ventures VI, L.P., 1,696,223 shares held by SOFTBANK U.S. Ventures VI, L.P., 64,673 shares held by Mobius Technology Ventures Side Fund VI, L.P. and 61,609 shares held by Mobius Technology Ventures Advisors Fund VI, L.P. (collectively, the "Mobius Funds"). Mobius VI LLC ("Mobius VI") is the General Partner of the

  Mobius Funds. Mobius VI may be deemed to indirectly beneficially own the shares owned by the Mobius Funds. Bradley A. Feld, a former member of our Board of Directors, and Jason Mendelson are Managing Directors of Mobius VI and share voting and dispositive power over the shares held by the Mobius Funds. The address for the Mobius Funds is 1050 Walnut Street, Suite 210, Boulder, CO 80302. Mr. Feld was a member of our Board of Directors from September 2003 to March 2013.

(3)
Includes 3,012,545 shares held by MDV IX, L.P. and 194,380 shares held by MDV IX, L.P., as nominee for MDV IX, L.P. and MDV ENF IX, L.P. (collectively, "MDV IX"). William Ericson and Jonathan Feiber are Managing Members of Ninth MDV Partners, L.L.C. ("Ninth MDV"), the general partner of MDV IX. Each of William Ericson, Jonathan Feiber and Ninth MDV may be deemed to share voting and dispositive power over the shares held by MDV IX. Bryan D. Stolle, a non-managing member of Ninth MDV and a member of our Board of Directors, may be deemed to indirectly beneficially own the shares of MDV IX. The address for MDV IX is 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, CA 94025.

(4)
Includes 1,333,006 shares held of record by Greylock XIII Limited Partnership ("Greylock XIII"), 120,010 shares held of record by Greylock XIII-A Limited Partnership ("Greylock XIII-A") and 42,625 shares held of record by Greylock XIII Principals LLC ("Greylock XIII Principals"). Greylock XIII GP LLC ("Greylock XIII GP") is the sole general partner of each of Greylock XIII and Greylock XIII-A. Greylock Management Corporation ("GMC") is the sole member Greylock XIII Principals. William W. Helman, Aneel Bhusri, Donald A. Sullivan and David Sze are Senior Managing Members of Greylock XIII GP and directors of GMC. Messrs. Helman, Bhusri, Sullivan and Sze may be deemed to share voting and dispositive power over the shares held of record by Greylock XIII and Greylock XIII-A. Messrs. Helman, Bhusri, Sullivan and Sze disclaim beneficial ownership of the shares held of record by Greylock XIII and Greylock XIII-A except to the extent of their respective pecuniary interest therein. Greylock XIII Principals holds shares as nominee for the benefit of Messrs. Helman, Bhusri, Sullivan, Sze and certain other persons. Messrs. Helman, Bhusri, Sullivan and Sze have voting and dispositive power only with respect to the shares that are held by Greylock XIII Principals as nominee specifically for each of them, and do not have voting or dispositive power over the remaining shares held by Greylock XIII Principals as nominee for the benefit of any other persons. Messrs. Helman, Bhusri, Sullivan and Sze disclaim beneficial ownership of the shares held as nominee by Greylock XIII Principals except to the extent of their respective pecuniary interest therein. GMC does not have voting or investment power over, or a pecuniary interest in, any of the shares held by Greylock XIII Principals and disclaims beneficial ownership with respect to all such shares. The address for Greylock XIII, Greylock XIII-A, Greylock XIII Principals, Greylock XIII GP and GMC is One Brattle Square, Fourth Floor, Cambridge, MA 02138.

(5)
Includes 5,301 shares issuable upon exercise of outstanding warrants held by Vista Ventures Advantage, L.P. ("Vista Ventures"). Pinyon Capital Management, LLC ("Pinyon") is the General Partner of Vista Ventures. Pinyon may be deemed to indirectly beneficially own the shares owned by Vista Ventures. Catharine M. Merigold, David E. Dwyer, Kirk J. Holland and Lisa Reeves are Managing Members of Pinyon and share voting and dispositive power over the shares held by Vista Ventures. The address for the Vista Ventures is 2755 Juilliard Street, Boulder, CO 80305.

(6)
Includes 88,832 shares Mr. Martens has the right to acquire through the exercise of options exercisable within 60 days of August 29, 2013, 622,010 shares, which includes 1,325 shares issuable upon exercise of an outstanding warrant, held jointly by Mr. Martens and his spouse, and 11,200 shares held by Mr. Martens and his spouse as custodians for his son. Also includes 99,666 shares held by Elizabeth M. Miller Irrevocable Trust, of which Mr. Martens is the trustee, 99,666 shares held by the Sydney J. Miller Irrevocable Trust, of which Mr. Martens is the trustee, 24,000 shares held by Jest Holdings 1, LLC, of which Mr. Martens is the sole manager, and 49,800 shares held by Jest Holdings 2, LLC, of which Mr. Martens is the sole manager.

(7)
Includes 373,172 shares, which includes 180,942 shares Mr. Miller has the right to acquire through the exercise of options exercisable within 60 days of August 29, 2013, held by Timothy A. Miller, 284,437 shares, which includes 6,626 shares issuable upon exercise of an outstanding warrant, held jointly by Mr. Miller and his spouse, 94,834 shares held by his spouse, 13,747 shares held by an IRA for the benefit of Timothy A. Miller and 2,218 shares held by an IRA for the benefit of Jerri L. Miller. Mr. Miller is a limited partner in certain Boulder Ventures Funds that beneficially own an aggregate of 3,219,860 shares of our common stock, as disclosed in footnote (1) to this table.

(8)
Includes 45,986 shares Mr. Lejeal has the right to acquire through the exercise of options exercisable within 60 days of August 29, 2013. Mr. Lejeal is a limited partner in a Boulder Ventures Fund that beneficially owns an aggregate of 383,453 shares of our common stock, as disclosed in footnote (1) to this table.

(9)
Includes 39,641 shares Mr. Hazell has the right to acquire through the exercise of options exercisable within 60 days of August 29, 2013 and 476 shares issuable upon exercise of an outstanding warrant held by Mr. Hazell. In June 2013, Mr. Hazell was appointed our Executive Vice President, Strategic Accounts and no longer serves as an executive officer.

(10)
Includes 583 shares Mr. Bogan has the right to acquire through the exercise of options exercisable within 60 days of August 29, 2013. Excludes 1,495,641 shares held by entities affiliated with Greylock XIII referenced in footnote (4) to this table. Mr. Bogan is a Venture Partner of Greylock XIII GP. Mr. Bogan does not have voting or dispositive power with respect to any of the shares referenced in footnote (4) to this table. Mr. Bogan is also a limited partner in Greylock XIII, which beneficially owns an aggregate of 1,333,006 shares of our common stock, as disclosed in footnote (4) to this table.

(11)
Includes 27,486 shares Mr. Carges has the right to acquire through the exercise of options exercisable within 60 days of August 29, 2013 and 15,210 shares held by The Mark Carges & Carol Timko Carges Revocable Trust uad March 21, 2009, of which Mr. Carges and his spouse are trustees.

(12)
Consists of 27,486 shares Mr. Wolf has the right to acquire through the exercise of options exercisable within 60 days of August 29, 2013.

(13)
In addition to the shares referenced in footnotes (3), (6) through (8), and (10) through (12) to this table, includes (a) 78,750 shares, which includes 19,750 shares Richard D. Leavitt has the right to acquire through the exercise of options exercisable within 60 days of August 29, 2013, held by Mr. Leavitt and (b) 11,249 shares, which includes 4,249 shares Kenneth M. Mesikapp has the right to acquire through the exercise of options exercisable within 60 days of August 29, 2013.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. The following is a summary of the rights of our common and preferred stock and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, our outstanding warrants, the Rights Agreement and the Delaware General Corporation Law. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, warrants and Rights Agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the Delaware General Corporation Law.

Common Stock

        As of April 30, 2013, there were 23,933,586 shares of our common stock and zero shares of our preferred stock outstanding. As of April 30, 2013, there were outstanding options to purchase 1,621,755 shares of common stock and outstanding warrants to purchase 137,646 shares of common stock.

        Voting Rights.    Each holder of common stock is entitled to one vote for each share of common stock on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, subject to the rights of holders of any then-outstanding shares of preferred stock.

        Dividends.    Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

        Liquidation.    In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

        Rights and Preferences.    Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our Board of Directors has the authority under our amended and restated certificate of incorporation, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, privileges and restrictions of the shares of each wholly unissued series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

        Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or otherwise adversely affecting the rights of holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control and may adversely affect the market price of our common stock. As of April 30, 2013, no shares of preferred stock were outstanding, and we have no current plans to issue any shares of preferred stock.

Warrants

        As of April 30, 2013, there were outstanding warrants to purchase 137,646 shares of our common stock at a weighted-average exerce price of $3.20 per share. Each of these warrants has a net exercise provision and contains provisions for the adjustment of the exercise price and the number of shares issuable upon exercise in the event of certain stock dividends, stock splits, recapitalizations, reclassifications and consolidations. The warrants expire between April 2016 and April 2018.

        The holders of certain of these warrants are entitled to registration rights under the Rights Agreement, as described in "—Registration Rights" below.

Registration Rights

        Under the Rights Agreement, the holders of 14,335,869 shares of our common stock or their permitted transferees, and the holders of warrants to purchase 97,891 shares of our common stock, in each case, as of April 30, 2013 are entitled to rights with respect to the registration of their shares under the Securities Act. Permitted transferees include certain affiliates and transferees who receive at least 200,000 of such shares in a transaction that is not a sale to the public pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act. These registration rights will expire on April 17, 2016, or, with respect to any particular securityholder, when such securityholder holds less than 1% of our outstanding common stock and is able to sell all of its shares pursuant to Rule 144 of the Securities Act during any 90-day period. In an underwritten offering, the underwriter has the right, subject to specified conditions, to limit the number of shares such holders may include in an offering. Such securityholders have waived their registration rights with respect to this offering.

Demand Registration Rights

        As of April 30, 2013, the holders of 14,335,869 shares of our common stock or permitted transferees are entitled to certain demand registration rights. The holders of at least 50% of these shares, or alternatively, holders proposing to sell a portion of these shares with anticipated net proceeds of at least $5.0 million, can, on not more than two occasions that result in effective registrations, request that we register the offer and sale of all or a portion of their shares of our common stock covered by the Rights Agreement. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days; provided that during such 90 day period we may not register any securities on our own behalf or on behalf of others. Additionally, we will not be required to effect a demand registration during the period beginning with the date of filing of, and ending 180 days following the effectiveness of, the registration statement relating to our initial public offering.

Piggyback Registration Rights

        If we propose to register the offer and sale of any of our securities under the Securities Act, in connection with the public offering of such securities the holders of 14,335,869 shares of our common stock or permitted transferees, and the holders of warrants to purchase 97,891 shares of our common stock, in each case, as of April 30, 2013, will be entitled to certain "piggyback" registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations that may be imposed by the underwriters, if any, in such a registration. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration related to a employee benefit plan or (2) a registration related to a corporate reorganizations or certain other transactions under Rule 145 of the Securities Act, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. SVB Financial Group and Square 1 Bank are also entitled to the foregoing "piggyback" registration rights set forth in the Rights Agreement with respect to the shares of our common stock issued or be issuable upon exercise of warrants to purchase our common stock held by them.

S-3 Registration Rights

        As of April 30, 2013, the holders of 14,335,869 shares of our common stock or permitted transferees may make a written request that we register the offer and sale of these shares on Form S-3, provided we are eligible to file a registration statement on Form S-3 and the anticipated aggregate offering price of the shares to be sold is at least $1.0 million. These stockholders may make an unlimited number of requests for registration on Form S-3, which requests shall not be counted as "demand registrations." If we determine that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days; provided that during such 90 day period we may not register any securities on our own behalf or on behalf of others, other than with respect to (1) a registration related to a employee benefit plan, (2) a registration related to a corporate reorganizations or certain other transactions under Rule 145 of the Securities Act, (3) a registration on any form that does not include substantially the same information as would be required to register the shares of the holders requesting a registration on Form S-3 or (4) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that we are also registering.

Expenses of Registration

        Generally, we are required to bear all registration and selling expenses, other than underwriting discounts and selling commissions, incurred in connection with the demand, piggyback and Form S-3 registrations described above.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

        Delaware Anti-Takeover Law.    We are subject to Section 203 of the Delaware General Corporation Law, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  at or subsequent to the time of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines a "business combination" to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an "interested stockholder" as a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock.

        Section 203 could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board of Directors and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

        Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.    Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change of control or change in our Board of Directors or our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

  •
  permit our Board of Directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

  •
  provide that the authorized number of directors may be changed only by resolution of our Board of Directors;

  •
  provide that our Board of Directors will be classified into three classes of directors;

  •
  provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder's notice;

  •
  provide that special meetings of our stockholders may be called only by the chairman of our Board of Directors, our chief executive officer or president or by our Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors;

  •
  not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

  •
  provide that, unless we consent otherwise, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, any action regarding our amended and restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. Although our amended and restated certificate of incorporation will include the foregoing provision, in light of several pending lawsuits challenging the validity of choice of forum provisions in other companies' organizational documents, it is possible that a court could rule that such provision is inapplicable or unenforceable.

        The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar's address is 250 Royall Street, Canton, MA 02021.

NYSE Listing

        Our common stock is listed on The New York Stock Exchange under the symbol "RALY."

 SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities.

        Based upon the number of shares outstanding as of April 30, 2013, upon the closing of this offering, we will have outstanding an aggregate of                  shares of our common stock, assuming no exercise of outstanding options or warrants. All of the shares sold in our initial public offering are and all of the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless held by our affiliates, as that term is defined under Rule 144 under the Securities Act, or subject to lock-up agreements. The remaining shares of common stock outstanding upon the closing of this offering are restricted securities as defined in Rule 144. Restricted securities may be sold in the U.S. public market only if registered or if they qualify for an exemption from registration, including by reason of Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

        As a result of the lock-up agreements described below, subject to the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

  •
  no restricted shares will be eligible for sale in the public market immediately upon completion of this offering;

  •
  shares will become eligible for sale in the public market beginning on October 9, 2013 (the date on which the lock-up agreements related to our initial public offering expire);

  •
  shares will become eligible for sale in the public market beginning on the 91st day following the date of this prospectus upon expiration of lock-up agreements entered into in connection with this offering, as described below; and

  •
  shares will become eligible for sale in the public market from and after                        , all of which will be freely tradable under Rule 144.

        In addition, of the 1,621,755 shares of our common stock that were subject to stock options outstanding as of April 30, 2013, options to purchase 826,761 shares of common stock were vested as of April 30, 2013 and will be eligible for sale at various times beginning on October 9, 2013. Further, of the 137,646 shares of our common stock that were subject to warrants outstanding as of April 30, 2013, 137,646 shares will be eligible for sale at various times beginning on October 9, 2013.

Rule 144

        In general, under Rule 144 under the Securities Act, as currently in effect, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock to be sold for at least six months, is entitled to sell an unlimited number of shares of our common stock, provided current public information about us is available. In addition, under Rule 144, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares of our common stock to be sold for at least one year, is entitled to sell an unlimited number of shares without regard to whether current public information about us is available. In general, under Rule 144 under the Securities Act, as currently in effect, our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately            shares upon completion this offering; and

  •
  the average weekly trading volume of our common stock on The New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales of restricted shares under Rule 144 by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 701

        In general, under Rule 701 under the Securities Act, as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 (to the extent such common stock is not subject to a lock-up agreement) are entitled to rely on Rule 701 to resell such shares, in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, under Rule 701 persons who are not our "affiliates," as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our "affiliates" may resell those shares without compliance with Rule 144's minimum holding period requirements (subject to the terms of the lock-up agreements referred to below, if applicable).

Lock-Up Agreements

        In connection with our initial public offering, we, all of our directors and executive officers and substantially all of our other then-current stockholders, option holders and warrant holders entered into lock-up agreements pursuant to which we and they agreed that subject to certain exceptions, without the prior written consent of each of Deutsche Bank Securities Inc. and Piper Jaffray & Co., we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing through October 8, 2013. Deutsche Bank Securities Inc. and Piper Jaffray & Co., with our consent, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

        In addition, in connection with this offering, we, all of our directors and executive officers, each of the selling stockholders and certain of our other stockholders have agreed to abide by the restrictions described above for their shares of common stock for an additional period ending 90 days after the date of this prospectus as described in further detail under the section titled "Underwriting—Lock-Up Agreements."

Registration Rights

        Certain holders of shares of our common stock have the right to require us to register their shares for resale under the Securities Act. Registration of these shares for resale under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Any sales of securities by these stockholders could adversely affect the trading price of our common stock. These registration rights are described in more detail under the section titled "Description of Capital Stock—Registration Rights."

Equity Incentive Plans

        We have filed a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock subject to stock awards outstanding or reserved for issuance under our equity incentive plans. Accordingly, shares of our common stock issued under these plans will be available for sale in the open market, subject to vesting restrictions with us and the lock-up restrictions described above. However, resales of certain shares held by our affiliates registered on the Form S-8 will be subject to volume limitations, manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up provisions to which they are subject.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of the material U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock acquired in this offering by a non-U.S. holder. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a partnership or:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury Regulations.

        An individual may be deemed to be a resident alien for U.S. federal income tax purposes in any calendar year if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

        This discussion is based on current provisions of the Internal Revenue Code of 1986, or the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus.

        We assume in this discussion that each non-U.S. holder holds shares of our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances, the potential application of the provision of the Code known as the Medicare contribution tax, any aspects of state, local or non-U.S. taxes, or U.S. federal taxes other than income and estate taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  financial institutions;

  •
  brokers or dealers in securities;

  •
  pension plans;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

  •
  U.S. expatriates.

        In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities which are transparent for U.S. federal income tax purposes. A partner in a partnership or other transparent entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other transparent entity, as applicable.

        Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Dividends

        If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder's investment, up to such holder's tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading "—Gain on Disposition of Common Stock."

        Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence. A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder's country of residence generally will be required to provide us with a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

        Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification requirements. To obtain this exemption, a non-U.S. holder must provide us with a properly executed original and unexpired IRS Form W-8ECI properly certifying such exemption. However, such U.S. effectively connected income, or if an income tax treaty applies, such income that is attributable to a permanent establishment, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income or income that is attributable to a permanent establishment that is received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

Gain on Disposition of Common Stock

        Subject to the discussion below regarding FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at graduated rates and in the manner applicable to U.S. persons, and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

  •
  the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition; or

  •
  we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder's holding period, if shorter) a "U.S. real property holding corporation" unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than five percent of our outstanding common stock, directly, indirectly or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

        We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 28%, with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption.

        Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Account Tax Compliance Act

        The Foreign Account Tax Compliance Act, or FATCA, will impose a 30% withholding tax on any "withholdable payment" to (i) a "foreign financial institution" (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or such institution otherwise qualifies for an exemption or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity or such entity otherwise qualifies for an exemption. Under certain limited circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

        "Withholdable payments" will include U.S.-source payments otherwise subject to nonresident withholding tax, such as dividends, and also include the entire gross proceeds from the sale of any equity of U.S. issuers. The withholding tax will apply regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax (e.g., under the portfolio interest exemption or as capital gain).

        This withholding will apply to U.S.-source payments otherwise subject to nonresident withholding tax made on or after July 1, 2014 and to the payment of gross proceeds from the sale of any equity of U.S. issuers made on or after January 1, 2017.

Federal Estate Tax

        Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

        Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

        Deutsche Bank Securities Inc. and Piper Jaffray & Co. are acting as representatives of the underwriters and joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us and the selling stockholders the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Piper Jaffray & Co.
Needham & Company, LLC
JMP Securities LLC
William Blair & Company, L.L.C.

Total

        The underwriting agreement provides that the underwriters' obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

  •
  the representations and warranties made by us and the selling stockholders to the underwriters are true;

  •
  there is no material change in our business or the financial markets; and

  •
  we and the selling stockholders deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us and the selling stockholders for the shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $        per share. After the offering, the representatives may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

        The expenses of the offering that are payable by us are estimated to be $            (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

        The selling stockholders have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement to purchase, from time to time, in whole or in part, up to an aggregate of            shares at the initial public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than                  shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

        In connection with our initial public offering, we, all of our directors and executive officers and substantially all of our other then-current stockholders, option holders and warrant holders entered into lock-up agreements pursuant to which we and they agreed that, subject to certain exceptions, without the prior written consent of each of the representatives, we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing through October 9, 2013.

        In addition, in connection with this offering, we, all of our directors and executive officers, each of the selling stockholders and certain of our other stockholders have agreed to abide by the restrictions described above for their shares of common stock for an additional period ending 90 days after the date of this prospectus.

        The representatives, in their sole discretion and only with our consent, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, the representatives will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time. For the purposes of this offering, the representatives intend to release, to the extent necessary to permit this offering, the restrictions under these lock-up agreements applicable to us and the selling stockholders.

Indemnification

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on                    or otherwise and, if commenced, may be discontinued at any time.

        Neither we, the selling stockholders, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we, the selling stockholders, nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing of Common Stock

        Our shares of common stock are listed on The New York Stock Exchange under the symbol "RALY."

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

        Certain of the underwriters and/or their affiliates have engaged, and/or may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. They have received, and expect to receive, customary fees and expense reimbursement for these commercial and investment banking transactions.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive or, in each case, a Relevant Member State, an offer to the public of any shares of our common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ordinary shares shall result in a requirement for the publication by the company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant

Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive, which we refer to as Qualified Investors, that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, which we refer to as the Order, or (ii) high net worth entities, falling within Article 49(2)(a) to (d) of the Order, and (iii) any other person to whom it may lawfully be communicated pursuant to the Order, all such persons which we refer to together as relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment activity to which this prospectus relates will only be available to, and will only be engaged with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Cayman Islands

        No offer or invitation to subscribe for shares of our common stock may be made to the public in the Cayman Islands.

Hong Kong

        The shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares of our common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares of our common stock under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any shares of our common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

 LEGAL MATTERS

        The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, Broomfield, Colorado. As of the date of this prospectus, GC&H Investments, LLC, an entity that includes current and former partners and associates of Cooley LLP, beneficially owns 28,881 shares of our common stock and Cooley LLP beneficially owns 7,960 shares of our common stock. The underwriters are being represented by Davis Polk & Wardwell LLP, Menlo Park, California, in connection with the offering.

EXPERTS

        The consolidated financial statements of Rally Software Development Corp. as of January 31, 2012 and 2013, and for each of the years in the three-year period ended January 31, 2013, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        We are subject to the information reporting requirements of the Exchange Act, and are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.rallydev.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

RALLY SOFTWARE DEVELOPMENT CORP.

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Rally Software Development Corp.:

        We have audited the accompanying consolidated balance sheets of Rally Software Development Corp. and subsidiaries (the Company) as of January 31, 2012 and 2013, and the related consolidated statements of operations, comprehensive loss, common stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2013. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rally Software Development Corp. and subsidiaries as of January 31, 2012 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended January 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Boulder, Colorado
March 22, 2013, except as to the effects
of the reverse stock split and amended and
restated certificate of incorporation described
in Note 15, which are as of April 1, 2013

RALLY SOFTWARE DEVELOPMENT CORP.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	January 31, 2012	January 31, 2013	April 30, 2013
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,452	$17,609	$103,647
Accounts receivable, net	11,904	16,318	11,743
Other receivables	37	288	40
Prepaid expenses and other current assets	821	1,912	3,201

Total current assets	32,214	36,127	118,631
Property and equipment, net (note 4)	3,244	4,156	7,582
Goodwill	—	—	2,282
Other assets	14	1,572	388

Total assets	$35,472	$41,855	$128,883

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$1,589	$1,945	$3,345
Accrued liabilities (note 5)	1,943	3,062	3,341
Deferred revenue	24,175	32,984	34,926
Other current liabilities	630	727	535

Total current liabilities	28,337	38,718	42,147

Deferred revenue, net of current portion	934	5,206	5,058
Deferred rent expense, net of current portion	537	939	929
Warrants for redeemable convertible preferred stock, at estimated fair value (note 7)	925	1,604	—

Total liabilities	30,733	46,467	48,134

Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value per share:
Series E redeemable convertible preferred stock:
At January 31, 2012 and 2013, and April 30, 2013 (unaudited) authorized, 1,600,000 shares, 1,600,000 and zero, respectively; issued and outstanding, 1,553,393 shares at January 31, 2012 and 2013, and zero at April 30, 2013 (unaudited) (aggregate liquidation value of $20,000 at January 31, 2012 and 2013).	19,882	19,882	—
Series D redeemable convertible preferred stock:
At January 31, 2012 and 2013, and April 30, 2013 (unaudited) authorized, 2,247,941, 2,247,941 and zero shares, respectively; issued and outstanding, 2,226,860 shares at January 31, 2012 and 2013, and zero at April 30, 2013 (unaudited) (aggregate liquidation value $15,850 at January 31, 2012 and 2013).	15,803	15,803	—
Series A-1 redeemable convertible preferred stock:
At January 31, 2012 and 2013, and April 30, 2013 (unaudited) authorized, 3,409,977, 3,409,977 and zero shares, respectively; issued and outstanding, 3,368,552 shares at January 31, 2012 and 2013, and zero at April 30, 2013 (unaudited) (aggregate liquidation value of $8,421 at January 31, 2012 and 2013).	8,395	8,395	—
Series B redeemable convertible preferred stock:
At January 31, 2012 and 2013, and April 30, 2013 (unaudited) authorized, 2,882,062, 2,882,062 and zero shares, respectively; issued and outstanding 2,836,586 shares at January 31, 2012 and 2013, and zero at April 30, 2013 (unaudited) (aggregate liquidation value of $7,985 at January 31, 2012 and 2013).	7,957	7,957	—
Series C redeemable convertible preferred stock:
At January 31, 2012 and 2013, and April 30, 2013 (unaudited) authorized, 4,531,291, 4,531,291 and zero shares, respectively; issued and outstanding 4,350,478 shares at January 31, 2012 and 2013, and zero at April 30, 2013 (unaudited) (aggregate liquidation value of $16,412 at January 31, 2012 and 2013).	16,373	16,373	—

Total redeemable convertible preferred stock (note 8)	68,410	68,410	—

Stockholders' equity (deficit):
Preferred stock $0.0001 par value per share. At January 31, 2012 and 2013 and April 30, 2013 (unaudited) authorized zero, zero and 10,000,000, respectively; issued and outstanding, zero shares	—	—	—
Common stock, $0.0001 par value per share. At January 31, 2012 and 2013, and April 30, 2013 (unaudited) authorized, 50,000,000, 50,000,000 and 200,000,000 shares, respectively; issued and outstanding, 1,975,664, 2,398,895 and 23,923,986 shares, respectively	1	1	3
Additional paid-in capital	1,079	2,503	162,071
Accumulated deficit	(64,749)	(75,529)	(81,319)
Accumulated other comprehensive (loss) income	(2)	3	(6)

Total stockholders' equity (deficit)	(63,671)	(73,022)	80,749

Total liabilities, redeemable convertible preferred stock and stockholder's equity (deficit)	$35,472	$41,855	$128,883

See accompanying notes to consolidated financial statements.

RALLY SOFTWARE DEVELOPMENT CORP.

Consolidated Statements of Operations

(in thousands, except per share data)

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2011	2012	2013	2012	2013
				(unaudited)
Revenue:
Subscription and support	$19,902	$31,124	$43,794	$9,530	$13,373
Perpetual license	4,260	3,546	5,815	1,611	629

Total product revenue	24,162	34,670	49,609	11,141	14,002
Professional services	5,548	6,655	7,237	1,837	2,047

Total revenue	29,710	41,325	56,846	12,978	16,049

Cost of revenue:
Product	3,033	4,096	5,242	1,153	1,684
Professional services	4,846	5,679	7,005	1,586	1,873

Total cost of revenue	7,879	9,775	12,247	2,739	3,557

Gross profit	21,831	31,550	44,599	10,239	12,492

Operating expenses:
Sales and marketing	18,526	23,552	29,445	7,005	8,835
Research and development	7,979	11,074	15,121	3,041	5,079
General and administrative	5,074	8,170	10,810	2,302	3,854
Sublease termination income (note 14)	—	—	(839)	(839)	—

Total operating expenses	31,579	42,796	54,537	11,509	17,768

Loss from operations	(9,748)	(11,246)	(9,938)	(1,270)	(5,276)
Other (expense) income:
Interest and other income	72	53	56	2	13
Interest expense	(251)	(349)	(683)	(438)	(462)
Loss on foreign currency transactions and other gain (loss)	(12)	(50)	(87)	(15)	(19)

Loss before provision for income taxes	(9,939)	(11,592)	(10,652)	(1,721)	(5,744)
Provision for income taxes	—	—	(128)	—	(46)

Net loss	(9,939)	(11,592)	(10,780)	(1,721)	(5,790)
Accretion of redeemable convertible preferred stock	(81)	(22)	—	—	—
Preferred stock deemed dividend	—	(762)	—	—	—

Net loss attributable to common stockholders	$(10,020)	$(12,376)	$(10,780)	$(1,721)	$(5,790)

Net loss per common share:
Basic and diluted	$(6.94)	$(6.62)	$(5.13)	$(0.86)	$(0.98)

Weighted-average common shares outstanding:
Basic and diluted	1,444	1,869	2,101	1,991	5,904

See accompanying notes to consolidated financial statements.

RALLY SOFTWARE DEVELOPMENT CORP.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2011	2012	2013	2012	2013
				(unaudited)
Net loss	$(9,939)	$(11,592)	$(10,780)	$(1,721)	$(5,790)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	2	(4)	5	10	(9)

Comprehensive loss	$(9,937)	$(11,596)	$(10,775)	$(1,711)	$(5,799)

See accompanying notes to consolidated financial statements.

RALLY SOFTWARE DEVELOPMENT CORP.

Consolidated Statements of Common Stockholders' Equity (Deficit)

(in thousands)

	Common stock			Accumulated other comprehensive (loss) income		Total stockholders' equity (deficit)
			Additional paid-in capital		Accumulated deficit
	Shares	Amount
Balance, February 1, 2010	1,322	$1	$551	$—	$(43,214)	$(42,662)
Treasury shares purchased and retired	(3)	—	(2)	—	(4)	(6)
Common stock issued in connection with stock incentive plans	437	—	310	—	—	310
Estimated fair value of common stock issued as partial consideration for Enkari, Ltd. Assets	30	—	50	—	—	50
Share-based compensation	—	—	193	—	—	193
Preferred stock cost accretion	—	—	(81)	—	—	(81)
Net loss	—	—	—	—	(9,939)	(9,939)
Other comprehensive income	—	—	—	2	—	2

Balance, January 31, 2011	1,786	1	1,021	2	(53,157)	(52,133)
Deemed dividend in connection with purchase and cancellation of preferred stock	—	—	(762)	—	—	(762)
Common stock issued in connection with stock incentive plans	190	—	152	—	—	152
Estimated fair value of warrant issued as a charitable contribution	—	—	122	—	—	122
Share-based compensation	—	—	568	—	—	568
Preferred stock cost accretion	—	—	(22)	—	—	(22)
Net loss	—	—	—	—	(11,592)	(11,592)
Other comprehensive loss	—	—	—	(4)	—	(4)

Balance, January 31, 2012	1,976	1	1,079	(2)	(64,749)	(63,671)
Common stock issued in connection with stock incentive plans	423	—	467	—	—	467
Share-based compensation	—	—	957	—	—	957
Net loss	—	—	—	—	(10,780)	(10,780)
Other comprehensive income	—	—	—	5	—	5

Balance, January 31, 2013	2,399	1	2,503	3	(75,529)	(73,022)
Common stock issued in connection with stock incentive plans (unaudited)	122	—	261	—	—	261
Estimated fair value of common stock issued as partial consideration to acquire Flowdock Oy (unaudited)	120	—	1,293	—	—	1,293
Issuance of common stock upon initial public offering, net of issuance costs (unaudited)	6,900	1	86,954	—	—	86,955
Conversion of preferred stock to common stock (unaudited)	14,336	1	68,410	—	—	68,411
Reclassification of preferred stock warrant liability into additional paid-in capital upon initial public offering (unaudited)	—	—	2,066	—	—	2,066
Cashless exercise of common stock warrants (unaudited)	47	—	—	—	—	—
Share-based compensation (unaudited)	—	—	584	—	—	584
Net loss (unaudited)	—	—	—	—	(5,790)	(5,790)
Other comprehensive income (loss) (unaudited)	—	—	—	(9)	—	(9)

Balance, April 30, 2013 (unaudited)	23,924	$3	$162,071	$(6)	$(81,319)	$80,749

See accompanying notes to consolidated financial statements.

RALLY SOFTWARE DEVELOPMENT CORP.

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2011	2012	2013	2012	2013
				(unaudited)
Cash flow from operating activities:
Net loss	$(9,939)	$(11,592)	$(10,780)	$(1,721)	$(5,790)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,106	1,863	1,893	441	638
Noncash share-based compensation expense	193	568	957	189	584
Noncash interest expense	210	336	679	438	462
Noncash sublease termination income	—	—	(839)	(839)	—
Noncash charitable contribution	—	122	—	—	—
Loss on disposition of property and equipment	—	12	(15)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(4,183)	(1,182)	(4,414)	56	4,575
Other receivables	(885)	898	(246)	(40)	251
Prepaid expenses and other current assets	(298)	(112)	(1,091)	(529)	(1,264)
Other assets	7	(37)	(106)	(30)	(61)
Accounts payable and accrued liabilities	1,175	592	1,318	(122)	370
Deferred revenue	5,899	6,771	13,082	2,606	1,793
Other current liabilities	224	476	491	(313)	(192)
Deferred rent expense, net of current portion	819	(356)	892	1,170	(9)
Other long-term liabilities	(71)	(63)	—	—	—

Net cash provided by (used in) operating activities	(5,743)	(1,704)	1,821	1,306	1,357

Cash flows from investing activities:
Purchase of property and equipment	(2,760)	(1,925)	(2,405)	(252)	(2,142)
Proceeds from sale of assets	—	—	12	5	—
Purchase of Enkari, Ltd. assets	(300)	—	—	—	—
Purchase of Agile Advantage, Inc. assets	—	—	(420)	—	—
Purchase of Flowdock Oy, net of cash received	—	—	—	—	(2,857)

Net cash used in investing activities	(3,060)	(1,925)	(2,813)	(247)	(4,999)

Cash flows from financing activities:
Payments on notes payable and revolving line of credit	(2,690)	—	—	—	—
Purchase and cancelation of preferred stock	—	(1,388)	—	—	—
Purchase of treasury shares	(6)	—	—	—	—
Proceeds from issuance of common stock	310	122	451	21	261
Payments on capital lease obligations	(151)	(101)	(31)	(11)	—
Proceeds from issuance of preferred stock	—	20,000	—	—	—
Preferred stock offering costs	—	(118)	—	—	—
Proceeds from initial public offering, net of underwriting discounts and commissions	—	—	—	—	89,838
Deferred offering costs	—	—	(1,271)	—	(419)

Net cash provided by (used in) financing activities	(2,537)	18,515	(851)	10	89,680

Increase (decrease) in cash and cash equivalents	(11,340)	14,886	(1,843)	1,069	86,038
Cash and cash equivalents-beginning of period	15,906	4,566	19,452	19,452	17,609

Cash and cash equivalents-end of period	$4,566	$19,452	$17,609	$20,521	$103,647

Supplementary information:
Cash paid for interest	$42	$12	$4	$1	$—
Cash paid for income taxes	—	—	57	—	12
Noncash investing and financing activities:
Conversion of redeemable convertible preferred stock to common stock	$—	$—	$—	$—	$68,410
Conversion of preferred stock warrants to common stock warrants	—	—	—	—	2,066
Common stock issued as partial consideration to acquire Flowdock Oy	—	—	—	—	1,293
Common stock issued as partial consideration to acquire Enkari, Ltd.	50	—	—	—	—
Property and equipment purchases in accounts payable	451	99	81	72	134
Deferred offering costs included in accounts payable	—	—	181	—	1,191

See accompanying notes to consolidated financial statements.

Rally Software Development Corp.

Notes to Consolidated Financial Statements

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(1) Nature of Business and Operations

        Rally Software Development Corp. (we, our or us) is a provider of cloud-based solutions for managing Agile software development. Our platform transforms the way organizations manage the software development lifecycle by enabling close alignment of software development and strategic business objectives, facilitating collaboration, increasing transparency, and automating manual processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. Our enterprise-class platform is extensible, cost-effective and designed to be easy to use. Agile is a software development methodology characterized by short, iterative and highly-adaptable development cycles. We also provide consulting services to help customers adopt and succeed with Agile software development practices as well as to learn to use our solutions.

        Our headquarters are located in Boulder, Colorado. We were incorporated in Delaware on July 12, 2001. At April 30, 2013, we had six subsidiaries: Rally Software Development International Corp. (RSDI); Rally Software Development Australia Pty Limited; Rally Software Development Netherlands B.V.; Rally Software Development Canada B.C. Ltd.; Rally Singapore Pte Ltd.; and Flowdock Oy.

        Our fiscal year ends on January 31. Our fiscal quarters end April 30, July 31, October 31 and January 31.

(2) Summary of Significant Accounting Policies

  (a) Basis of Presentation and Consolidation

        The accompanying consolidated financial statements include the accounts of us and our wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (b) Initial Public Offering

        On April 17, 2013, we closed our initial public offering (IPO) of 6,900,000 shares of common stock, including 900,000 shares sold pursuant to the underwriters' option to purchase additional shares. The public offering price of the shares sold in our IPO was $14.00 per share. All outstanding shares of our redeemable convertible preferred stock converted to 14,335,869 shares of common stock and all outstanding preferred stock warrants converted into warrants to purchase common stock at the closing of our IPO. Our shares of common stock are traded on The New York Stock Exchange under the symbol "RALY". We received proceeds from our IPO of $89.8 million, net of underwriting discounts and commissions, but before offering expenses of $2.9 million. Deferred offering expenses at January 31, 2013 of $1.5 million were recorded as other assets. These offering expenses, and additional expenses incurred from February 2013 through the closing of our IPO of approximately $1.4 million, have been reclassified as additional paid-in capital. Approximately $1.2 million of deferred offering costs is in accounts payable as of April 30, 2013.

  (c) Reverse Stock Split

        On March 27, 2013, our Board of Directors approved a 1-for-2.5 reverse stock split of our then-outstanding common stock and redeemable convertible preferred stock. The reverse stock split became

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(2) Summary of Significant Accounting Policies (Continued)

effective upon filing of an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on April 1, 2013. Upon the effectiveness of the reverse stock split, (i) every two and one-half shares of then-outstanding common stock and redeemable convertible preferred stock were decreased to one share of common stock and redeemable convertible preferred stock, respectively, (ii) the number of shares of common stock into which each outstanding option and warrant to purchase common stock is exercisable was proportionally decreased on a 1-for-2.5 basis and the exercise price of each outstanding option and warrant to purchase common stock was proportionately increased on a 1-for-2.5 basis and (iii) the number of shares of then-outstanding redeemable convertible preferred stock into which each then outstanding warrant to purchase redeemable convertible preferred stock is exercisable was proportionally decreased on a 1-for-2.5 basis and the exercise price of each outstanding warrant to purchase then outstanding redeemable convertible preferred stock was proportionately increased on a 1-for-2.5 basis. All of the share numbers, share prices, and exercise prices have been retroactively adjusted to reflect the reverse stock split in the accompanying consolidated financial statements.

  (d) Fiscal Year Change

        On May 20, 2011, our Board of Directors approved a change in our year-end from December 31 to January 31 so that our financial reporting year-end better aligns with our sales cycle. These financial statements are presented as if our year-end had been January 31 for all periods presented.

  (e) Unaudited Interim Financial Information

        The accompanying consolidated balance sheet at April 30, 2013, the consolidated statements of operations, consolidated statements of comprehensive loss, and the consolidated statements of cash flows for the three months ended April 30, 2012 and 2013 and the consolidated statement of common stockholders' equity (deficit) for the three months ended April 30, 2013 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly our financial position at April 30, 2013 and results of operations and cash flows for the three months ended April 30, 2012 and 2013. The consolidated financial data and the other information disclosed in these notes to the consolidated financial statements related to these three-month periods are unaudited. The results of the three months ended April 30, 2013 are not necessarily indicative of the results to be expected for fiscal year-end January 31, 2014 or for any other interim period or other future year.

  (f) Use of Estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. The more critical estimates and related assumptions that affect our consolidated financial condition and

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(2) Summary of Significant Accounting Policies (Continued)

results of operations are in the areas of revenue recognition; measurement of the fair value of equity instruments; capitalization of software development costs; and income taxes. We have engaged, and may in the future engage, third-party valuation specialists to assist with estimates related to the valuation of our equity instruments. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs. Actual results may differ from those estimates.

  (g) Segments

        Operating segments are defined as components of an enterprise about which discrete financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources and assess performance. Our chief operating decision makers are the Chief Executive Officer and Chief Financial Officer. Our Chief Executive and Chief Financial Officers review consolidated operating results to make decisions about allocating resources and assessing performance for the entire company. We view our operations and manage our business as one operating segment.

  (h) Cash and Cash Equivalents

        We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of investments in a money market mutual fund that invests primarily in short-term United States Treasury Securities, a bank money market account and certificates of deposit. Cash equivalents are carried at cost, which approximates fair value.

  (i) Accounts Receivable

        Trade accounts receivable represent trade receivables from customers when we have invoiced for subscriptions, support, perpetual software licenses or professional services and have not received payment. Receivables are recorded at the invoiced amount and do not bear interest. We maintain an allowance for doubtful accounts for estimated losses inherent in our accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and our customers' financial condition, the amount of receivables in dispute, and the current receivables' aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(2) Summary of Significant Accounting Policies (Continued)

        Allowance for doubtful accounts activity and balances are presented below (in thousands):

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2011	2012	2013	2012	2013
				(unaudited)
Balance at beginning of period	$65	$39	$42	$42	$48
Charges for bad debts	90	11	83	2	13
Write-offs and adjustments	(116)	(8)	(77)	(2)	(2)

Balance at end of period	$39	$42	$48	$42	$59

  (j) Property and Equipment

        Property and equipment are recorded at cost. Property and equipment under capital leases are recorded at the present value of minimum lease payments. Property and equipment are depreciated using the straight-line method over the following estimated useful lives:

Asset class	Useful life
Computer equipment	36 months
Office equipment	60 months
Office furniture	60 months
Computer software	36 months to 60 months
Leasehold improvements	The shorter of the estimated useful life or the term of the lease

        Upon retirement or sale, the costs of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in other gain (loss) in the consolidated statements of operations. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed in the period incurred.

  (k) Deferred Offering Costs

        Through January 31, 2013 and April 30, 2013, we have incurred approximately $1.5 million and $2.9 million, respectively in costs related to our initial public offering. These costs had been deferred and were recorded as a reduction to the proceeds from the offering at the time of closing. Deferred offering costs are included in other assets in the accompanying consolidated balance sheet as of January 31, 2013.

  (l) Impairment of Long-Lived Assets

        Long-lived assets consist primarily of property and equipment. Long-lived assets are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If this evaluation indicates the carrying value will not be recoverable, based on the undiscounted expected future cash flows estimated to be generated by these assets, we reduce the

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(2) Summary of Significant Accounting Policies (Continued)

carrying amount to the estimated fair value. Fair value is determined through various valuation techniques including discounted cash flow modeling. To date, no such impairment has occurred.

  (m) Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to the extent it is more likely than not that a deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Our net deferred tax asset has been completely reduced by a valuation allowance as management cannot conclude that realization of the deferred tax asset is assured, on a more-likely than-not basis, at each balance sheet date, due primarily to our history of operating losses.

        We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurred. All current tax positions are considered more likely than not of being sustained.

  (n) Insurance and Self-Insurance Reserves

        Effective January 1, 2013, we use a combination of insurance and self-insurance plans to provide for the potential liabilities for employee medical health care benefits. Claims with dates of service prior to January 1, 2013 are covered and paid by our prior premium-based medical insurance plan. Liabilities associated with the risks that are retained by us are estimated by considering historical claims experience and severity factors. We have individual employee stop-loss as well as overall stop-loss coverage to limit our total exposure. We had insurance liabilities totaling approximately $0.2 million and $0.1 million at January 31, 2013 and April 30, 2013, respectively, included in accrued liabilities in the accompanying consolidated balance sheets.

  (o) Deferred Revenue

        Deferred revenue comprises unrecognized subscription and support, which includes hosting and maintenance, perpetual licenses, and prepaid professional services revenue. With the exception of perpetual licenses, these arrangements are initially recorded as deferred revenue upon the commencement of the subscription, hosting and maintenance period, and revenue is recognized in the consolidated statements of operations ratably over the term of the arrangement. Perpetual licenses are generally recognized upon delivery of the software product to the customer. Prepaid professional services arrangements are recorded initially as deferred revenue and are recognized as the services are performed.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(2) Summary of Significant Accounting Policies (Continued)

  (p) Revenue Recognition

        We generate revenue primarily from three sources: (1) subscriptions and support; (2) perpetual licenses; and (3) professional services. Subscription and support revenue is primarily comprised of fees that give customers access to our suite of cloud-based solutions, as well as optional hosting and maintenance related to perpetual licenses. Professional services revenue largely encompasses fees related to the instruction of Agile software development methodologies and training related directly to the product.

        Revenue is recognized when all of the following conditions have been met:

  •
  there is persuasive evidence of an arrangement;

  •
  the service has been provided or the product has been delivered;

  •
  the price is fixed or determinable; and

  •
  collection of the fees is sufficiently assured.

        Signed agreements, which may include purchase orders, are used as evidence of an arrangement. In cases where both a signed contract and a purchase order exist, we consider the signed contract to be persuasive evidence of the arrangement. Product delivery occurs when we provide the customer with access to the software via an electronic notification or license key. We assess whether a fee is fixed or determinable at the outset of the arrangement, primarily based on the payment terms associated with the transaction. We assess collectibility of the fee based on a number of factors such as collection history and creditworthiness of the customer. If we determine that collectibility is not sufficiently assured, revenue is deferred until collectibility becomes sufficiently assured, generally upon receipt of cash.

        Subscription and support revenue is recognized ratably over the contract term beginning on the commencement date of each contract.

        When multiple deliverables included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on their relative selling prices. Multiple deliverable arrangement accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. This guidance provides that vendor-specific objective evidence (VSOE) of selling price, based on the price at which the item is regularly sold by the vendor on a stand-alone basis, should be used if it exists. We use VSOE to determine the stand-alone selling prices of subscription, hosting, maintenance, and professional services because substantially all separate sales of these deliverables fall within a reasonable range of prices. All unique product offerings are grouped based upon size of customer as a result of our tiered volume pricing. VSOE for professional services is determined regardless of customer size as customer size does not significantly impact the prices charged. We have concluded that all products and services for each single unit of accounting have VSOE, other than perpetual licenses discussed below.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(2) Summary of Significant Accounting Policies (Continued)

        We monitor compliance with VSOE by using a bell curve approach. Sales of subscription, hosting, maintenance and professional services are analyzed to determine whether 80% of the transactions are within a range of 15% of the median of the transactions for an appropriate group of customers.

        When VSOE exists for all undelivered elements of the contract, perpetual license fee revenue is generally recognized upon delivery of the software product to the customer, provided the other revenue recognition conditions are met. We have established VSOE for all undelivered elements of our perpetual license arrangements. Maintenance revenue consists of fees for providing unspecified software updates on a when and if available basis and technical support for software products. Hosting revenue relates to fees for hosting perpetual license software that the customer has purchased at our third-party data centers. Our perpetual license customers who purchase hosting have the right to take possession of the software at any time. Hosting and maintenance revenue is recognized ratably over the term of the agreement.

        Professional services revenue is accounted for separately from subscription and perpetual license revenue when VSOE exists and, for subscriptions, has stand-alone value to the customer. Professional services are generally provided on a time-and-materials basis. The services that are provided on a time-and-materials basis are recognized as services are provided. However, professional services that do not have stand-alone value to the customer are recognized ratably over the remaining subscription period. We present reimbursements received for out of pocket expenses within professional services revenue. Reimbursements received were approximately $0.5 million, $0.6 million and $0.7 million for the fiscal years ended January 31, 2011, 2012 and 2013, respectively, and $0.2 million and $0.2 million for the three months ended April 30, 2012 and 2013, respectively.

  (q) Research and Development

        Research and development expenses consist primarily of personnel and related expenses for our research and development staff, including salaries, benefits, bonuses and stock-based compensation, certain software licenses and allocated overhead, including depreciation. Research and development costs are expensed as incurred. We develop software, which is sold as a subscription or licensed for a stated term or in perpetuity. Qualifying software development costs are required to be capitalized once technological feasibility of the software has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when we have completed all planning, designing, coding, and testing activities that are necessary to determine that a product can be produced to meet its design specifications, including functions, features, and technical performance requirements. Capitalization of costs ceases when the product is available for general use.

        To date, the period between achieving technological feasibility and the general availability of such software has been short. Consequently, software development costs qualifying for capitalization have been insignificant, and therefore, we have not capitalized any software development costs to date.

  (r) Leases

        We lease our facilities under operating leases. For leases that contain rent escalation or rent concession provisions, we record the total rent expense during the lease term on a straight-line basis over the term of the lease. We record the difference between the rent paid and the straight-line rent

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(2) Summary of Significant Accounting Policies (Continued)

expense as a current liability in other current liabilities and the noncurrent portion in deferred rent expense in the accompanying consolidated balance sheets. Rent expense was $1.5 million, $0.4 million and $1.6 million for the fiscal years ended January 31, 2011, 2012 and 2013, respectively, and $0.2 million and $0.5 million for the three months ended April 30, 2012 and 2013, respectively.

  (s) Advertising

        Advertising costs are expensed as incurred and include search engine fees, banner ads, digital marketing and events. Advertising expense was $1.8 million, $1.4 million and $1.7 million for the fiscal years ended January 31, 2011, 2012 and 2013, respectively, and $0.4 million and $0.5 million for the three months ended April 30, 2012 and 2013, respectively. Advertising costs are recorded in sales and marketing expense within the accompanying consolidated statements of operations.

  (t) Commissions

        Commissions are recorded as a component of sales and marketing expense and consist of the variable compensation paid to our sales force. Sales commissions are earned and recorded at the time that a customer has entered into a binding purchase agreement. Commissions paid to sales personnel are recoverable only in the case that we cannot collect the invoiced amounts associated with a sales order. Commission expense was $4.7 million, $5.8 million and $7.9 million for fiscal years ended January 31, 2011, 2012 and 2013, respectively, and $1.7 million and $2.0 million for the three months ended April 30, 2012 and 2013, respectively.

  (u) Share-Based Compensation

        Share-based compensation to employees and members of our Board of Directors is measured at the grant-date fair values of the respective options to purchase our common stock, and expensed on a straight-line basis over the period in which the holder is required to provide services, which is usually the vesting period. We determine the grant-date fair value of all stock options using the Black-Scholes option pricing model. An estimate of forfeitures is applied when calculating compensation expense. Restricted stock and restricted stock units are measured at intrinsic value at the date of grant and expensed on a straight-line basis over the period in which the holder is required to provide services, which is generally the vesting period.

  (v) Preferred Stock Warrant Liability

        We account for warrants to purchase redeemable convertible preferred stock as a liability. The warrants are recorded at fair value, estimated using the Black-Scholes option pricing model and revalued at each balance sheet date. The change in the fair value of the warrants is recorded as a component of interest expense (note 7).

  (w) Foreign Currency Translation

        The functional currency of our foreign subsidiaries is the local currency. We conduct business in the United Kingdom (UK) through a branch of RSDI and in Australia, Canada, Finland, the Netherlands and Singapore through subsidiaries of RSDI. The functional currency of the branch and

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(2) Summary of Significant Accounting Policies (Continued)

subsidiaries are the British pound, the Australian dollar, the Euro, the Canadian dollar and Singaporean dollar. All assets and liabilities for the branch and subsidiaries denominated in a foreign currency are translated into U.S. dollars based on the exchange rate on the balance sheet date, and revenue and expenses are translated at the average exchange rates during the period. The effects of foreign exchange gains and losses arising from the translation of assets and liabilities of foreign subsidiaries are included as a component of other comprehensive income (loss).

        We maintain short-term intercompany payables denominated in each subsidiary's functional currency. Gains and losses associated with remeasurement of these payables into U.S. dollars are presented within loss on foreign currency transactions included in the consolidated statements of operations.

  (x) Fair Value Measurements

        In general, asset and liability fair values are determined using the following inputs:

    Level 1 inputs utilize quoted prices in active markets for identical assets that we have the ability to access at period-end.

    Level 2 inputs include quoted prices for similar assets in active markets and inputs other than quoted prices that are observable for the asset, either directly or indirectly.

    Level 3 inputs are unobservable inputs and include situations where there is little, if any, market activity for the balance sheet items at period-end. Pricing inputs are unobservable for the terms and are based on our own assumptions about the assumptions that a market participant would use.

        We believe that the carrying amounts of our financial instruments, including cash equivalents, approximate their fair value due to the short-term maturities of these instruments. The carrying amount of cash equivalents, which consists of a bank money market account and certificates of deposits, was $1.3 million and $15.1 million as of January 31, 2012 and 2013, respectively and the carrying amount of cash equivalents, which consists of a money market mutual fund, a bank money market account and certificates of deposits was $101.7 million as of April 30, 2013, and approximates fair value based on quoted market prices, which are Level 1 inputs.

        In conjunction with entering into term loans and revolving lines of credit, as disclosed in note 6, we issued warrants to purchase shares of our redeemable, convertible preferred stock. At January 31, 2012 and 2013, the warrants are reported as liabilities at their estimated fair value as determined using the Black-Scholes pricing model (based on Level 3 inputs). Changes in fair value are reflected in the consolidated statements of operations as interest expense.

  (y) Concentration of Credit Risk and Significant Customers

        Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. At January 31, 2013 we had $12.5 million in certificates of deposits at various financial institutions all of which are fully insured by the Federal Deposit Insurance Corporation. At April 30, 2013, we had $8.5 million in certificates of deposits at various financial institutions, all of which are fully insured by the Federal Deposit Insurance

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(2) Summary of Significant Accounting Policies (Continued)

Corporation, and approximately $88.4 million held in a money market mutual fund that invests primarily in short-term United States Treasury securities. Primarily all of the remaining amount of cash and cash equivalents were held in demand deposits or money market funds at one financial institution that we believe to be creditworthy. We perform ongoing evaluations of our customers' financial condition and do not require any collateral to support receivables. At January 31, 2012 and 2013, no customer accounted for more than 10% of accounts receivable. During the fiscal years ended January 31, 2011, 2012 and 2013, no customer represented more than 10% of revenue. At April 30, 2013 one customer with a balance of approximately $1.2 million represented 10.3% of accounts receivable. During the three months ended April 30, 2012 and 2013, no customer represented more than 10% of revenue.

  (z) Recent Accounting Pronouncements

        Under the Jumpstart Our Business Startups Act (JOBS Act), we believe we meet the definition of an emerging growth company. We have irrevocably elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

        In June 2011, the Financial Accounting Standards Board (FASB) issued an amendment to the accounting guidance for presentation of comprehensive income. The amended guidance provides companies with two options for presenting comprehensive income. Companies can present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. In December 2011, the FASB further amended this guidance to defer the effective date for the reclassifications of items out of accumulated other comprehensive income. In response to stakeholder concerns regarding the operational ramifications of the presentation of these reclassifications for current and previous years, the FASB has deferred the implementation date of this provision to allow time for further consideration. The requirement for the presentation of a combined statement of comprehensive income or separate, but consecutive, statements of net income and other comprehensive income is still effective for fiscal years and interim periods beginning after December 15, 2011, and shall be applied retrospectively. We adopted the guidance effective February 1, 2012, and have presented a separate statement of comprehensive income for all periods presented. As the new guidance relates only to how comprehensive income is disclosed and does not change the items that must be reported as comprehensive income, the adoption of this standard did not have a material impact on our financial position or results of operations.

        In May 2011, the FASB amended the accounting guidance for fair value to develop common requirements between GAAP and International Financial Reporting Standards. The amendments clarify the FASB's intent about the application of existing fair value measurement and disclosure requirements and in some instances change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. Notable changes under the amended guidance include: (i) application of the highest and best use and valuation premise concepts solely for nonfinancial assets and liabilities; (ii) measuring the fair value of an instrument classified in a reporting entity's stockholders' equity; and (iii) disclosing quantitative information about unobservable inputs

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(2) Summary of Significant Accounting Policies (Continued)

used in the fair value measurement within Level 3 of the fair value hierarchy. For public entities, the amendment is effective for interim and annual periods beginning after December 15, 2011. We adopted the guidance effective February 1, 2012. The adoption of this standard did not have a material impact on our financial position or results of operations.

        In February 2013, the Financial Accounting Standards Board (FASB) issued ASU No. 2013-02 - Comprehensive Income: Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income to improve the reporting of reclassifications out of accumulated other comprehensive income. This update requires the effect of significant reclassifications out of accumulated other comprehensive income be shown on the respective line items in net income only if the amount reclassified is required to be reclassified to net income under GAAP. If the reclassification to net income is not required under GAAP, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. This update was effective for fiscal periods beginning after December 15, 2012. The adoption of this update did not have a material impact on our condensed consolidated financial statements.

(3) Acquisitions and Goodwill

  (a) Enkari, Ltd.

        On March 31, 2010, we completed the acquisition of Enkari, Ltd. (Enkari) and the results of Enkari's operations have been included in the consolidated financial statements since that date. The total consideration paid by us was $350,000 consisting of $300,000 in cash and 30,000 shares of our common stock valued at $50,000.

        The acquisition of Enkari has been accounted for as a purchase of a business, and accordingly, the total purchase price has been allocated to the tangible and identifiable intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. As a result of the acquisition of Enkari, we recorded intangible assets of $365,000, which comprised $300,000 related to developed software technology and $65,000 related to the customer relationships and net liabilities of $15,000. The estimated useful life of the acquired customer relationships was 14 months and the estimated useful life of the acquired developed software technology was 36 months. These identified intangible assets are amortized on a straight-line basis over their estimated useful lives.

  (b) Agile Advantage, Inc.

        On July 18, 2012, we completed the acquisition of Agile Advantage, Inc. (Agile) and the results of Agile's operations have been included in the consolidated financial statements since that date. The total consideration paid by us was $420,000 all of which was paid in cash.

        The acquisition of Agile has been accounted for as a purchase of a business, and accordingly, the total purchase price has been allocated to the tangible and identifiable intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. As a result of the acquisition of Agile, we recorded an intangible asset related to developed software technology for $420,000. The estimated useful life of the acquired developed software technology was 36 months which is being amortized on a straight-line basis.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(3) Acquisitions and Goodwill (Continued)

  (c) Flowdock Oy (unaudited)

        On February 5, 2013, we completed the acquisition of Flowdock Oy (Flowdock), a company based in Helsinki, Finland, and the results of Flowdock's operations have been included in the consolidated financial statements since that date. The acquisition provides us with a stand-alone unified communication and team-based chat collaboration product offering that is also complimentary to existing Rally solutions. The total consideration paid by us was approximately $4.4 million, which consisted of $3.0 million in cash, $0.1 million in net assumed liabilities and 119,993 shares of common stock valued at $10.78 per share. Cash of $0.1 million and 23,998 shares of common stock are being held back for one year to satisfy any potential indemnification claims. Transaction costs of $0.5 million were expensed as incurred, $0.3 million of which were incurred in the fourth quarter of fiscal 2013 and $0.2 million of which were incurred in the first quarter of fiscal 2014.

        The acquisition of Flowdock will be accounted for as a purchase of a business, and accordingly, the total purchase price has been preliminarily allocated to the tangible and identifiable intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. As a result of the acquisition of Flowdock, we recorded intangible assets of $4.4 million, which was comprised of $1.9 million related to developed software and technology, $0.2 million related to trademark and domain names and $2.3 million related to goodwill. The estimated useful life of the acquired developed software and technology is five years and the estimated useful life of the trademark and domain names is 15 years. Purchase accounting is preliminary, subject to finalization of our estimate of the fair value of assets acquired and liabilities assumed.

        Goodwill represents the excess of the purchase price of the acquired enterprise over the fair value of identifiable assets acquired and liabilities assumed. We apply ASC 350, "Intangibles—Goodwill and Other," and will perform an annual goodwill impairment test during the fourth quarter of our fiscal year and more frequently if an event or circumstance indicates that an impairment may have occurred. For the purposes of impairment testing, we have determined that we have one reporting unit. A two-step impairment test of goodwill is required pursuant to ASC 350-20-35. In the first step, the fair value of the reporting unit is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and further testing is not required. If the carrying value exceeds the fair value, then the second step of the impairment test is required to determine the implied fair value of the reporting unit's goodwill. The implied fair value of goodwill is calculated by deducting the fair value of all tangible and intangible net assets of the reporting unit, excluding goodwill, from the fair value of the reporting unit as determined in the first step. If the carrying value of the reporting unit's goodwill exceeds its implied fair value, then an impairment loss must be recorded that is equal to the difference. The identification and measurement of goodwill impairment involves the estimation of the fair value of the company. The estimate of our fair value, based on the best information available as of the date of the assessment, is subjective and requires judgment, including management assumptions about expected future revenue forecasts and discount rates.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(4) Property and Equipment

        Property and equipment are stated at cost, net of accumulated depreciation and amortization. These assets are depreciated and amortized using the straight line method over their estimated useful lives with the exception of leasehold improvements which is depreciated over the shorter of the useful life of the asset or the related lease term. As of January 31, 2012 and 2013 and April 30, 2013, property and equipment consisted of the following (in thousands):

	January 31,
			April 30, 2013
	2012	2013
			(unaudited)
Computers, peripherals, and software	$4,760	$6,011	$9,964
Office furniture and equipment	923	1,332	1,423
Leasehold improvements	1,050	1,371	1,387

	6,733	8,714	12,774
Less accumulated depreciation and amortization	(3,489)	(4,558)	(5,192)

	$3,244	$4,156	$7,582

        Depreciation and amortization expense related to property and equipment and other assets totaled $1.1 million, $1.9 million and $1.9 million for the fiscal years ended January 31, 2011, 2012 and 2013, respectively, and $0.4 million and $0.6 million for the three months ended April 30, 2012 and 2013, respectively.

(5) Accrued Liabilities

        Accrued liabilities as of January 31, 2012 and 2013 and April 30, 2013 consisted of the following (in thousands):

	January 31,
			April 30, 2013
	2012	2013
			(unaudited)
Accrued vacation and employee benefits	$762	$992	$1,519
Accrued bonuses	268	354	513
Accrued commissions and salary	913	1,716	1,309

	$1,943	$3,062	$3,341

(6) Note Payable and Revolving Line of Credit

        In December 2010, we amended and restated our outstanding loan and security agreement (LSA) with Square 1 Bank in order to increase the amount available thereunder and to remove the term loan component, which component was repaid in full in February 2010. The maximum amount available pursuant to a revolving line of credit and corporate credit card services was $10.0 million. The corporate credit card services component was limited to $0.2 million. In February 2012, we amended the LSA to increase the availability to $12.0 million, to increase the amount available pursuant to the

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(6) Note Payable and Revolving Line of Credit (Continued)

corporate credit card line and letters of credit to $3.0 million. In January 2013, we amended the LSA to extend the maturity from February 2013 to February 2014.

        Advances bear interest at the greater of the prime rate then in effect plus 3.00% with a floor of 5.25%. This facility is subject to borrowing base calculations based on eligible accounts receivable. At January 31, 2013 and April 30, 2013, availability under the LSA, considering the borrowing base calculation, was $12.0 million and $8.2 million, respectively. At January 31, 2013 and April 30, 2013, we had a letter of credit outstanding for $2.5 million, which represented the security deposit on the operating lease for our corporate headquarters and reduced the amount available pursuant to the revolving line of credit to $9.5 million and $5.7 million as of January 31, 2013 and April 30, 2013, respectively.

        No amounts were outstanding on the revolving line of credit as of January 31, 2013 and April 30, 2013.

        The loan is secured by substantially all our assets and includes a restriction on our ability to pledge our intellectual property. The LSA includes financial covenants and other customary affirmative and negative covenants. The primary financial covenant is an adjusted quick ratio. The adjusted quick ratio is defined as cash at the bank plus accounts receivable less than 90 days old from invoice date as compared to current liabilities excluding deferred revenue. We must maintain an adjusted quick ratio of at least 1.10 to 1.00. The agreement also contains customary events of default provisions. We believe we were in compliance with all covenants at January 31, 2013 and April 30, 2013.

(7) Warrants

        The following table summarizes information about preferred stock warrants outstanding at January 31, 2012 and 2013 and April 17, 2013 (close of IPO):

	Preferred Stock Warrants
	A-1	B	C
Number of warrants outstanding	32,750	40,141	64,755
Exercise price	$2.50	$2.82	$3.78
Expiration	July 2015	May 2014 - June 2018	October 2015 - June 2018

        Warrants are reported as liabilities at their estimated fair value. Changes in fair value are reflected in the consolidated statements of operations as a component of interest expense. We compute the fair value of warrants using a Black-Scholes option pricing model. In order to calculate the fair value of the warrants, certain assumptions are made regarding components of the model, including volatility, risk-free interest rates, and the fair value of preferred stock underlying the warrant. The use of different assumptions could cause significant changes to fair value. Our estimated volatility utilizes an average of the stock volatility of peer, publicly traded companies. The risk-free interest rates are based on U.S. Treasury yields for treasury securities of similar maturity. During the fiscal year ended January 31, 2011, the fair value of preferred stock underlying the warrants was estimated using the option pricing method, which treats common stock and preferred stock as call options on the value of

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(7) Warrants (Continued)

the enterprise, with exercise prices based on the liquidation preferences of the preferred stock. Effective February 1, 2011, the fair value of preferred stock underlying the warrants is estimated using the probability-weighted expected return method (PWERM). Under the PWERM, share value is based upon the probability-weighted present value of expected future net cash flows (distributions to stockholders), considering each of the possible future events and giving consideration for the rights and preferences of each class of stock. Accordingly, we computed the fair value of warrants to purchase preferred stock at January 31, 2012 and 2013 and April 17, 2013 based on Level 3 inputs. At January 31, 2012 and 2013 and April 17, 2013 the fair value of the warrant liability was calculated using the following underlying assumptions:

	January 31,
			April 17, 2013 (close of IPO) (unaudited)
	2012	2013
Risk-free interest rate	0.71%	0.88%	0.71%
Expected term	Remaining contractual term	Remaining contractual term	Remaining contractual term
Expected dividend yield	—	—	—
Expected volatility	50.3%	49.0%	49.0%

        In connection with the closing of our IPO, each of the preferred stock warrants automatically converted into a warrant to purchase shares of common stock with substantially the same terms. At the time of conversion of the warrants upon the closing of our IPO, the fair value of the warrants was $2.1 million, which was reclassified as a component of additional paid-in capital. No portion of the warrants has been exercised as of April 30, 2013.

        The following table presents our activity for preferred stock warrants for the fiscal years ended January 31, 2011, 2012 and 2013 and for the three months ended April 30, 2013 (in thousands):

Warrant Liability
Balance at February 1, 2010	$436
Mark to estimated fair value through interest expense	155

Balance at January 31, 2011	591
Mark to estimated fair value through interest expense	334

Balance at January 31, 2012	925
Mark to estimated fair value through interest expense	679

Balance at January 31, 2013	1,604
Mark to estimated fair value through interest expense (unaudited)	462
Reclassification of preferred stock warrant liability into additional paid-in capital upon closing of IPO on April 17, 2013 (unaudited)	(2,066)

Balance at April 30, 2013 (unaudited)	$—

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(7) Warrants (Continued)

        We also had two outstanding warrants for 26,000 and 22,400 shares of common stock exercisable at $0.65 and $0.0025, which expire in November 2016 and May 2021, respectively. The warrant for 22,400 shares of common stock was issued on May 20, 2011 and was deemed to have a fair value of $5.48 per share. The estimated fair value of the warrant on the issuance date of $0.1 million was recorded as a general and administrative expense with a corresponding offset to additional paid-in capital. The warrants, which were scheduled to expire in November 2016 and May 2021, automatically net exercised at the closing of our IPO on April 17, 2013 for 24,793 and 22,396 shares of common stock, respectively.

(8) Redeemable Convertible Preferred Stock

        In May 2011, in anticipation of our Series E preferred stock financing, our Board of Directors and stockholders amended and restated our certificate of incorporation to increase the authorized shares of our common and preferred stock to 20,000,000 and 14,671,269 shares, respectively.

        We closed the Series E preferred stock financing in May 2011, issuing 1,553,393 shares of Series E preferred stock at a price of $12.88 per share for gross proceeds of $20.0 million. We incurred approximately $0.1 million in offering costs.

        In August 2011, we repurchased and retired 151,122 shares of preferred stock at $12.23 per share for a total repurchase price of $1.8 million. We repurchased 8,670, 5,328, 116,050, and 21,074 shares of Series A-1, Series B, Series C, and Series D preferred stock, respectively. The consideration in excess of the fair value was considered compensation expense and amounted to $0.5 million. The fair value aggregated to $1.4 million and the amount in excess of the carrying value of $0.6 million totaled $0.8 million and was considered a deemed preferred stock dividend and reduced additional paid-in capital.

        The following tables present our activity for redeemable convertible preferred stock for the fiscal years ended January 31, 2011 and 2012 (in thousands except shares):

	Redeemable Convertible Preferred Stock
	Series A-1		Series B		Series C
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, February 1, 2010	3,377,222	$8,387	2,841,914	$7,954	4,466,528	$16,787
Preferred stock cost accretion	—	25	—	14	—	19

Balance, January 31, 2011	3,377,222	8,412	2,841,914	7,968	4,466,528	16,806
Repurchase and cancellation of preferred stock	(8,670)	(21)	(5,328)	(15)	(116,050)	(439)
Issuance of Series E preferred stock, net of offering costs	—	—	—	—	—	—
Preferred stock cost accretion	—	4	—	4	—	6

Balance, January 31, 2012	3,368,552	$8,395	2,836,586	$7,957	4,350,478	$16,373

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(8) Redeemable Convertible Preferred Stock (Continued)

	Redeemable Convertible Preferred Stock
	Series D		Series E
	Shares	Amount	Shares	Amount	Total
Balance, February 1, 2010	2,247,934	$15,923	—	$—	$49,051
Preferred stock cost accretion	—	22	—	—	80

Balance, January 31, 2011	2,247,934	15,945	—	—	49,131
Repurchase and cancellation of preferred stock	(21,074)	(150)	—	—	(625)
Issuance of Series E preferred stock, net of offering costs	—	—	1,553,393	19,882	19,882
Preferred stock cost accretion	—	8	—	—	22

Balance, January 31, 2012	2,226,860	$15,803	1,553,393	$19,882	$68,410

        There was no change in preferred stock during the year ended January 31, 2013. On April 17, 2013, upon the closing of our IPO, all outstanding shares of redeemable convertible preferred stock were automatically converted to 14,335,869 shares of common stock.

        As of January 31, 2013, the Series A-1, Series B, Series C, Series D, and Series E preferred stock (collectively, the preferred stock) had the following characteristics in accordance with our amended and restated certificate of incorporation. As of January 31, 2012, the preferred stock is no longer accreted to its aggregate liquidation value as redemption is not considered probable.

i) Conversion

  Optional Conversion

        Each share of preferred stock may, at the option of the holder, be converted at any time into the number of fully paid, nonassessable shares of common stock determined by the applicable conversion rate, as described more fully below.

  Automatic Conversion

        Each share of preferred stock automatically converts into common stock at the then effective and applicable conversion rate (1) at any time upon the affirmative election of the holders of at least 55% of the preferred stock; provided that if the automatic conversion is in connection with a Liquidation Event (as defined in our amended and restated certificate of incorporation to include certain asset transfers, acquisitions or mergers) in which the proceeds to the holders of Series E preferred stock as holders of common stock (after such an automatic conversion) would be less in the aggregate than the proceeds the holders of Series E preferred stock would receive in such Liquidation Event as holders of Series E preferred stock (and assuming no such automatic conversion), then the Series E preferred stockholders will receive in such an automatic conversion the applicable number of shares of Common Stock as would be distributable to the holders of Series E preferred stock in the Liquidation Event had the automatic conversion not occurred; or (2) immediately upon the closing of a firmly underwritten

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(8) Redeemable Convertible Preferred Stock (Continued)

public offering with aggregate gross proceeds of at least $40.0 million at a price per share of at least $16.48 (as adjusted for stock splits, stock dividends, recapitalizations, and the like).

        Each share of preferred stock is convertible, as described above, into the number of fully paid and nonassessable shares of common stock at a conversion rate determined by dividing the applicable original issue price per share by the applicable conversion price per share at the time of conversion. The per share conversion price is subject to certain antidilution and adjustment provisions. The original issue price per share of the Series A-1, Series B, Series C, Series D, and Series E preferred stock is $2.50, $2.82, $3.77, $7.12, and $12.88, respectively. As of January 31, 2013, the split adjusted issue price was equal to the conversion price; therefore, the rate at which each share converted into common stock at such times was one-for-one.

ii) Voting Rights

        All shares of preferred stock generally have the same voting rights as common stock. The holders of preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for vote. Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is convertible immediately after the close of business on the record date, or the effective date of such written consent, as applicable.

        For so long as at least 100,000 shares of preferred stock (as adjusted for stock dividends, combinations, splits, recapitalizations, and the like) remain outstanding, the vote or consent of the holders of at least 55% of outstanding preferred stock voting as a single class on an as-converted basis shall be necessary for effecting or validating: (i) any change or waiver of the amended and restated certificate of incorporation or the bylaws that changes the voting or other rights of the holders of preferred stock; (ii) any action or event that alters or changes the voting or other powers, preferences, or other special rights, privileges, or restrictions of the preferred stock; (iii) any increase or decrease in the authorized number of shares of common or preferred stock; (iv) authorization of any new class of stock or securities ranking on parity with or senior to the then outstanding shares of preferred stock; (v) any redemption, repurchase, payment of dividends, or other purchase or distributions with respect to common stock, subject to certain limited exceptions; (vi) the consummation of any Liquidation Event; (vii) any declaration or payment of a dividend; (viii) the incurrence of any indebtedness in excess of $500,000; (ix) any issuance of securities of any subsidiary of us to anyone other than us; (x) any voluntary dissolution or liquidation of us; (xi) any increase or decrease in the authorized number of members of the Board of Directors; or (xii) permitting any of our subsidiaries to effect any of the foregoing actions.

        For so long as at least 100,000 shares of Series D preferred stock (as adjusted for stock dividends, combinations, splits, recapitalizations, and the like) remain outstanding, in addition to any other vote or consent required under the terms of the preferred stock or by law, the vote or written consent of the holders of at least 55% of the outstanding Series D preferred stock voting together as a single class shall be required for effecting or validating: (i) any change or waiver of the amended and restated certificate of incorporation or the bylaws that changes the voting or other rights of the holders of the Series D preferred stock; (ii) any action or event that alters or changes the voting or other powers,

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(8) Redeemable Convertible Preferred Stock (Continued)

preferences, or other special rights, privileges, or restrictions of the Series D preferred stock; or (iii) any increase or decrease in the authorized number of shares of Series D preferred stock.

        For so long as at least 100,000 shares of Series E preferred stock (as adjusted for stock dividends, combinations, splits, recapitalizations, and the like) remain outstanding, in addition to any other vote or consent required under the terms of the preferred stock or by law, the vote or written consent of the holders of at least 60% of the outstanding Series E preferred stock voting together as a single class shall be required for effecting or validating: (i) any change or waiver of the amended and restated certificate of incorporation or the bylaws that changes the voting or other rights of the holders of the Series E preferred stock; (ii) any action or event that alters or changes the voting or other powers, preferences, or other special rights, privileges, or restrictions of the Series E preferred stock; (iii) any increase or decrease in the authorized number of shares of Series E preferred stock; (iv) amending any of the foregoing rights held by the Series E preferred stock; or (v) permitting any of our subsidiaries to effect any of the foregoing actions.

        The holders of the preferred stock, voting as a separate class, are entitled to elect, and consequently remove, four of the seven members of the Board of Directors. The holders of common stock, voting as a separate class, are entitled to elect, and consequently remove, one member of the Board of Directors. The holders of common stock and preferred stock, voting together as a single class on an as-converted basis, are entitled to elect all remaining members of the Board of Directors.

iii) Dividends

        The holders of preferred stock are entitled to receive noncumulative dividends out of any funds legally available in preference to any common stock at a rate of 8% of the original issue price per annum on each outstanding share of preferred stock, when and if declared by the Board of Directors. In the event dividends are paid on common stock, we will pay an additional dividend equal to that paid on common stock on all outstanding shares of preferred stock on an as-converted basis. Through January 31, 2013, no dividends have been declared or paid on our preferred stock or common stock.

iv) Liquidation Preferences

        In the event of any liquidation, dissolution, or winding up of us, either voluntary or involuntary, or any Acquisition or Asset Transfer (as defined in our amended and restated certificate of incorporation), the holders of Series E preferred stock will be entitled to receive on a pari passu basis, prior to and in preference to any distribution of any assets of ours to the holders of Series A-1, Series B, Series C or Series D preferred stock, or common stock, an amount equal to the applicable original purchase price (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like) plus all declared and unpaid dividends on such preferred stock, if any. If, upon the occurrence of such event, the assets and funds available for distribution among the holders of Series E preferred stock are insufficient to make the payment of these preferential amounts in full, the entire assets and funds legally available for distribution will be distributed ratably among the holders of the Series E preferred stock in proportion to the full amounts to which they would otherwise be respectively entitled for such Series E preferred stock. After completion of the distribution to the Series E preferred stockholders, the holders of Series D preferred stock will be entitled to receive on a pari passu basis, prior to and in

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(8) Redeemable Convertible Preferred Stock (Continued)

preference to any distribution of any assets of ours to the holders of Series A-1, Series B or Series C preferred stock, or common stock, an amount equal to the applicable original purchase price (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like) plus all declared and unpaid dividends on such preferred stock, if any. If, upon the occurrence of such event, the assets and funds available for distribution among the holders of Series D preferred stock are insufficient to make the payment of these preferential amounts in full, the entire assets and funds legally available for distribution will be distributed ratably among the holders of the Series D preferred stock in proportion to the full amounts to which they would otherwise be respectively entitled for such Series D preferred stock. After completion of distribution to the Series E and D preferred stockholders, the remaining assets of ours will be distributed ratably to the holders of the Series C preferred stock, Series B preferred stock, and Series A-1 preferred stock on a pari passu basis, prior to and in preference to any distribution of any assets of ours to the holders of common stock, an amount equal to the applicable original purchase price (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like) plus all declared and unpaid dividends on such preferred stock, if any. If, upon the occurrence of such event, the assets and funds available for distribution among the holders of Series A-1, Series B and Series C preferred stock are insufficient to make the payment of these preferential amounts in full, the entire assets and funds legally available for distribution will be distributed ratably among the holders of the Series A-1, Series B and Series C preferred stock in proportion to the full amounts to which they would otherwise be respectively entitled for such shares of preferred stock. After completion of the foregoing preferential distribution to the preferred stock, the remaining assets of ours will be distributed ratably to the holders of the common stock and preferred stock on an as-converted to common stock basis.

(9) Stock Awards

  Stock Option Plans

        In April 2002, we established the 2002 Stock Option Plan (the 2002 Plan). The 2002 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards. Incentive stock options may only be granted to employees. All other awards may be granted to employees, directors and consultants. Pursuant to the 2002 Plan, we were able to grant stock awards to purchase up to 3,395,890 shares of common stock as of January 31, 2013, of which 80,638 were available for grant as of January 31, 2013. On February 4, 2013 and on March 1, 2013 our Board of Directors increased the shares authorized for grant pursuant to the 2002 Plan by 180,000 and 152,000, respectively. Our stockholders approved these increases on February 5, 2013 and March 1, 2013, respectively. As of April 30, 2013, we had 3,727,891 shares of common stock reserved for issuance under the 2002 Plan, of which 1,839,968 had been issued upon the exercise of options and the issuance of restricted stock awards, 1,621,755 were subject to outstanding options, 119,998 were subject to outstanding restricted stock unit awards, and 146,170 were available for grant. Under the 2002 Plan, incentive stock options may be granted at an exercise price not less than 100% of the fair value of common stock on the date of grant, as determined by our Board of Directors.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(9) Stock Awards (Continued)

        On March 19, 2013, our Board of Directors approved our 2013 Equity Incentive Plan (the 2013 Plan) and our 2013 Employee Stock Purchase Plan (the 2013 ESPP) and on March 29, 2013, our stockholders also approved the 2013 Plan and the 2013 ESPP, each of which became effective on April 11, 2013.

        The 2013 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards and other forms of equity compensation. The 2013 Plan also provides for the grant of performance cash awards. Incentive stock options may only be granted to employees. All other awards may be granted to employees, directors and consultants. As of April 30, 2013, we had 2,346,695 shares of common stock reserved for issuance under the 2013 Plan. The number of shares of common stock reserved for issuance under the 2013 Plan will automatically increase on February 1 of each fiscal year, starting on February 1, 2014 and continuing through February 1, 2023, by the lesser of 5% of the total number shares of our common stock outstanding on the immediately preceding January 31, or a lesser amount of shares determined by our Board of Directors. As of April 30, 2013, no stock awards had been granted under the 2013 Plan.

        The 2013 ESPP authorizes the issuance of shares of common stock pursuant to purchase rights granted to our employees. As of April 30, 2013, we had 469,339 shares of common stock reserved for issuance under the 2013 ESPP. The number of shares of common stock reserved for issuance will automatically increase on February 1 of each fiscal year, starting on February 1, 2014 and continuing through February 1, 2023, by the least of (i) 2% of the total number of shares of our common stock outstanding on the immediately preceding January 31; (ii) 1,408,017 shares of common stock; or (iii) a lesser amount of shares determined by our Board of Directors.

  Stock Options

        Options granted generally vest over four years with 25% vesting on the first year anniversary and continuing monthly thereafter, and expire no more than 10 years from the date of grant. We recognize compensation cost on a straight-line basis over the requisite service period of the award.

        During the fiscal years ended January 31, 2012 and 2013, we granted options to employees and nonemployees to purchase 922,794 and 185,400 shares of common stock at a weighted-average exercise price of $5.28 and $9.23 per share and a weighted-average fair value on the date of grant of $2.88 and $4.98, respectively. The intrinsic value of stock options exercised during the fiscal years ended January 31, 2012 and 2013 was $0.6 million and $3.7 million, respectively. The 2002 Plan allows certain holders to exercise their options prior to completion of the vesting period. In the event of termination of employment prior to completion of the vesting period, we reserve the right to repurchase the unvested shares at the original price paid by the holder. During fiscal 2008 and 2011, employees exercised 85,786 and 54,474 options, respectively, prior to completion of the vesting period. These options are presented in the table below as exercised. Cash received in exchange for the unvested shares is classified as other liabilities, the share options are not deemed exercised, and the related shares are not considered outstanding until they become vested. As of January 31, 2012, 15,564 restricted shares associated with the early exercise provision were outstanding. As of January 31, 2013

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(9) Stock Awards (Continued)

and April 30, 2013, there were no restricted shares associated with the early exercise provision outstanding.

        The following table is a summary of stock option activity for the fiscal years ended January 31, 2012 and 2013:

	Number of Options	Weighted-Average Exercise Price
Outstanding at February 1, 2011	1,145,038	$0.90
Granted	922,794	5.28
Exercised	(159,102)	0.78
Forfeited	(36,639)	2.60

Outstanding at January 31, 2012	1,872,091	3.05
Granted	185,400	9.23
Exercised	(417,267)	1.33
Forfeited	(42,870)	4.05

Outstanding at January 31, 2013	1,597,354	4.19

        The following table summarizes information about stock options outstanding and exercisable as of January 31, 2013:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Shares Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number of Shares Exercisable	Weighted- Average Exercise Price
$0.55 - 0.65	100,332	3.16	$0.60	100,334	$0.60
0.78 - 0.98	352,599	5.85	0.83	346,976	0.83
1.65 - 2.23	178,643	7.68	2.00	103,823	1.95
5.48	660,462	8.50	5.48	258,148	5.48
5.93 - 6.23	167,289	8.86	5.98	53,553	5.95
8.83 - 10.45	88,390	9.39	9.38	7,562	9.13
10.78	49,639	9.79	10.78	275	10.78

	1,597,354			870,671

        Options outstanding at January 31, 2013 have a weighted-average remaining contractual life of 7.6 years and a weighted-average exercise price of $4.19 per share and options exercisable have a weighted-average exercise price of $2.70 per share. As of January 31, 2012 and 2013, the aggregate intrinsic value of options outstanding was $5.4 million and $10.5 million, respectively. As of January 31, 2012 and 2013, the aggregate intrinsic value of options exercisable was $3.9 million and $7.0 million, respectively.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(9) Stock Awards (Continued)

        The following table summarizes restricted shares issued in connection with the 2002 Plan's early exercise provision:

	Number of Options	Weighted-Average Exercise Price
Outstanding at February 1, 2011	46,692	$0.98
Vested	(31,128)	0.98

Outstanding at January 31, 2012	15,564	0.98
Vested	(15,564)	0.98

Outstanding at January 31, 2013	—	—

        During the three months ended April 30, 2012 and 2013, we granted options to employees and nonemployees to purchase 34,260 and 167,604 shares of common stock at a weighted-average exercise price of $6.23 and $10.78 per share and a weighted-average fair value on the date of grant of $3.38 and $5.69, respectively. The intrinsic value of stock options exercised during the three months ended April 30, 2012 and 2013 was $0.2 million and $1.1 million, respectively.

        The following table is a summary of stock option activity for the three months ended April 30, 2013 (unaudited):

	Number of Options	Weighted-Average Exercise Price
Outstanding at February 1, 2013	1,597,354	$4.19
Granted	167,604	10.78
Exercised	(122,094)	2.15
Forfeited	(21,109)	4.61

Outstanding at April 30, 2013	1,621,755	5.42

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(9) Stock Awards (Continued)

        The following table summarizes information about stock options outstanding and exercisable as of April 30, 2013 (unaudited):

	Options Outstanding			Options Exercisable
Exercise Price	Number of Shares Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number of Shares Exercisable	Weighted- Average Exercise Price
$0.55 - 0.65	84,982	2.88	$0.60	84,982	$0.60
0.78 - 0.98	291,513	5.59	0.84	288,550	0.84
1.65 - 2.23	149,274	7.43	1.99	92,397	1.97
5.48	635,926	8.26	5.48	276,312	5.48
5.93 - 6.23	161,718	8.61	5.98	64,689	5.97
8.83 - 10.45	82,981	9.15	9.41	12,080	9.10
10.78	215,361	9.77	10.78	6,480	10.78

	1,621,755			825,490

        Options outstanding at April 30, 2013 have a weighted-average remaining contractual life of 7.7 years and a weighted-average exercise price of $5.03 per share and options exercisable have a weighted-average exercise price of $3.10 per share. As of January 31, 2013 and April 30, 2013, the aggregate intrinsic value of options outstanding was $10.5 million and $21.2 million, respectively. As of January 31, 2013 and April 30, 2013, the aggregate intrinsic value of options exercisable was $7.0 million and $12.4 million, respectively.

        We have computed the fair value of all options granted during the years ended January 31, 2011, 2012 and 2013 and the three months ended April 30, 2013 using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including risk-free interest rates, volatility, expected dividend yield, and expected option life. The use of different assumptions could cause significant adjustments to fair value. We estimated a volatility factor based on the common stock of peer companies, and have estimated forfeiture rates based on past historical experience. We applied the simplified method (the average of the period from vesting to expiration) to determine the expected option life. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. Accordingly, we have computed the fair value of all options granted during the fiscal years

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(9) Stock Awards (Continued)

ended January 31, 2011, 2012 and 2013 and three months ended April 30, 2012 and 2013 using the following weighted-average assumptions:

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2011	2012	2013	2012	2013
				(unaudited)
Risk-free interest rate	1.55% - 2.84%	1.08% - 2.70%	0.79% - 1.40%	1.35% - 1.40%	1.01% - 1.15%
Expected life	5.45 - 6.08 years	5.69 - 6.08 years	5.91 - 6.08 years	5.91 - 6.08 years	5.98 - 6.08 years
Expected dividend yield	—	—	—	—	—
Expected volatility	68.5% - 75.0%	58.3% - 59.2%	57.9% - 59.9%	57.9%	56.8%

        No income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits realized from exercised stock options. As of January 31, 2013 and April 30, 2013, we had $1.8 million and $2.3 million, respectively of unrecognized compensation costs related to unvested stock options granted pursuant to the 2002 Plan and the cost was expected to be recognized over a weighted-average period of 2.63 years and 2.81 years, respectively.

  Restricted Stock Units (unaudited)

        On February 5, 2013, we granted 119,998 restricted stock units (RSUs) to certain employees under the 2002 Plan. 50% of the RSUs become fully vested in April 2014 and the remaining 50% becomes fully vested in February 2015. 50,000 of the RSUs are subject to cancellation or forfeiture in satisfaction of certain indemnification obligations under the share purchase agreement entered into in connection with the purchase of Flowdock. The grant date fair value of the RSUs granted was $10.78 per share and the aggregate grant date fair value was $1.3 million, which is expected to be recognized over the applicable vesting period. As of April 30, 2013, all of the RSUs were unvested. Unrecognized stock-based compensation with respect to the RSUs was $1.1 million as of April 30, 2013.

  Restricted Stock

        On July 31, 2012 and in connection with our acquisition of Agile Advantage, Inc., we issued 9,600 shares of restricted stock. All of such shares vest in full on July 19, 2013. The fair value of approximately $0.1 million will be recorded as compensation expense over twelve months. The restricted stock was issued from the 2002 Plan and reduced the number of shares available for grant.

  Employee Stock Purchase Plan (unaudited)

        The price at which common stock is purchased under the 2013 ESPP is equal to 85% of the fair market value of the common stock on the first day of an offering period or on a purchase date, whichever is lower. The initial offering commenced on April 11, 2013 and the initial purchase date is currently anticipated to be December 13, 2013. As such, no shares were issued under the 2013 ESPP during the three months ended April 30, 2013. There were also no accumulated employee withholdings as of April 30, 2013.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(9) Stock Awards (Continued)

        The following weighted-average assumptions were used to calculate our stock-based compensation for each stock purchase right granted under the 2013 Employee Stock Purchase Plan:

Three Months Ended April 30, 2013
(unaudited)
Expected volatility	45.6%
Expected term (in years)	0.67 - 1.17
Risk-free interest rate	0.09% - 0.11%
Dividend yield	—

        During the fiscal years ended January 31, 2011, 2012 and 2013 and the three months ended April 30, 2012 and 2013, we recognized stock-based compensation within the following line items in the consolidated statements of operations (in thousands):

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2011	2012	2013	2012	2013
				(unaudited)
Cost of product revenue	$6	$10	$16	$3	$66
Cost of professional services revenue	9	17	27	4	19
Sales and marketing	57	124	198	37	105
Research and development	56	93	193	27	224
General and administrative	65	324	523	118	170

	$193	$568	$957	$189	$584

(10) Information by Geographic Areas

        Revenue by geography is based on the ship-to address of the customer, which is intended to approximate where the customer's seats are provisioned. The ship-to country is generally the same as the billing country. The following tables present our revenue by geographic region for the fiscal years ended January 31, 2011, 2012 and 2013 and three months ended April 30, 2012 and 2013 (in thousands):

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2011	2012	2013	2012	2013
				(unaudited)
United States	$25,657	$35,660	$49,233	$11,200	$13,833
International	4,053	5,665	7,613	1,778	2,216

	$29,710	$41,325	$56,846	$12,978	$16,049

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(10) Information by Geographic Areas (Continued)

        Other than the United States, no other individual country exceeded 6% of total revenue during any of the periods presented. Primarily all of our property and equipment is located in the United States.

(11) Income Taxes

        The domestic and foreign components of net loss, and the provision for income taxes for the years ended January 31, 2011, 2012 and 2013 consists of the following (in thousands):

	Fiscal Year Ended January 31,
	2011	2012	2013
Net loss before income taxes:
Domestic	$(9,939)	$(11,615)	$(11,059)
Foreign	—	23	407

	$(9,939)	$(11,592)	$(10,652)

Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	128

	—	—	128

Deferred:
Federal	—	—	—
State	—	—	—
Foreign	—	—	—

	—	—	—

Income tax provision (benefit)	$—	$—	$128

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(11) Income Taxes (Continued)

        The difference in total provision for income taxes that would result from applying the 35% federal statutory rate to the net loss before provision for income taxes and the reported provision for income taxes are as follows:

	Fiscal Year Ended January 31,
	2011	2012	2013
Reconciliation of effective tax rate:
Federal taxes at statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	2.8	2.7	2.5
Permanent items	(3.4)	(4.7)	(8.4)
Valuation allowance	(40.1)	(39.7)	(40.6)
Research and experimentation credits	5.7	6.5	10.1
Foreign rate differential	(0.3)	(0.3)	0.3
Other	0.3	0.5	(0.1)

Effective income tax rate	—%	—%	(1.2)%

        Components of the net deferred tax assets as of January 31, 2012 and 2013 are as follows (in thousands):

	January 31,
	2012	2013
Deferred tax assets:
Research and experimentation carryforwards	$2,625	$3,704
Net operating loss carryforwards	21,443	24,312
Deferred compensation	292	397
Deferred revenue	246	356
Intangible assets	146	134
Deferred rent	349	374
Other	192	318

Gross deferred tax assets	25,293	29,595

Deferred tax liabilities:
Fixed assets	263	240
Other	—	—

Gross deferred tax liabilities	263	240

Net deferred tax assets before valuation allowance	25,030	29,355
Valuation allowance	(25,030)	(29,355)

Deferred tax assets (liabilities), net	$—	$—

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(11) Income Taxes (Continued)

        We have historically incurred operating losses and given the cumulative losses and limited history of profits, we have recorded a full valuation allowance against our deferred tax assets for all periods to date.

        Our ability to use the operating loss carryforwards to offset future taxable income is subject to restrictions enacted in the U.S. Internal Revenue Code of 1986, as amended. These restrictions limit the future use of the operating loss carryforwards if certain ownership changes described in the Internal Revenue Code occur.

        During the fiscal years ended January 31, 2012 and 2013, the valuation allowance increased by $4.6 million and $4.3 million, respectively, due to the increase in deferred tax assets, primarily the net operating loss and research and experimentation tax credit carryforwards.

        As of January 31, 2013, we had federal and state net operating loss carryforwards of approximately $65.0 million and $44.7 million, respectively. At January 31, 2013, we also had federal research and experimentation tax credit carryforwards of $3.7 million. The net operating loss carryforwards and tax credits expire at various dates through January 31, 2033.

        We believe that we have not taken an uncertain tax position on prior tax filings and therefore have not recorded a liability for unrecognized tax benefits.

        We file federal, state, and foreign income tax returns in jurisdictions with varying statutes of limitations. With few exceptions, tax years 2001 through 2012 remain subject to examination by federal and most state tax authorities due to our net operating loss carryforwards. In the foreign jurisdictions, the 2009 through 2012 tax years remain subject to examination.

(12) Net Loss Per Share Attributable to Common Stockholders

        We calculate basic and diluted net loss per common share by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. We have excluded all potentially dilutive shares, which include redeemable convertible preferred stock, warrants for redeemable convertible preferred stock and common stock, outstanding common stock options, outstanding restricted stock units and restricted common stock, from the weighted-average number of shares of common outstanding as their inclusion in the computation for all periods would be antidilutive due to net losses. Our redeemable, convertible preferred stock and unvested common stock issued pursuant to the "early exercise" of options are participating securities and are excluded from the earnings per share calculation as they do not have an obligation to share or fund in our net losses.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(12) Net Loss Per Share Attributable to Common Stockholders (Continued)

        The following common stock equivalents were excluded from consideration in diluted net loss per share attributable to common stockholders because they had an antidilutive impact:

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2011	2012	2013	2012	2013
				(unaudited)
Options to purchase common stock	1,145,038	1,872,091	1,597,354	1,865,031	1,621,755
Warrants to purchase redeemable convertible preferred stock	137,646	137,646	137,646	137,646	—
Warrants to purchase common stock	26,000	48,400	48,400	48,400	137,646
Restricted common stock	46,692	15,564	9,600	7,782	9,600
Restricted stock units	—	—	—	—	119,998
Redeemable convertible preferred stock	12,933,618	14,335,869	14,335,869	14,335,869	—

	14,288,994	16,409,570	16,128,869	16,394,728	1,888,999

        Basic and diluted net loss per share is calculated as follows (in thousands, except per share data):

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2011	2012	2013	2012	2013
				(unaudited)
Numerator:
Net loss	$(9,939)	$(11,592)	$(10,780)	$(1,721)	$(5,790)
Accretion of redeemable convertible preferred stock	(81)	(22)	—	—	—
Preferred stock deemed dividend	—	(762)	—	—	—

Net loss attributable to common stockholders	$(10,020)	$(12,376)	$(10,780)	$(1,721)	$(5,790)

Denominator:
Weighted-average common shares outstanding, basic and diluted	1,444	1,869	2,101	1,991	5,904

Net loss per common share, basic and diluted	$(6.94)	$(6.62)	$(5.13)	$(0.86)	$(0.98)

(13) Employee Benefit Plan

        In 2004, we adopted the Rally Software Development Corp. 401(k) Plan (the 401(k) Plan). The 401(k) Plan is available to all full-time employees with eligibility commencing on the first day of employment following attainment of age 21. Employees may contribute up to 90% of their eligible compensation, not to exceed the amounts allowed by law. Currently, there is no employer contribution or matching provisions in the 401(k) Plan.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(14) Commitments and Contingencies

  (a) Operating leases

        We lease office space and certain equipment under operating leases having terms that expire at various dates through March 2022. We entered into a sub-lease agreement for our headquarters, which commenced on January 1, 2011 and was scheduled to expire on October 31, 2013. In connection with entering into this lease, we received a tenant improvement allowance of approximately $1.6 million. Approximately $1.0 million was reimbursed to us for costs incurred and approximately $0.6 million was being utilized to offset future monthly rent payments. The rent reflected in the lease, net of tenant improvement allowance, was being recorded on a straight-line basis over the life of the lease. In April 2012, our sub-lease was terminated in connection with the sale of the building to a new owner (see new lease commitment in the next paragraph). Given that the original lessee was relieved of its primary obligation under the original lease, the transaction was deemed a termination of the original lease agreement. As such, in April 2012 we derecognized the remaining deferred rent expense of approximately $0.8 million and reflected this as income in the consolidated statements of operations.

        In February 2012, we entered into a new 10-year lease on our current corporate headquarters in Boulder, Colorado, which was contingent on the lessor's acquisition of the building, which was completed in April 2012. The lease commitment, over the course of 10 years, is approximately $13.6 million in base rent plus operating expenses of the building. Partially offsetting this amount, we received a cash payment of approximately $0.8 million from the landlord in conjunction with entering into the new lease. The lease also required a security deposit in the form of a letter of credit for $2.5 million. The lease commencement was in April 2012.

        In March 2012, we entered into a new 64-month lease agreement for office space in Raleigh, North Carolina. The total commitment over the course of the 64 months is $0.8 million plus our pro rata share of the building's operating expenses. The lease commencement was in June 2012.

        In May 2012, we entered into a new 39-month lease agreement for office space in Denver, Colorado. The total commitment over the course of the 39 months is $0.3 million plus our pro rata share of the building's operating expenses. The lease commencement date was in August 2012.

        In October 2012, we entered into a new 53-month lease agreement for office space in the Seattle, Washington area. The total commitment over the course of 53 months is $0.5 million plus our pro rata share of the building's operating expenses. The lease commencement was in November 2012.

        Total rent expense for the fiscal years ended January 31, 2011, 2012 and 2013 was $1.5 million, $0.4 million and $1.6 million, respectively, and $0.2 million and $0.5 million for the three months ended April 30, 2012 and 2013, respectively.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(14) Commitments and Contingencies (Continued)

  Future Minimum Lease Payments

        As of January 31, 2013, future minimum lease payments under operating leases, gross of lease incentives, were as follows (in thousands):

Operating leases
Fiscal year ended January 31:
2014	$1,924
2015	1,717
2016	1,695
2017	1,626
2018	1,505
Thereafter	5,994

Total minimum lease payments	$14,461

        As of April 30, 2013, future minimum lease payments under operating leases were as follows (in thousands, unaudited):

Fiscal year ended January 31:
2014 (remaining nine months)	$1,536
2015	1,922
2016	1,905
2017	1,662
2018	1,505
Thereafter	5,994

Total minimum lease payments	$14,524

  (b) Legal

        In the normal course of business, we may, from time to time, be subject to pending and threatened legal actions and proceedings. As of January 31, 2012 and 2013 and April 30, 2013, there were no pending or threatened legal actions or proceedings against us. On May 8, 2013, a lawsuit captioned Sampo IP, LLC v. Ambit Energy Holdings,  LLC, et al., No. 2:13-cv-00386 (E.D. Tex.) was initiated against several of our customers alleging that their use of the Rally Agile Application Lifecycle Management Platform infringes U.S. Patent Nos. 6,161,149, 6,772,229, and 8,015,495, and requesting an award of money damages. On May 24, 2013, we filed a lawsuit against Sampo IP, LLC (Rally Software Development Corp. v. Sampo IP, LLC, Civil Action No. 1:13-cv-1359 (D. Colo.)) that requests declarations of non-infringement and invalidity regarding Sampo IP's patents. We believe that Sampo IP's infringement claims are without merit and we intend to vigorously defend against these claims. We are currently unable to determine the outcome with any degree of certainty.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(14) Commitments and Contingencies (Continued)

  (c) Product Indemnification

        Our arrangements with customers generally include an indemnification and defense provisions covering allegations of patent, copyright, or trademark infringement directed to customers' use of our product. Historically, we have not incurred any costs related to indemnification claims; however, recently several of our customers have been named as defendants in Sampo IP, LLC v. Ambit Energy Holdings, LLC, et al., No. 2:13-cv-00386 (E.D. Tex.), and we expect to indemnify and defend our customers against these claims.

  (d) Insurance and Self-insurance reserves

        Effective January 1, 2013, we are exposed to employee medical health care benefit claims as a result of a transition to self-insurance. We pay actual claims and estimate our liabilities for claims incurred but not reported based on historical claims history. Estimating our insurance and self-insurance liabilities requires significant judgments, and actual claim settlements and associated expenses may differ from our current estimates. We have individual employee stop-loss as well as overall stop-loss coverage to limit our total exposure. We had insurance liabilities totaling approximately $0.2 million and $0.1 million at January 31, 2013 and April 30, 2013, respectively included in accrued liabilities in the accompanying consolidated balance sheets.

(15) Subsequent Events

        We have evaluated subsequent events that occurred after January 31, 2013 through March 22, 2013, the date on which the consolidated financial statements were issued. As to the effects of the reverse stock split and the amended and restated certificate of incorporation described below, such evaluation was performed through April 1, 2013.

  (a) Reverse Stock Split

        On March 27, 2013, our Board of Directors approved a 1-for-2.5 reverse stock split of our common and redeemable convertible preferred stock. The reverse stock split became effective upon filing of our amended and restated certificate of incorporation on April 1, 2013. Upon the effectiveness of the reverse stock split, (i) every two and one-half shares of outstanding common stock and redeemable convertible preferred stock were decreased to one share of common stock and redeemable convertible preferred stock, respectively, (ii) the number of shares of common stock into which each outstanding option and warrant to purchase common stock is exercisable was proportionally decreased on a 1-for-2.5 basis and the exercise price of each outstanding option and warrant to purchase common stock was proportionately increased on a 1-for-2.5 basis and (iii) the number of shares of redeemable convertible preferred stock into which each outstanding warrant to purchase redeemable convertible preferred stock is exercisable was proportionally decreased on a 1-for-2.5 basis and the exercise price of each outstanding warrant to purchase redeemable convertible preferred stock was proportionately increased on a 1-for-2.5 basis. All of the share numbers, share prices, and exercise prices have been retroactively adjusted to reflect the reverse stock split in the accompanying consolidated financial statements.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(15) Subsequent Events (Continued)

  (b) Amended and Restated Certificate of Incorporation

        On April 1, 2013 we filed our amended and restated certificate of incorporation to amend the definition of a qualified public offering. A qualified public offering is now defined as occurring immediately upon the closing on or prior to June 30, 2013 of a firmly underwritten public offering with aggregate gross proceeds of at least $40.0 million or immediately upon the closing on or after July 1, 2013 of a firmly underwritten public offering in which the per share price is at least $16.48 per share (as adjusted for stock splits, dividends, recapitalizations and the like) and with aggregate gross proceeds of at least $40.0 million.

  (c) Net Exercise of Common Stock Warrant (unaudited)

        On May 23, 2013, we issued 28,436 shares of our common stock upon the net exercise of a common stock warrant to acquire 32,750 shares having an exercise price of $2.50 per share. We did not receive any cash proceeds in connection with this exercise.

  (d) Stock Option and Restricted Stock Unit Grants (unaudited)

        On June 10, 2013, we granted certain employees stock options to purchase 112,350 shares under the 2013 Plan. The stock options were issued at an exercise price of $24.01 per share. In addition, we also issued to an employee 5,000 RSUs under the 2013 Plan.

  (e) Operating Lease Commitment (unaudited)

        On June 10, 2013, we executed an amended and restated office lease which includes the construction of a new 89,000 square foot office building adjacent to our existing corporate headquarters in Boulder, Colorado. The rent commencement date is anticipated to be November 1, 2014; however, the rent commencement date as well as the termination date is subject to change based on the construction schedule. The lease term is 10 years from the rent commencement date. In addition, the lease for our current facility which was originally scheduled to terminate on March 31, 2022 has been extended such that the termination dates for both buildings is contemporaneous and ending on, absent construction delays, October 31, 2024. Within 30 days from June 10, 2013 we are required to deposit $4.2 million in cash in an escrow account which will represent the security deposit for both buildings. The cash security deposit will replace the current security deposit which is a $2.5 million letter of credit. Absent any defaults pursuant to the lease and assuming certain financial covenants are achieved we have the ability to reduce the cash security deposit by 50% after five years from the rent commencement date. The tenant finish allowance included in the amended and restated office lease is approximately $4.6 million. The additional future minimum lease payments for both the new building as well as the current building extension are approximately $27.6 million.

  (f) Net Exercise of Common Stock Warrants (unaudited)

        On June 11, 2013, we issued an aggregate of 10,814 shares of our common stock upon the net exercises of common stock warrants to acquire an aggregate of 13,013 shares having an exercise price of $3.78 per share. We did not receive any cash proceeds in connection with these exercises.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2013 and for the
three months ended April 30, 2012 and 2013 is unaudited

(15) Subsequent Events (Continued)

  (g) Stock Option and Restricted Stock Unit Grants (unaudited)

        On June 28, 2013, we granted certain employees and board members stock options to purchase 129,350 shares under the 2013 Plan. The stock options were issued at an exercise price of $24.82 per share. In addition, we also issued certain employees and board members 101,000 RSUs under the 2013 Plan.

  (h) Net Exercise of Common Stock Warrants (unaudited)

        On July 10, 2013, we issued an aggregate of 11,030 shares of our common stock upon the net exercises of common stock warrants to acquire an aggregate of 13,014 shares having an exercise price of $3.78 per share. We did not receive any cash proceeds in connection with these exercises.

Deutsche Bank Securities	Piper Jaffray

Needham & Company	JMP Securities	William Blair

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other expenses of issuance and distribution.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Amount Paid or to be Paid
SEC registration fee	$—	*
FINRA filing fee	—	*
New York Stock Exchange supplemental listing fee	—	*
Blue sky fees and expenses	—	*
Printing expenses	—	*
Legal fees and expenses	—	*
Accounting fees and expenses	—	*
Transfer agent and registrar fees and expenses	—	*
Miscellaneous fees and expenses	—	*

Total	$—	*

*
To be provided by amendment.

Item 14.    Indemnification of directors and officers.

        Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated certificate of incorporation does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, which remain available under Delaware law. These limitations also do not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.

        We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of us, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

        The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us, our officers and directors against liabilities under the Securities Act.

        Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement*	1.1
Amended and Restated Certificate of Incorporation	3.1
Amended and Restated Bylaws	3.2
Form of Indemnification Agreement	10.5

*
To be filed by amendment.

Item 15.    Recent sales of unregistered securities.

        The following list sets forth information regarding all unregistered securities sold by us from February 1, 2010 to July 10, 2013:

          (1)   We have granted to our directors, officers and employees options to purchase 1,443,458 shares of common stock under our Amended and Restated 2002 Stock Option Plan, as amended, or our 2002 Plan, with per share exercise prices ranging from $0.78 to $10.78, and issued 1,036,088 shares of common stock upon exercise of such options for aggregate consideration of $923,323.55, at exercise prices ranging from $0.55 to $6.23. Of the options granted, options to purchase 92,240 shares of common stock were granted to two non-employee directors with a per share exercise price of $5.93, options to purchase 611,997 shares of common stock were granted to six executive officers with per share exercise prices ranging from $5.48 to $8.83 and options to purchase 739,221 shares of common stock were granted to 405 other employees with per share exercise prices ranging from $0.78 to $10.78.

          (2)   On July 10, 2013, we issued an aggregate of 11,030 shares of our common stock upon the net exercises of common stock warrants having an exercise price of $3.78 per share. We received no additional consideration in connection with these exercises.

          (3)   On June 11, 2013, we issued an aggregate of 10,814 shares of our common stock upon the net exercises of common stock warrants having an exercise price of $3.78 per share. We received no additional consideration in connection with these exercises.

          (4)   On May 23, 2013, we issued 28,436 shares of common stock upon the net exercises of common stock warrants having an exercise price of $2.50 per share. We received no additional consideration in connection with these exercises.

          (5)   On April 17, 2013, we issued 47,189 shares of common stock upon the net exercises of common stock warrants having a weighted average exercise price of $2.85 per share. We received no additional consideration in connection with these exercises.

          (6)   On February 5, 2013, we issued 119,993 shares of our common stock to nine investors in connection with an acquisition of certain assets of Flowdock Oy, a company based in Helsinki, Finland.

          (7)   On February 5, 2013, we granted 119,998 restricted stock units to nine employees pursuant to restricted stock unit award agreements under our 2002 Plan. We received no cash consideration for the issuance of such awards.

          (8)   On July 31, 2012, we issued 9,600 shares of restricted common stock to two employees pursuant to restricted stock award agreements under our 2002 Plan. We received no cash consideration for the issuance of such shares of restricted stock.

          (9)   On May 27, 2011, we issued an aggregate of 1,553,393 shares of our Series E preferred stock at a purchase price of $12.80 per share for aggregate consideration of $20.0 million to 12 accredited investors.

          (10) On May 20, 2011, we issued one warrant to purchase 22,400 shares of our common stock at an exercise price of $0.01 per share to one accredited investor.

          (11) On March 31, 2010, we issued 30,000 shares of our common stock to one investor as partial consideration pursuant to an Asset Purchase Agreement whereby we acquired certain assets of Enkari, Ltd., an Ohio limited liability company.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

        The offers, sales and issuances of the securities described in paragraphs (1), (7) and (8) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 because the transactions were made under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our 2002 Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

        The offers, sales and issuances of the securities described in paragraphs (2)-(5) were deemed to be exempt from registration under the Securities Act in reliance upon Section (3)(a)(9) of the Securities Act.

        The offers, sales and issuances of the securities described in paragraph (6) either were made outside the United States pursuant to Regulation S under the Securities Act or were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering.

        The offers, sales and issuances of the securities described in paragraphs (9)-(11) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions, other than with respect to (11), represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates or warrants issued in each of these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising. Each of the recipients of securities in these transactions, other than with respect to (11), represented that such recipient was an accredited investor under Rule 501 of Regulation D.

Item 16.    Exhibits and Financial Statement Schedules

(a)   Exhibits

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement.

3.1		Amended and Restated Certificate of Incorporation of Rally Software Development Corp., as currently in effect.(1)

3.2		Amended and Restated Bylaws of Rally Software Development Corp., as currently in effect.(1)

4.1		Form of Rally Software Development Corp.'s Common Stock Certificate.(2)

5.1	*	Form of Opinion of Cooley LLP.

10.1		Fourth Amended and Restated Investor Rights Agreement, by and among Rally Software Development Corp. and the investors named therein, dated as of May 27, 2011.(2)

10.1.1		Amendment No. 1 to Fourth Amended and Restated Investor Rights Agreement, by and among Rally Software Development Corp. and the stockholders named therein, dated as of April 1, 2013.(2)

10.2.1	+	Rally Software Development Corp. Amended and Restated 2002 Stock Option Plan.(3)

10.2.2	+	Forms of Stock Option Agreement and Option Grant Notice under Amended and Restated 2002 Stock Option Plan.(2)

10.3.1	+	Rally Software Development Corp. 2013 Equity Incentive Plan.(3)

10.3.2	+	Form of Stock Option Agreement and Option Grant Notice under 2013 Equity Incentive Plan.(2)

10.3.3	+	Form of Restricted Stock Unit Award Agreement and Notice of Grant Award under 2013 Equity Incentive Plan.(2)

10.4.1	+	Rally Software Development Corp. 2013 Employee Stock Purchase Plan.(3)

10.5	+	Form of Indemnification Agreement made by and between Rally Software Development Corp. and each of its directors and officers.(2)

10.6		Amended and Restated Office Lease by and between Rally Software Development Corp. and 3333 Walnut, LLC, dated as of June 10, 2013.(1)

10.7.1		Amended and Restated Loan and Security Agreement by and between Rally Software Development Corp. and Square 1 Bank, dated as of December 22, 2010, as amended on July 28, 2011, December 16, 2011, February 3, 2012, April 24, 2012 and January 30, 2013.(2)

10.7.2		Sixth Amendment to Amended and Restated Loan and Security Agreement by and between Rally Software Development Corp. and Square 1 Bank, dated as of June 19, 2013.

10.8		Warrant to purchase Common Stock dated November 15, 2006, issued to Entrepreneurs Foundation of Colorado LLC.(2)

10.9		Warrant to purchase Common Stock dated May 20, 2011, issued to The Community Foundation.(2)

Exhibit No.		Description of Exhibit
10.10		Amended and Restated Warrant to Purchase Stock dated May 15, 2013, held by SVB Financial Group.

10.11		Amended and Restated Warrant to Purchase Stock dated May 16, 2013, issued to Square 1 Bank.

10.12		Form of Warrant to purchase Common Stock, dated May 20, 2008, and a schedule of warrant holders.(2)

10.13		Amended and Restated Warrant to Purchase Stock, dated May 16, 2013 issued to Square 1 Bank.

10.14.1	+	Management bonus program for the first quarter of fiscal 2012.(2)

10.14.2	+	Management bonus program for the second quarter of fiscal 2012.(2)

10.14.3	+	Written description of management bonus program for the third quarter of fiscal 2012.(2)

10.14.4	+	Management bonus program for the fourth quarter of fiscal 2012.(2)

10.14.5	+	Management bonus program for the first half of fiscal 2013.(2)

10.14.6	+	Management bonus program for the second half of fiscal 2013.(2)

10.14.7	+	Management bonus program for the first half of fiscal 2014.(2)

10.15.1	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2012.(2)

10.15.2	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2012.(2)

10.15.3	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the third quarter of fiscal 2012.(2)

10.15.4	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the fourth quarter of fiscal 2012.(2)

10.15.5	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2013.(2)

10.15.6	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2013.(2)

10.15.7	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the third quarter of fiscal 2013.(2)

10.15.8	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the fourth quarter of fiscal 2013.(2)

10.15.9	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2014.(2)

10.15.10	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2014.(4)

10.16	+	Rally Software Development Corp. Change in Control Severance Plan.(2)

21.1		List of subsidiaries.(2)

Exhibit No.		Description of Exhibit
23.1	*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2		Consent of KPMG LLP, independent registered public accounting firm.

24.1		Power of Attorney (see page II-8).

101.INS	*	XBRL Instance Document.

101.SCH	*	XBRL Taxonomy Schema Linkbase Document.

101.CAL	*	XBRL Taxonomy Calculation Linkbase Document.

101.DEF	*	XBRL Taxonomy Definition Linkbase Document.

101.LAB	*	XBRL Taxonomy Labels Linkbase Document.

101.PRE	*	XBRL Taxonomy Presentation Linkbase Document.

*
To be filed by amendment.

+
Indicates management contract or compensatory plan.

(1)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q (File No. 001-35868) as filed with the Securities and Exchange Commission on June 13, 2013.

(2)
Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-187173), originally filed with the Securities and Exchange Commission on March 11, 2013.

(3)
Incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 333-187889), originally filed with the Securities and Exchange Commission on April 12, 2013.

(4)
Incorporated by reference to the Registrant's Current Report on Form 8-K (File No. 001-35868) as filed with the Securities and Exchange Commission on June 6, 2013.

(b)   Financial statement schedule.

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on the 12th day of July, 2013.

RALLY SOFTWARE DEVELOPMENT CORP.
By:	/s/ TIMOTHY A. MILLER Timothy A. Miller President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy A. Miller and James M. Lejeal, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TIMOTHY A. MILLER Timothy A. Miller	President, Chief Executive Officer and Chairman (Principal Executive Officer)	July 12, 2013
/s/ JAMES M. LEJEAL James M. Lejeal	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	July 12, 2013
/s/ KENNETH M. MESIKAPP Kenneth M. Mesikapp	Chief Accounting Officer, Vice President and Assistant Secretary (Principal Accounting Officer)	July 12, 2013
/s/ THOMAS F. BOGAN Thomas F. Bogan	Director	July 12, 2013
/s/ MARK T. CARGES Mark T. Carges	Director	July 12, 2013

Signature	Title	Date

/s/ BRYAN D. STOLLE Bryan D. Stolle	Director	July 12, 2013
/s/ TIMOTHY V. WOLF Timothy V. Wolf	Director	July 12, 2013

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement.

3.1		Amended and Restated Certificate of Incorporation of Rally Software Development Corp., as currently in effect.(1)

3.2		Amended and Restated Bylaws of Rally Software Development Corp., as currently in effect.(1)

4.1		Form of Rally Software Development Corp.'s Common Stock Certificate.(2)

5.1	*	Form of Opinion of Cooley LLP.

10.1		Fourth Amended and Restated Investor Rights Agreement, by and among Rally Software Development Corp. and the investors named therein, dated as of May 27, 2011.(2)

10.1.1		Amendment No. 1 to Fourth Amended and Restated Investor Rights Agreement, by and among Rally Software Development Corp. and the stockholders named therein, dated as of April 1, 2013.(2)

10.2.1	+	Rally Software Development Corp. Amended and Restated 2002 Stock Option Plan.(3)

10.2.2	+	Forms of Stock Option Agreement and Option Grant Notice under Amended and Restated 2002 Stock Option Plan.(2)

10.3.1	+	Rally Software Development Corp. 2013 Equity Incentive Plan.(3)

10.3.2	+	Form of Stock Option Agreement and Option Grant Notice under 2013 Equity Incentive Plan.(2)

10.3.3	+	Form of Restricted Stock Unit Award Agreement and Notice of Grant Award under 2013 Equity Incentive Plan.(2)

10.4.1	+	Rally Software Development Corp. 2013 Employee Stock Purchase Plan.(3)

10.5	+	Form of Indemnification Agreement made by and between Rally Software Development Corp. and each of its directors and officers.(2)

10.6		Amended and Restated Office Lease by and between Rally Software Development Corp. and 3333 Walnut, LLC, dated as of June 10, 2013.(1)

10.7.1		Amended and Restated Loan and Security Agreement by and between Rally Software Development Corp. and Square 1 Bank, dated as of December 22, 2010, as amended on July 28, 2011, December 16, 2011, February 3, 2012, April 24, 2012 and January 30, 2013.(2)

10.7.2		Sixth Amendment to Amended and Restated Loan and Security Agreement by and between Rally Software Development Corp. and Square 1 Bank, dated as of June 19, 2013.

10.8		Warrant to purchase Common Stock dated November 15, 2006, issued to Entrepreneurs Foundation of Colorado LLC.(2)

10.9		Warrant to purchase Common Stock dated May 20, 2011, issued to The Community Foundation.(2)

10.10		Amended and Restated Warrant to Purchase Stock dated May 15, 2013, held by SVB Financial Group.

Exhibit No.		Description of Exhibit
10.11		Amended and Restated Warrant to Purchase Stock dated May 16, 2013, issued to Square 1 Bank.

10.12		Form of Warrant to purchase Common Stock, dated May 20, 2008, and a schedule of warrant holders.(2)

10.13		Amended and Restated Warrant to Purchase Stock, dated May 16, 2013 issued to Square 1 Bank.

10.14.1	+	Management bonus program for the first quarter of fiscal 2012.(2)

10.14.2	+	Management bonus program for the second quarter of fiscal 2012.(2)

10.14.3	+	Written description of management bonus program for the third quarter of fiscal 2012.(2)

10.14.4	+	Management bonus program for the fourth quarter of fiscal 2012.(2)

10.14.5	+	Management bonus program for the first half of fiscal 2013.(2)

10.14.6	+	Management bonus program for the second half of fiscal 2013.(2)

10.14.7	+	Management bonus program for the first half of fiscal 2014.(2)

10.15.1	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2012.(2)

10.15.2	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2012.(2)

10.15.3	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the third quarter of fiscal 2012.(2)

10.15.4	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the fourth quarter of fiscal 2012.(2)

10.15.5	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2013.(2)

10.15.6	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2013.(2)

10.15.7	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the third quarter of fiscal 2013.(2)

10.15.8	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the fourth quarter of fiscal 2013.(2)

10.15.9	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2014.(2)

10.15.10	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2014.(4)

10.16	+	Rally Software Development Corp. Change in Control Severance Plan.(2)

21.1		List of subsidiaries.(2)

23.1	*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2		Consent of KPMG LLP, independent registered public accounting firm.

24.1		Power of Attorney (see page II-8).

Exhibit No.		Description of Exhibit
101.INS	*	XBRL Instance Document.

101.SCH	*	XBRL Taxonomy Schema Linkbase Document.

101.CAL	*	XBRL Taxonomy Calculation Linkbase Document.

101.DEF	*	XBRL Taxonomy Definition Linkbase Document.

101.LAB	*	XBRL Taxonomy Labels Linkbase Document.

101.PRE	*	XBRL Taxonomy Presentation Linkbase Document.

*
To be filed by amendment.

+
Indicates management contract or compensatory plan.

(1)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q (File No. 001-35868) as filed with the Securities and Exchange Commission on June 13, 2013.

(2)
Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-187173), originally filed with the Securities and Exchange Commission on March 11, 2013.

(3)
Incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 333-187889), originally filed with the Securities and Exchange Commission on April 12, 2013.

(4)
Incorporated by reference to the Registrant's Current Report on Form 8-K (File No. 001-35868) as filed with the Securities and Exchange Commission on June 6, 2013.